Exhibit 99.1

Zoetis to Acquire Nexvet for US$6.72 in Cash Per Share

PARSIPPANY, N.J. & TULLAMORE, Ireland—(BUSINESS WIRE)—

COMPANY NAME: ZOETIS INC.

HEADLINE: ZOETIS TO ACQUIRE NEXVET FOR US$85 MILLION

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY RESTRICTED JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

FOR IMMEDIATE RELEASE

13 April 2017

ZOETIS TO ACQUIRE NEXVET FOR US$6.72 IN CASH PER SHARE

•	Acquisition strengthens Zoetis’ R&D pipeline in biologics, including monoclonal antibodies for pain and other therapeutic areas in companion animals.

•	Zoetis continues investing in emerging areas to fuel future growth and sustain its leadership in animal health.

Parsippany, New Jersey, US and Tullamore, Ireland 13 April 2017 – Zoetis Inc. (“Zoetis”) (NYSE: ZTS) and Nexvet Biopharma plc (“Nexvet”) (NASDAQ: NVET) today announced an agreement on the terms of a recommended offer to be made by Zoetis, through a wholly-owned subsidiary, for all of the issued and to be issued ordinary shares of Nexvet for US$6.72 in cash per ordinary share, which values the entire issued and to be issued ordinary share capital of Nexvet at approximately US$85 million (the “Acquisition”). This per share purchase price represents a 66% premium over Nexvet’s 12 April 2017 Closing Price, a 71% premium over Nexvet’s one month volume weighted average price per share and an 87% premium over Nexvet’s three month volume weighted average price per share. The board of directors of Nexvet has unanimously approved the Acquisition, which is being implemented by means of a scheme of arrangement under Irish law. The Acquisition is subject to approval by Nexvet’s shareholders and the Irish High Court and other customary conditions, and it is currently expected that the Acquisition will be completed during the second half of this calendar year.

Nexvet is a biologic therapeutics company with a pipeline of monoclonal antibody (mAb) therapies being developed for companion animals in pain and other therapeutic areas. This acquisition strengthens Zoetis’ research and development pipeline and will broaden its portfolio of solutions for pain. The global market for companion animal pain therapeutics is currently estimated at approximately $400 million annually.

Nexvet’s pipeline product ranevetmab (a mAb targeting nerve-growth factor (NGF)) for pain treatment for dogs would, upon approval, be the industry’s first monoclonal antibody therapy administered monthly by injection for chronic pain. It would be a highly differentiated alternative to Zoetis’ daily oral therapy Rimadyl® (carprofen), the first non-steroidal anti-inflammatory (NSAID) product originally approved in 1997 to treat arthritis pain and inflammation in dogs. In addition, Nexvet’s feline-specific injectable mAb (frunevetmab, also a mAb targeting NGF) could open up a new opportunity in feline pain that is underserved today.

Nexvet’s platform technology, which it refers to as “PETization”, is an algorithmic approach that enables Nexvet to rapidly create monoclonal antibodies, a type of biologic, that are designed to be recognised as “self” or “native” by an animal’s immune system, a property referred to as “100% species-specificity”. PETization is designed to build upon the safety and efficacy data from clinically tested human therapies to create new therapies for companion animals, which is intended to reduce clinical risk and development cost.

Zoetis continues to allocate its capital judiciously through a mix of internal R&D and business development activities to grow its business and create value for shareholders.

1. Terms of the Acquisition

1.1 Under the terms of the proposed acquisition, which has been unanimously approved by the board of directors of Nexvet, Nexvet Shareholders will receive US$6.72 in cash per ordinary share which values the entire issued and to be issued ordinary share capital of Nexvet at approximately US$85 million. The purchase price represents a 66% premium over Nexvet’s Closing Price on 12 April 2017, a 71% premium over Nexvet’s one month volume weighted average price per share, and an 87% premium over Nexvet’s three month volume weighted average price per share.

1.2 The Consideration payable by Zoetis under the terms of the Acquisition will be funded by cash on hand and Zoetis Bidco’s own financial resources.

1.3 The Nexvet board of directors, who have been so advised by Evercore as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing its advice to the Nexvet Directors, Evercore, has taken into account the commercial assessments of the Nexvet Directors.

1.4 Accordingly, the Nexvet Directors unanimously recommend that Nexvet Shareholders vote in favour of the resolutions relating to the Acquisition at the relevant shareholder and scheme meetings.

1.5 It is intended that the Acquisition will be implemented by means of a scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act 2014. It is intended that the Scheme Document, which will form part of the Proxy Statement filed by Nexvet with the SEC containing the full terms and conditions of the Acquisition (including notices of the shareholder and scheme meetings), will, along with the balance of the Proxy Statement, be mailed as soon as possible after the date of this Announcement to Nexvet Shareholders, and, for information only, to holders of Nexvet Convertible Securities. The Proxy Statement, including the Scheme Document, will be made available by Nexvet at www.nexvet.com.

1.6 The Acquisition will be put to Nexvet Shareholders at both the Scheme Meeting and the EGM. In order to become effective, the Scheme must be approved by a majority in number of Nexvet Shareholders voting at the Scheme Meeting, either in person or by proxy, representing at least 75% in value of Nexvet Shares voted in each relevant share class. In addition, shareholder resolutions implementing the Scheme, approving the related reduction of share capital and adopting certain changes to Nexvet’s articles of association must be approved by Nexvet shareholders, certain of which will require at least 75% of votes cast at the EGM.

1.7 The Acquisition is conditional, among other things, on the satisfaction or waiver of the conditions set out in Schedule 1. The Scheme will also require the sanction of the Irish High Court. Subject to the satisfaction, or where relevant waiver, of all relevant conditions and the sanction of the Irish High Court, it is currently expected that the Scheme will become effective and the Acquisition will be completed during the second half of this calendar year. An expected timetable of principal events will be included in the Scheme Document.

1.8 If the Scheme becomes effective, it will be binding on all Nexvet Shareholders, irrespective of whether or not they attended and/or voted at the Scheme Meeting or EGM (and if they attended and voted, whether or not they voted in favour).

1.9 Zoetis and Zoetis Bidco have received irrevocable undertakings from Christopher Brown, George Gunn, Ashraf Hanna, Mark Heffernan, Cormac Kilty, Joseph McCracken, Rajiv Patel and John Payne, being members of the Nexvet Board, that they will vote in favour of the matters and resolutions to be considered at the Scheme Meeting and EGM in their capacity as shareholders (or, in the event that, subject to the terms of the Transaction Agreement and with the consent of the Panel, the Acquisition is implemented by way of a takeover offer on terms and conditions at least as favourable, in aggregate, as the Scheme, to accept the offer or procure acceptance of the offer) in respect of their entire beneficial holdings of Nexvet Shares amounting to, in aggregate, 543,813 Nexvet Shares, representing approximately 4.6% of the issued and outstanding ordinary share capital of Nexvet on 12 April 2017 (being the last practicable date prior to the publication of this Announcement).

1.10 In addition, Zoetis and Zoetis Bidco have received irrevocable undertakings from certain other Nexvet Shareholders, namely Farallon Capital Management LLC (acting through related companies), Adage Capital Partners GP LLC and Broadfin Capital LLC that they will vote in favour of the matters and resolutions to be considered at the

Scheme Meeting and the EGM (or, in the event that, subject to the terms of the Transaction Agreement and with the consent of the Panel, the Acquisition is implemented by way of a takeover offer on terms and conditions at least as favourable, in aggregate, as the Scheme, to accept the offer or procure acceptance of the offer) in respect of their entire beneficial holdings of Nexvet Shares amounting to, in aggregate, 4,570,896 Nexvet Shares, representing approximately 38.4% of the issued and outstanding ordinary share capital of Nexvet on 12 April 2017 (being the last practicable date prior to the publication of this Announcement).

This summary should be read in conjunction with, and is subject to, the full text of the attached Announcement (including its appendices). The Acquisition is subject to the conditions set out in Schedule 1 to this Announcement and the further terms to be set out in the Scheme Document. The sources and bases of information contained in this Announcement are set out in Schedule 2. Certain definitions and expressions used in this Announcement are set out in Schedule 3. Finally, a copy of the Transaction Agreement is set out at Schedule 4.

Rule 30.2 of the Takeover Rules requires that, except with the consent of the Panel, and subject to Rule 2.7 of the Takeover Rules, Nexvet must dispatch the Scheme Document to Nexvet Shareholders within 28 days of the announcement of a firm intention to make an offer, being this Announcement.

On 12 April 2017, the Panel agreed to grant the Parties a derogation from Rule 30.2.

There is a requirement to file the Proxy Statement (which will also contain the Scheme Document) with the SEC in connection with the Scheme. The preparation of the Proxy Statement may take more than 28 days. Also, the SEC may elect to review the Proxy Statement prior to declaring it effective. This review process may take 60 days or more to complete. Under SEC rules, the Proxy Statement cannot be dispatched to Nexvet Shareholders until the Proxy Statement is declared effective by the SEC. The Panel granted the derogation on the basis that the Scheme Document cannot be dispatched until the Proxy Statement is declared effective by the SEC. The Scheme Document will be dispatched to Nexvet Shareholders as soon as practicable after the Proxy Statement is declared effective.

Publication on Website

A copy of the Announcement will be made available by Zoetis on its website free of charge, subject to certain restrictions relating to persons in Restricted Jurisdictions, at www.zoetis.com/news-and-media by no later than 12 noon (Eastern Time), on 14 April 2017. Nexvet will also make the Announcement and the documents required to be published pursuant to the Takeover Rules by Nexvet available on its website free of charge, subject to certain restrictions relating to persons in Restricted Jurisdictions, at www.nexvet.com by no later than 12 noon (Eastern Time), on 14 April 2017.

2. Contact Information

Media Contacts

Zoetis and Zoetis Bidco

Elinore White	Tel: +1 973 443 2835 elinore.y.white@zoetis.com
Bill Price	Tel: +1 973 443 2742 william.price@zoetis.com

Nexvet

Mark Heffernan	Tel: +1 415 602 5587 mark.heffernan@nexvet.com
Damian Lismore	Tel: +61 417 351 272 damian.lismore@nexvet.com

Investor Contacts

Zoetis and Zoetis Bidco

Steve Frank	Tel: +1 973 822 7141 steve.frank@zoetis.com

Nexvet

Mark Heffernan	Tel: +1 415 602 5587 mark.heffernan@nexvet.com
Damian Lismore	Tel: +61 417 351 272 damian.lismore@nexvet.com

Financial Adviser Contacts

Zoetis and Zoetis Bidco

Goldman Sachs
Nick Harper	Tel: +44 20 7774 1000
Jo Natauri	Tel: +1 212 902 1000

Nexvet

Evercore
John Honts	Tel: +1 212 857 3100
Simon Elliott	Tel: +44 20 7653 6000

Cowen and Company
George Milstein	Tel: +1 415 646 7394
Michael Campbell	Tel: +1 415 646 7262

3. About Zoetis

Zoetis (NYSE: ZTS) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products, genetic tests, biodevices and a range of services. Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in more than 100 countries. In 2016, Zoetis generated annual revenue of US$4.9 billion with approximately 9,000 employees. For more information, visit www.zoetis.com.

4. About Nexvet

Nexvet (NASDAQ: NVET) is a clinical-stage biopharmaceutical company focused on transforming the therapeutic market for companion animals, such as dogs and cats, by developing and commercialising novel, species-specific biologics. Nexvet’s platform technology, which it refers to as “PETization”, is an algorithmic approach that enables Nexvet to rapidly create monoclonal antibodies (“mAbs”) a type of biologic that are designed to be recognised as “self” or “native” by an animal’s immune system, a property referred to as “100% species-specificity”. PETization is designed to build upon the safety and efficacy data from clinically tested human therapies to create new therapies for companion animals, which is intended to reduce clinical risk and development cost.

Nexvet is leveraging diverse global expertise and incentives to build a vertically integrated biopharmaceutical company, which conducts drug discovery in Australia, conducts clinical development in the United States and Europe and conducts manufacturing in Ireland.

5. Zoetis and Nexvet Advisers

Zoetis and Zoetis Bidco’s financial adviser is Goldman Sachs. Morgan, Lewis & Bockius LLP, New York and Arthur Cox, Dublin are providing legal advice.

Nexvet’s co-lead advisers are Evercore, which is acting as financial adviser to Nexvet, including for the purposes of Rule 3 of the Takeover Rules, and Cowen, which is acting as financial adviser to Nexvet. DLA Piper, Seattle and Matheson, Dublin are providing legal advice.

5.1 Responsibility for this Announcement

(a) The directors of Zoetis and the directors of Zoetis Bidco accept responsibility for the information contained in this Announcement other than the information relating to

Nexvet, and the directors of Nexvet and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Zoetis and the directors of Zoetis Bidco (who have taken reasonable care to ensure that such is the case), the information contained in this Announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b) The directors of Nexvet accept responsibility for the information contained in this Announcement relating to Nexvet and the directors of Nexvet and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Nexvet (who have taken all reasonable care to ensure that such is the case), the information contained in this Announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

(c) Goldman Sachs, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting as financial adviser exclusively for Zoetis and Zoetis Bidco and no one else in connection with the Acquisition and the other matters referred to in this Announcement, and will not regard any other person as its client in relation to the Acquisition and the other matters referred to in this Announcement and will not be responsible to anyone other than Zoetis and Zoetis Bidco for providing the protections afforded to clients of Goldman Sachs, nor for providing advice in relation to the Acquisition or the other matters referred to in this Announcement.

(d) Evercore, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting as financial adviser for Nexvet, including for the purposes of Rule 3 of the Takeover Rules, and no one else in connection with the Acquisition and the other matters referred to in this Announcement, and will not regard any other person as its client in relation to the Acquisition and the other matters referred to in this Announcement and will not be responsible to anyone other than Nexvet for providing the protections afforded to clients of Evercore, nor for providing advice in relation to the Acquisition or the other matters referred to in this Announcement. Neither Evercore nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Evercore in connection with this Announcement, any statement contained therein or otherwise.

(e) Cowen, which is a securities broker-dealer registered with the SEC and subject to regulation by the SEC and FINRA, is acting as financial adviser for Nexvet and for no one else in connection with the Acquisition and the other matters referred to in this Announcement, and will not be responsible to anyone other than Nexvet for providing the protections afforded to clients of Cowen or for providing advice in relation to the Acquisition and the other matters referred to in this Announcement.

5.2 Important Information for U.S. Investors

(a) Important Legal Information. In connection with the proposed transactions, Nexvet will prepare the Proxy Statement (including the Scheme Document) to be filed with the SEC. When completed, a definitive Proxy Statement and a form of proxy will be mailed to the shareholders of Nexvet. BEFORE MAKING ANY VOTING DECISION, NEXVET SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING THE SCHEME DOCUMENT) CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Nexvet Shareholders will be able to obtain, without charge, a copy of the Proxy Statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Nexvet Shareholders will also be able to obtain, without charge, a copy of the Proxy Statement (including the Scheme Document) and other relevant documents (when available) by directing a request by mail or telephone to Geraldine Farrell, Unit 5, Sragh Technology Park, Rahan Road, Tullamore, County Offaly, Ireland, Tel: +353 5793 24522, or from Nexvet’s website, http://www.nexvet.com.

(b) Participant Information. Information about Nexvet’s directors and executive officers who may be deemed to participate in the solicitation of proxies in respect of the proposed transaction is set forth in Nexvet’s Annual Report on Form 10-K for the fiscal year ended 30 June 2016 and Nexvet’s proxy statement for Nexvet’s 2016 annual meeting of shareholders. Nexvet Shareholders may obtain additional information regarding the interests of Nexvet and its directors and executive officers in the transactions, which may be different than those of Nexvet Shareholders generally, by reading the Proxy Statement (including the Scheme Document) and other relevant documents regarding the proposed transactions, when filed with the SEC.

(c) Nexvet is incorporated under the laws of Ireland. Some or all of the directors of Nexvet are resident in countries other than the United States. As a result, it may not be possible for U.S. holders of Nexvet Shares to effect service of process within the United States upon Nexvet or such directors of Nexvet or to enforce against any of them U.S. judgments predicated upon the civil liability provisions of the U.S. securities laws. It may not be possible to sue Nexvet or its officers or directors in a non-U.S. court for violations of U.S. securities laws.

5.3 Forward-looking statements

(a) Zoetis and Zoetis Bidco: This Announcement contains forward-looking statements, which reflect the current views of Zoetis and Zoetis Bidco with respect to business plans or prospects, future operating or financial performance, future guidance, future operating models, expectations regarding products, future use of cash and dividend payments, tax rate and tax regimes, changes in the tax regimes and Laws in other jurisdictions, and other future events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Each of Zoetis and Zoetis Bidco expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

(b) Nexvet: This Announcement contains forward-looking statements including those regarding Nexvet’s future results of operations and financial position, ability to access financing on acceptable terms or at all, results of any current or future pivotal study, future expenditures relating to lead product candidates, time for completion of any of studies or facilities upgrades, ability to develop its pipeline of product candidates, business strategy, prospective products, ability to successfully manufacture its own product candidates, ability to meet conditions for the receipt of government grants, time for regulatory submissions, ability to qualify for conditional licensure or obtain product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, and future results of current and anticipated products. They also reflect uncertainties as to whether Nexvet Shareholders will approve the Acquisition, the possibility that competing offers may be made, or other factors that could cause the Acquisition not to occur. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Nexvet expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

(c) Factors that could cause or contribute to such differences include, but are not limited to: uncertainties as to the timing of the Acquisition; uncertainties as to whether Zoetis or Zoetis Bidco will be able to consummate the Acquisition; uncertainties as to whether Nexvet Shareholders will provide the requisite approvals for the Acquisition on a timely basis or at all; the possibility that competing offers will be made; the possibility that certain conditions to the consummation of the Acquisition will not be satisfied, including without limitation obtaining the requisite approval of the Scheme at the Scheme Meeting; the possibility that shareholders will file lawsuits challenging the Acquisition, including actions seeking to rescind the Scheme or enjoin the consummation of the Acquisition; the ability to meet expectations regarding the accounting and tax treatments of the Acquisition; changes in relevant tax and other laws or regulations; the integration of Nexvet being more difficult, time-consuming or costly than expected; the diversion of Zoetis, Zoetis Bidco and/or Nexvet management time and attention to issues relating to the Acquisition and integration; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the Acquisition; the difficulty retaining certain key employees of Nexvet, Zoetis and Zoetis Bidco following the Acquisition; the scope, timing and outcome of any ongoing legal proceedings involving Zoetis, Zoetis Bidco or Nexvet and the impact of any such proceedings on financial condition, results of operations and/or cash flows of Zoetis,

Zoetis Bidco or Nexvet; the possibility that costs, fees, expenses or charges Zoetis, Zoetis Bidco and/or Nexvet incur in connection with the Acquisition are greater than expected; the possibility that the Scheme may be terminated in circumstances that require Nexvet to reimburse certain expenses of Zoetis and/or Zoetis Bidco; the ability of Zoetis, Zoetis Bidco or Nexvet to protect intellectual property and preserve intellectual property rights; and changes in the economic and financial conditions of the businesses of Zoetis, Zoetis Bidco or Nexvet.

(d) Further, with regard to Nexvet, a number of important factors could cause Nexvet’s actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements. Such factors include, but are not limited to:

(i) the ability of Nexvet to access capital at affordable rates;

(ii) the inherent risks relating to the clinical development of Nexvet’s pipeline, and the risks relating to the regulatory, manufacturing and commercialisation steps required to reach sustained profitability; and

(iii) the significant costs and risks related to achieving the successful commercialisation of the pipeline. Launching Nexvet’s pipeline would require investment in large commercial infrastructure with significant associated upfront costs and risks.

(e) In addition, actual results are subject to other risks and uncertainties that relate more broadly to Zoetis’ and Nexvet’s overall businesses. With respect to Zoetis and Zoetis Bidco, a further list and description of risks, uncertainties and other matters can be found in Zoetis’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in Zoetis’ Quarterly Reports on Form 10-Q and in Zoetis’ Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis. With respect to Nexvet, additional information regarding factors that could cause actual results to differ materially from our expectations expressed in this release include those summarized under Risk Factors in its reports on Forms 10-Q and 10-K and the other documents filed from time to time with the SEC.

(f) Any forward-looking statements in this Announcement are based upon information available to Zoetis, Zoetis Bidco, Nexvet and/or their respective boards of directors, as the case may be, as of the date of this Announcement and, while believed to be true when made, may ultimately prove to be incorrect. Subject to any obligations under applicable Law, rules and regulations, none of Zoetis, Zoetis Bidco, Nexvet or any member of their respective boards of directors undertakes any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations. All subsequent written and oral forward-looking statements attributable to Zoetis, Zoetis Bidco, Nexvet, their respective boards of directors or any person acting on behalf of any of them are expressly qualified in their entirety by this paragraph.

5.4 No Profit Forecast / Asset Valuations

No statement in this Announcement is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Nexvet, Zoetis or Zoetis Bidco as appropriate. No statement in this Announcement constitutes an asset valuation.

5.5 Disclosure Requirements for Certain Holders of Nexvet Securities

(a) Under the provisions of Rule 8.3 of the Takeover Rules, if any person is, or becomes, “interested” (directly or indirectly) in, 1% or more of any class of “relevant securities” of Nexvet, all “dealings” in any “relevant securities” of Nexvet (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by not later than 3.30 p.m. (Eastern Time) on the “business day” following the date of the relevant transaction. This requirement will continue until the Offer Period ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of Nexvet, they will be deemed to be a single person for the purpose of Rule 8.3 of the Takeover Rules.

(b) Under the provisions of Rule 8.1 of the Takeover Rules, all “dealings” in “relevant securities” of Nexvet by Zoetis or Zoetis Bidco, or by any party acting in concert with any of them, must also be disclosed by no later than 12 p.m. (Eastern Time) on the “business” day following the date of the relevant transaction.

(c) A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

(d) “Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

(e) Terms in quotation marks are defined in the Takeover Rules, which can also be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

(f) If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.

5.6 Further Information

(a) This Announcement is not intended to, and does not, constitute an offer to purchase, sell, subscribe for or exchange, or the solicitation of an offer to purchase, sell, subscribe for or exchange or an invitation to purchase, sell, subscribe for or exchange any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable Law. This Announcement does not constitute a prospectus or an equivalent document and it is not intended to, and does not, constitute or form any part of an offer or invitation to sell or purchase or subscribe for any securities or a solicitation of an offer to buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise.

(b) The release, publication or distribution of this Announcement in or into certain jurisdictions may be restricted by the laws of those jurisdictions, including any Restricted Jurisdictions. Accordingly, copies of this Announcement and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdictions. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable Law, the companies involved in the Acquisition disclaim any responsibility or liability for the violations of any such restrictions by any person.

(c) The full text of the conditions to which the Acquisition is subject and reference to certain further terms of the Acquisition are set out in Schedule 1.

(d) Any response in relation to the Acquisition should be made only on the basis of the information contained in the Proxy Statement, including the Scheme Document, or any other document by which the Acquisition is made. Nexvet Shareholders are advised to read carefully the formal documentation in relation to the proposed Acquisition once the Scheme Document, as part of the Proxy Statement, has been despatched to them.

(e) This Announcement, which is published jointly by Zoetis, Zoetis Bidco and Nexvet, is made pursuant to Rule 2.5 of the Takeover Rules.

(f) Zoetis Bidco reserves the right to elect to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme, subject to the provisions of the Transaction Agreement and with the Panel’s consent. In such event, the Acquisition will be implemented on substantially the same terms, so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments (including an acceptance condition set at 80 per cent of the shares to which such offer relates or such lesser percentage, being more than 50 per cent, as Zoetis Bidco may, with the consent of the Panel (if required), decide).

(g) Pursuant to Rule 2.6(c) of the Takeover Rules, this Announcement will be available to Nexvet employees on Nexvet’s website, www.nexvet.com and to Zoetis Bidco’s employees on Zoetis’ website, www.zoetis.com/news-and-media. This Announcement will be made available on a Zoetis website for the purposes of the Acquisition (www.zoetis.com/news-and-media) (subject to certain restrictions relating to persons in Restricted Jurisdictions).

(h) A copy of the Announcement will be made available by Zoetis on its website free of charge, subject to certain restrictions relating to persons in Restricted Jurisdictions, at www.zoetis.com/news-and-media by no later than 12 noon (Eastern Time), on 14 April 2017. Nexvet will also make the Announcement and the documents required to be published pursuant to the Takeover Rules by Nexvet available on its website free of charge, subject to certain restrictions relating to persons in Restricted Jurisdictions, at www.nexvet.com by no later than 12 noon (Eastern Time), on 14 April 2017.

(i) Neither the content of any website referred to in this Announcement nor the content of any website accessible from hyperlinks is incorporated into, or forms part of, this Announcement.

5.7 Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, any figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY RESTRICTED JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

For immediate release

13 April 2017

RECOMMENDED OFFER

FOR

NEXVET

BY

ZOETIS

(through Zoetis Belgium S.A. (“Zoetis Bidco”), its wholly owned subsidiary)

TO BE IMPLEMENTED BY MEANS OF A SCHEME OF ARRANGEMENT

UNDER CHAPTER 1 OF PART 9 OF THE COMPANIES ACT 2014

1. INTRODUCTION

1.1 Nexvet and Zoetis are pleased to announce that they have reached agreement on the terms of the recommended acquisition by Zoetis, through Zoetis Bidco, of Nexvet by means of a scheme of arrangement under Chapter 1 of Part 9 of the Act.

1.2 The Acquisition will be on the terms and subject to the conditions set out below, and the implementation of the Acquisition and the Scheme will be subject to the conditions referred to in Schedule 1 of this Announcement, which will also be set out in the Scheme Document.

2. ACQUISITION TERMS

2.1 It is intended that the Acquisition will be implemented by way of a court sanctioned scheme of arrangement under Chapter 1 of Part 9 of the Act. The Acquisition and the Scheme are subject to the conditions set out in Schedule 1 of this Announcement and the further terms to be set out in the Scheme Document.

2.2 Nexvet Shareholders will be entitled to receive from Zoetis Bidco US$6.72 in cash for each Nexvet Share they hold, valuing the entire issued and to be issued ordinary share capital of Nexvet at approximately US$85 million.

2.3 The terms of the Acquisition represent a premium of approximately:

(a) 66% to the Closing Price of US$4.05 per Nexvet Share on 12 April 2017 (being the last practicable date prior to the publication of this Announcement);

(b) 71% to the volume weighted average price of US$3.94 per Nexvet Share for the one month period ended on 12 April 2017; and

(c) 87% to the volume weighted average price of US$3.59 per Nexvet Share for the three month period ended on 12 April 2017.

3. NEXVET BACKGROUND TO AND REASONS FOR RECOMMENDING THE ACQUISITION

Nexvet is leveraging diverse global expertise and available incentives to build a vertically integrated biopharmaceutical company, which conducts drug discovery in Australia, conducts clinical development in the United States and Europe and conducts manufacturing in Ireland.

Nexvet’s most clinically advanced product candidate is ranevetmab. Nexvet’s pivotal efficacy and field safety study of ranevetmab met its primary efficacy endpoint, demonstrating a statistically significant improvement over placebo in the assessed level of pain.

Nexvet’s next most advanced product candidate is frunevetmab. Following positive proof-of-concept studies, in May 2016 Nexvet also obtained positive results from a pilot field safety and efficacy study, which enrolled 126 cats with naturally occurring osteoarthritis. The successful completion of these studies have informed preparations for a pivotal field efficacy and safety study and a pivotal target animal safety study, both of which commenced in late 2016.

In addition, Nexvet conducts drug discovery in the areas of immuno-oncology, inflammation and allergy.

The Nexvet Directors believe that significant additional capital investment will be required to develop and commercialise ranevetmab and frunevetmab, as well as develop the remainder of the pipeline. In order to finance its operations through to sustained profitability, Nexvet would need to raise a large amount of capital relative to its current market capitalisation, which would likely result in significant dilution of existing shareholder positions.

In considering whether or not to recommend the proposed offer, the Nexvet Board have taken into account the following factors:

•	The significant premium to the current share price represented by the US$6.72 per share purchase price. The price offered represents a 66% premium over Nexvet’s Closing Price on 12 April 2017, a 71% premium over Nexvet’s one month volume weighted average price per share, and a 87% premium over Nexvet’s three month volume weighted average price per share;

•	The elimination of the need for current Nexvet Shareholders to invest any additional capital into Nexvet, and avoidance of potential dilution that would likely occur from raising capital from third parties;

•	The inherent risks relating to the clinical development of Nexvet’s pipeline, and then the risks relating to the subsequent successful potential regulatory, manufacturing and commercialisation steps required to reach sustained profitability;

•	The significant costs and risks related to achieving the successful commercialisation of the pipeline. Launching Nexvet’s pipeline would require investment in a large commercial infrastructure with significant associated upfront costs and risks; and

•	Nexvet has investigated other strategic options involving third parties, including the receipt of proposals from third parties relating to both licensing and acquisition transactions. The Nexvet Board has concluded that the terms of these proposals were not as attractive as the terms of the Acquisition.

4. ZOETIS BACKGROUND TO AND REASONS FOR THE ACQUISITION

4.1 The acquisition of Nexvet would strengthen Zoetis’ pipeline in monoclonal antibodies (mAbs) - an important area where Zoetis is looking to expand its portfolio and sustain its leadership.

4.2 Pain is an important companion animal therapeutic area of approximately US$400 million globally a year. Zoetis has been a leader in companion animal pain based on its RIMADYL pharmaceutical non-steroidal anti-inflammatory (NSAID) product, and Nexvet’s pipeline product ranevetmab (a mAb targeting nerve-growth factor (NGF)) would complement Zoetis’ offering with the introduction of the industry’s first monoclonal antibody for chronic pain (monthly injectable). Ranevetmab would be a highly differentiated alternative to Zoetis’ NSAID pain products, which are administered daily instead of monthly, have a different form of administration and work through a different mechanism of action. Feline treatments for pain are limited, and Nexvet’s feline-specific injectable mAb (frunevetmab, also a mAb targeting NGF) could also open up a new opportunity in feline pain that is underserved today.

4.3 This transaction demonstrates Zoetis’ intent to remain the leader in animal health and innovation, and its judicious capital allocation strategy consisting of a mix of internal R&D and business development activities to grow the business and create value for shareholders.

5. NEXVET RECOMMENDATION

5.1 The Nexvet Directors, who have been so advised by Evercore as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing its advice to the Nexvet Directors, Evercore has taken into account the commercial assessments of the Nexvet Directors.

(a) Evercore is acting as independent financial adviser to the Nexvet Directors in relation to the Acquisition for the purposes of Rule 3 of the Takeover Rules. The Nexvet Board unanimously recommends to Nexvet Shareholders to vote in favour of the Acquisition and the Scheme, as the directors of Nexvet who are Nexvet Shareholders intend to do in respect of their own beneficial holdings.

(b) The Nexvet Directors have irrevocably undertaken (in their capacity as shareholders) to vote in favour of the Acquisition and the Scheme in respect of their own beneficial holdings of 543,813 Nexvet Shares representing, in aggregate, approximately 4.6% of the issued and outstanding ordinary share capital of Nexvet on 12 April 2017 (being the last practicable date prior to the publication of this Announcement).

6. BOARD, MANAGEMENT AND EMPLOYEES OF NEXVET

6.1 Zoetis confirms that, where employees of Nexvet have existing employment rights, including pension rights, under applicable Laws, those rights will be safeguarded following the Scheme becoming Effective.

6.2 All of the current directors of Nexvet will resign from Nexvet’s board of directors on or after the Effective Date.

7. STRUCTURE OF THE ACQUISITION

7.1 The Acquisition is expected to be effected by means of the Scheme. The Scheme will involve an application by Nexvet to the High Court to sanction the Scheme. Under the Scheme (which will be subject to the conditions set out in Schedule 1 of this Announcement and which will also be set out in the Scheme Document), Nexvet Shareholders will receive the Consideration in return for the cancellation or transfer of their Nexvet Shares.

7.2 The Scheme is subject to the approval of the High Court. If the Scheme becomes Effective, all of the issued and outstanding Nexvet Shares will be cancelled pursuant to Sections 84 to 86 of the Act or transferred to Zoetis Bidco pursuant to the Scheme (if applicable). Nexvet will then issue new Nexvet Shares to Zoetis Bidco in place of Nexvet Shares cancelled pursuant to the Scheme and Zoetis Bidco will pay the Consideration in respect of the Nexvet Shares to the former Nexvet Shareholders. As a result of these arrangements, Nexvet will become a wholly owned subsidiary of Zoetis Bidco.

7.3 The Acquisition is conditional on the Scheme becoming Effective by no later than 5pm (Eastern time) on the End Date (or such earlier date as may be specified by the Panel or such later date to which Zoetis Bidco and Nexvet may, with any required consent of the Panel, agree and which, if High Court approval is required, the High Court may allow). The conditions to the Acquisition and the Scheme are set out in full in Schedule 1 of this Announcement. The implementation of the Scheme and the Acquisition is conditional, amongst other things, upon:

(a) the approval of the Scheme by a majority in number of Nexvet Shareholders representing at least 75% in value of Nexvet Shares at the Voting Record Time held by such holders in each relevant class, present and voting either in person or by proxy, at the Scheme Meeting (or at any adjournment of such meeting);

(b) the EGM Resolutions being duly passed by the requisite majority of Nexvet Shareholders at the EGM (or at any adjournment of such meeting);

(c) the sanction by the High Court (with or without modification (but subject to such modification being acceptable to each of Nexvet and Zoetis Bidco)) of the Scheme pursuant to Sections 449 to 455 of the Act and the confirmation of the related capital reduction involved therein by the High Court; and

(d) copies of the Court Order and the minute required by Section 86 of the Act in respect of the said capital reduction being delivered for registration to the Registrar of Companies and registration of the Court Order and minute confirming the capital reduction involved in the Scheme by the Registrar of Companies on or before the End Date.

7.4 Assuming the necessary approvals from Nexvet Shareholders have been obtained and all other conditions have been satisfied or, where applicable, waived, the Scheme will become Effective upon delivery to the Registrar of Companies of a copy of the Court Order, together with the minute required by Section 86(1) of the Act confirming the capital reduction and registration of the Court Order and minute by the Registrar of Companies. If the Scheme becomes Effective, it will be binding on all Nexvet Shareholders, irrespective of whether or not they attended or voted at the Scheme Meeting or the EGM (and, if they attended and voted, whether or not they voted in favour).

7.5 Zoetis Bidco reserves the right, subject to the prior approval of the Panel, to elect to implement the Acquisition by way of an Offer in the circumstances described in and subject to the terms of the Transaction Agreement. Without limiting the provisions of the Transaction Agreement, in such event, such Offer will be implemented on terms and conditions that are at least as favourable to Nexvet Shareholders as those which would apply in relation to the Scheme (except in relation to the acceptance condition which will be set at 80 per cent of the shares to which such offer relates or such lesser percentage, being more than 50 per cent, as Zoetis Bidco may, with the consent of the Panel (if required), decide).

7.6 The Scheme Document, containing further details of the Acquisition (including notices of the Meetings) and the full terms and conditions of the Scheme, will be mailed as soon as possible after the date of this Announcement to Nexvet Shareholders, and, for information only, to holders of Nexvet Convertible Securities. Resolutions to approve the Acquisition will be voted upon at the Meetings.

7.7 The Scheme Document will also specify the actions to be taken by Nexvet Shareholders. It is currently expected that the Acquisition and the Scheme will become Effective during the second half of this calendar year.

8. ABOUT NEXVET

Nexvet’s platform technology, which it refers to as “PETization”, is an algorithmic approach that enables Nexvet to rapidly create monoclonal antibodies (mAbs) a type of biologic, that are designed to be recognised as “self” or “native” by an animal’s immune system, a property referred to as “100% species-specificity”. PETization is designed to build upon the safety and efficacy data from clinically tested human therapies to create new therapies for companion animals, which is intended to reduce clinical risk and development cost.

Nexvet is leveraging diverse global expertise and available incentives to build a vertically integrated biopharmaceutical company, which conducts drug discovery in Australia, conducts clinical development in the United States and Europe and conducts manufacturing in Ireland. mAbs are targeted antibodies produced by identical or clonal cells that are engineered to produce a specific mAb and they are a prominent class of therapeutic biologics in humans. Nexvet’s most advanced product candidates are mAbs that target and inhibit the function of nerve growth factor (“NGF”) for the control of pain associated with osteoarthritis in dogs and cats. NGF is a protein that directs nerve growth and is involved in nerve signaling, including pain signals, and NGF inhibitors (“anti-NGFs”) seek to interrupt those signals to reduce pain. Nexvet’s anti-NGF portfolio consists of ranevetmab (formerly “NV-01”) for dogs, frunevetmab (formerly “NV-02”) for cats, both in clinical development as monthly subcutaneous injectables.

Nexvet’s most clinically advanced product candidate is ranevetmab. Nexvet’s pivotal efficacy and field safety study of ranevetmab met its primary efficacy endpoint, demonstrating a statistically significant improvement over placebo in the assessed level of pain. Clinically meaningful magnitudes of benefit and statistically significant differences over placebo were also achieved for the majority of the secondary endpoints measured in the study, which used a monthly subcutaneous injection for three months.

Nexvet’s next most advanced product candidate is frunevetmab. Following positive proof-of-concept studies, in May 2016 Nexvet also obtained positive results from a pilot field safety and efficacy study, which enrolled 126 cats with naturally occurring osteoarthritis. The successful completion of these studies has informed preparations for a pivotal field efficacy and safety study and a pivotal target animal safety study, both of which commenced in late 2016.

In September 2015, Nexvet secured a biopharmaceutical manufacturing facility in Tullamore, Ireland. The facility has been reconfigured to be a dedicated veterinary biopharmaceutical facility with the capability to meet anticipated future clinical and commercial production needs for therapeutic drug substance. The facility is operated by a wholly-owned subsidiary of Nexvet, Bionua Limited.

9. ABOUT ZOETIS AND ZOETIS BIDCO

Zoetis is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products, genetic tests, biodevices and a range of services. Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in more than 100 countries. In 2016, Zoetis generated annual revenue of US$4.9 billion with approximately 9,000 employees. For more information, visit www.zoetis.com.

Zoetis Bidco is an indirect wholly owned subsidiary of Zoetis.

10. FINANCING OF THE ACQUISITION

10.1 The Consideration payable by Zoetis Bidco under the terms of the Acquisition will be funded by cash on hand and Zoetis Bidco’s own financial resources.

10.2 Further information on the Consideration will be set out in the Scheme Document.

10.3 Goldman Sachs, financial adviser to Zoetis and Zoetis Bidco, is satisfied that sufficient resources are available to Zoetis Bidco to satisfy in full the Consideration payable to Nexvet Shareholders under the terms of the Acquisition.

11. EFFECT OF ACQUISITION ON NEXVET CONVERTIBLE SECURITIES

The Acquisition will extend to any Nexvet Shares unconditionally allotted or issued pursuant to the Nexvet Plans. Appropriate proposals in respect of the effect of the Acquisition on the holders of Nexvet Convertible Securities will be made to such holders at or around the date of despatch of the Scheme Document and in accordance with the provisions of Rule 15 of the Takeover Rules.

12. DELISTING AND CANCELLATION OF TRADING

As soon as it is appropriate and possible to do so, and subject to the Scheme becoming Effective, Zoetis Bidco intends to cause Nexvet to apply for cancellation of the listing and trading of Nexvet Shares on the NASDAQ. Subject to any applicable requirements of the NASDAQ, it is anticipated that the last day of dealing in Nexvet Shares on the NASDAQ will be on or about the Effective Date. It is intended that Nexvet will be re-registered as a private company limited by shares under the Act.

13. EXPENSES REIMBURSEMENT AGREEMENT

13.1 Nexvet has entered into an expenses reimbursement agreement, dated 13 April 2017, with Zoetis, the terms of which have been approved by the Panel. Under the Expenses Reimbursement Agreement, Nexvet has agreed to pay an amount equal to all documented, specific quantifiable third party costs and expenses incurred by Zoetis and/or Zoetis Bidco, or on its behalf, for the purpose of, in preparation for, or in connection with the Acquisition, exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial, accounting and commercial due diligence, arranging financing and engaging advisers to assist in the process (“Zoetis Reimbursement Payments”) provided that the gross amount payable to Zoetis shall not, in any event, exceed such sum as is equal to 1% of the total value of the issued and to be issued share capital of Nexvet that is the subject of the Acquisition (the “Cap”). The amount payable by Nexvet to Zoetis under such provisions of the Expenses Reimbursement Agreement will exclude any amount in respect of VAT incurred by Zoetis attributable to such third party costs to the extent that it is recoverable by Zoetis.

13.2 The circumstances in which such payment will be made are:

(a) the Transaction Agreement is terminated:

(i) by Zoetis for the reason that the Nexvet Board or any committee thereof:

(A) withdraws (or modifies in any manner adverse to Zoetis), or failed to make when required pursuant to the Transaction Agreement, or proposes publicly to withdraw (or modify in any manner adverse to Zoetis), the Scheme Recommendation or, if applicable, the recommendation to the holders of Nexvet Shares from the Nexvet Board to accept the Takeover Offer; or

(B) approves, recommends or declares advisable or proposes publicly to approve, recommend or declare advisable, any Nexvet Alternative Proposal (it being understood, for the avoidance of doubt, that the provision by Nexvet to Zoetis of notice or information in connection with a Nexvet Alternative Proposal or Nexvet Superior Proposal as required or expressly permitted by the Transaction Agreement shall not, in and of itself, satisfy this paragraph (a)(i)(B)); or

(C) discloses a position that is deemed to be a “Nexvet Change of Recommendation” under Clause 5.2(f) of the Transaction Agreement; or

(ii) by Nexvet, at any time prior to the approval of the Resolutions by Nexvet Shareholders, in order to enter into any agreement, understanding or arrangement providing for a Nexvet Superior Proposal; or

(b) all of the following occurring:

(i) prior to the Scheme Meeting, a Nexvet Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Nexvet Alternative Proposal and, in each case, such disclosure or announcement is not publicly and irrevocably withdrawn without qualification at least three Business Days before the date of the Scheme Meeting (it being understood that for this purpose references to “20%” in the definition of Nexvet Alternative Proposal shall be deemed to refer to “50%”); and

(ii) the Transaction Agreement is terminated by Zoetis for the reason that Nexvet shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Transaction Agreement, which material breach or failure to perform:

(A) would result in a failure of any of the Conditions; and

(B) if curable, is not cured within 30 days following Zoetis’ delivery of written notice to Nexvet of such breach or failure to perform (which notice shall state Zoetis’ intention to terminate the Transaction Agreement pursuant to Clause 9.1(a)(vi) of the Transaction Agreement and the basis for such termination); and

(iii) a Nexvet Alternative Proposal is consummated, or a definitive agreement providing for a Nexvet Alternative Proposal is entered into within twelve months after such termination and such Nexvet Alternative Proposal is consummated (in each case, regardless of whether such Nexvet Alternative Proposal is the same Nexvet Alternative Proposal referred to in paragraph 13.2(b)(i) above); or

(c) all of the following occur:

(i) prior to the Scheme Meeting, a Nexvet Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Nexvet Alternative Proposal and, in each case, such disclosure or announcement is not publicly and irrevocably withdrawn without qualification at least three Business Days before the date of the Scheme Meeting (it being understood that for this purpose references to “20%” in the definition of Nexvet Alternative Proposal shall be deemed to refer to “50%”); and

(ii) the Transaction Agreement is terminated by either Nexvet or Zoetis for the reason that the Scheme Meeting or the EGM shall have been completed and the Scheme Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majority of votes; and

(iii) a Nexvet Alternative Proposal is consummated, or a definitive agreement providing for a Nexvet Alternative Proposal is entered into within twelve months after such termination and such Nexvet Alternative Proposal is consummated (in each case, regardless of whether such Nexvet Alternative Proposal is the same Nexvet Alternative Proposal referred to in paragraph 13.2(c)(i) above).

13.3 If and to the extent that any relevant Tax Authority correctly determines that the Zoetis Reimbursement Payment is consideration for a Taxable supply and that Nexvet is liable to account to a Tax Authority for VAT in respect of such supply and that all or any part of such VAT is Irrecoverable VAT, then (a) the amount payable by Nexvet by way of the Zoetis Reimbursement Payment, together with any Irrecoverable VAT arising in respect of the supply for which the payment is consideration, shall not exceed the Cap; and (b) to the extent that Nexvet has already paid an amount in respect of the Zoetis Reimbursement Payment which exceeds the amount of the Expenses Reimbursement Agreement, Zoetis shall repay to Nexvet the portion of the Irrecoverable VAT in excess of the Cap. If Zoetis makes any such repayments to Nexvet, and after making such a repayment, Nexvet becomes entitled to recover all, or any part, of the related VAT from the relevant Tax Authority, Nexvet shall notify Zoetis without delay and, as soon as practicable, repay to Zoetis the lesser of: (a) the amount recoverable from the Tax Authority; and (b) the sum paid by Zoetis to Nexvet.

13.4 Evercore and the Nexvet Board have each confirmed in writing to the Panel that, in the opinion of Evercore and the Nexvet Board (respectively), in the context of the Note to Rule 21.2 of the Takeover Rules and the Acquisition, the Expenses Reimbursement Agreement is in the best interests of Nexvet Shareholders. The Panel has consented to Nexvet entering into the Expenses Reimbursement Agreement. A copy of the Expenses Reimbursement Agreement will be furnished by Nexvet with the SEC on Form 8-K and filed by Zoetis with the SEC on Form 8-K on or around the date of this Announcement.

14. TRANSACTION AGREEMENT

14.1 Nexvet, Zoetis and Zoetis Bidco have entered into a Transaction Agreement dated 13 April 2017 which contains, amongst other things, certain obligations and commitments in relation to the implementation of the Acquisition and provisions in relations to the conduct of Nexvet’s business up to the Effective Date.

14.2 Further information regarding the Transaction Agreement and a summary of its principal terms will be set out in the Proxy Statement, including the Scheme Document. A copy of the Transaction Agreement is set out in Schedule 4 to this Announcement, and a copy of the Transaction Agreement will be filed by Nexvet with the SEC on Form 8-K and filed by Zoetis with the SEC on Form 8-K on or around the date of this Announcement.

14.3 The Proxy Statement, which will be filed with the SEC, will contain important information about the Acquisition (including the Scheme), the Transaction Agreement, the Scheme Meeting and the EGM.

15. IRREVOCABLE UNDERTAKINGS

15.1 Zoetis and Zoetis Bidco has received irrevocable undertakings from Christopher Brown, George Gunn, Ashraf Hanna, Mark Heffernan, Cormac Kilty, Joseph McCracken, Rajiv Patel and John Payne, being members of the Nexvet Board, that they will vote in favour of the Proposals and Resolutions at the Meetings in their capacity as shareholders (or, in the event that the Acquisition is implemented by way of an Offer on terms and conditions at least as favourable, in aggregate, as the Scheme, to accept the Offer or procure acceptance of the Offer) in respect of their entire beneficial holdings of Nexvet Shares amounting to, in aggregate, 543,813 Nexvet Shares, representing approximately 4.6% of the issued and outstanding ordinary share capital of Nexvet on 12 April 2017 (being the last practicable date prior to the publication of this Announcement).

15.2 In addition, Zoetis and Zoetis Bidco has received irrevocable undertakings from certain other Nexvet Shareholders, namely Farallon Capital Management LLC (acting through related companies), Adage Capital Partners GP LLC and Broadfin Capital LLC, that they will vote in favour of the Proposals and Resolutions at the Meetings (or, in the event that the Acquisition is implemented by way of an Offer on terms and conditions at least as favourable, in aggregate, as the Scheme, to accept the Offer or procure acceptance of the Offer) in respect of their entire beneficial holdings of Nexvet Shares amounting to, in aggregate, 4,570,896 Nexvet Shares, representing approximately 38.4% of the issued and outstanding ordinary share capital of Nexvet on 12 April 2017 (being the last practicable date prior to the publication of this Announcement).

15.3 The irrevocable undertakings from members of the Nexvet Board referred to above shall lapse upon the occurrence of certain events, namely the earlier to occur of the following:

(a) the Scheme becoming effective;

(b) if this Announcement is not released by 21 April 2017 or such later date as Zoetis, Zoetis Bidco and Nexvet may agree; or

(c) the Transaction Agreement is terminated in accordance with its terms.

The irrevocable undertaking from each of the Nexvet Shareholders referred to above shall lapse upon the occurrence of certain events, namely the earliest to occur of the following:

(a) the Scheme becoming effective;

(b) if this Announcement is not released by 21 April 2017 or such later date as Zoetis, Zoetis Bidco and Nexvet may agree;

(c) if any third party shall, in accordance with the Takeover Rules announce a firm intention to make a general offer to acquire the entire issued and to be issued share capital of Nexvet (not already owned by such third party) with a value per ordinary share of Nexvet in cash (or equivalent to cash) of US$7.06 or more; or

(d) the Transaction Agreement is terminated in accordance with its terms.

15.4 Copies of the forms of the irrevocable undertakings referred to above will be filed by Nexvet with the SEC on Form 8-K and filed by Zoetis with the SEC on Form 8-K on or around the date of this Announcement.

16. DISCLOSURE OF INTERESTS IN RELEVANT SECURITIES OF NEXVET

16.1 At the date of this Announcement, so far as Zoetis or Zoetis Bidco is aware, Zoetis or Zoetis Bidco does not hold any Nexvet Shares.

16.2 As at 12 April 2017, which is the last practicable date prior to the date of this Announcement, none of Zoetis nor Zoetis Bidco nor (so far as Zoetis and Zoetis Bidco is aware) any other person Acting in Concert with Zoetis or Zoetis Bidco had any Nexvet Shares or had any interest, or held any short position, in any Relevant Securities of Nexvet and none of Zoetis nor Zoetis Bidco nor (so far as Zoetis or Zoetis Bidco is aware) any person Acting in Concert with Zoetis or Zoetis Bidco has any arrangement to which Rule 8.7 applies relating to Relevant Securities of Nexvet.

16.3 For these purposes, “associate” and “arrangement to which Rule 8.7 applies” have the meanings given to those terms in the Takeover Rules. An “arrangement to which Rule 8.7 applies” includes any indemnity or option arrangement, and any agreement or understanding, formal or informal, of whatever nature, between two or more persons relating to Relevant Securities which is, or may be, an inducement to one or more of such persons to deal or refrain from dealing in such securities.

16.4 In the interests of confidentiality, Zoetis, Zoetis Bidco and Goldman Sachs have made only limited enquiries in respect of certain parties who may be deemed by the Panel to be Acting in Concert with them for the purposes of the Acquisition. Enquiries of such parties will be made as soon as practicable following the date of this Announcement and any disclosure in respect of such parties will be disclosed to the Panel and included in the Scheme Document.

17. RULE 2.10 DISCLOSURE

In accordance with Rule 2.10 of the Takeover Rules, Nexvet confirms that, as of 12 April 2017 (being the last practicable date prior to the date of this Announcement), its issued ordinary share capital comprised of 11,910,615 ordinary shares of $0.125 each (the “Ordinary Shares”). The Ordinary Shares are admitted to trading on NASDAQ under the ticker symbol NVET. The International Securities Identification Number for these securities is IE00BVB38Y49.

Nexvet confirms that as of 12 April 2017, there were 1,766,998 warrants, 638,014 options and 654,041 restricted share units in respect of in aggregate 3,059,053 Nexvet ordinary shares and 400 Nexvet euro deferred shares outstanding.

18. RULE 30.2 DEROGATION

Rule 30.2 of the Takeover Rules requires that, except with the consent of the Panel, and subject to Rule 2.7 of the Takeover Rules, Nexvet must dispatch the Scheme Document to Nexvet Shareholders within 28 days of the announcement of a firm intention to make an offer, being this Announcement.

On 12 April 2017 the Panel agreed to grant the Parties a derogation from Rule 30.2.

There is a requirement to file the Proxy Statement (which will also contain the Scheme Document) with the SEC in connection with the Scheme. The preparation of the Proxy Statement may take more than 28 days. Also, the SEC may elect to review the Proxy Statement prior to declaring it effective. This review process may take 60 days or more to complete. Under SEC rules, the Proxy Statement cannot be dispatched to Nexvet Shareholders until the Proxy Statement is declared effective by the SEC. The Panel granted the derogation on the basis that the Scheme Document cannot be dispatched until the Proxy Statement is declared effective by the SEC. The Scheme Document will be dispatched to Nexvet Shareholders as soon as practicable after the Proxy Statement is declared effective.

19. GENERAL

19.1 The Acquisition and the Scheme will be subject to the conditions set out in Schedule 1, which will also be set out in the Scheme Document, which will be contained in the Proxy Statement. The Scheme Document will include full details of the Acquisition and will be accompanied by the appropriate forms of proxy. These will be despatched as part of the Proxy Statement to Nexvet Shareholders and, for information only, to holders of Nexvet Convertible Securities, as soon as practicable, together with notices of the Scheme Meeting and the EGM and the expected timetable, and will specify the necessary action to be taken by Nexvet Shareholders. The Acquisition and the Scheme will be governed by the laws of Ireland and will be subject to the applicable requirements of the Takeover Rules, the NASDAQ and all other applicable Laws.

19.2 Schedule 2 contains a summary of the sources of information and bases of calculation for certain items contained in this Announcement.

19.3 Certain definitions and expressions used in this Announcement are set out in Schedule 3.

19.4 Schedule 4 contains a copy of the Transaction Agreement.

19.5 Zoetis and Zoetis Bidco’s financial adviser is Goldman Sachs. Morgan, Lewis & Bockius LLP, New York and Arthur Cox, Dublin are providing legal advice.

19.6 Nexvet’s co-lead advisers are Evercore, which is acting as financial adviser to Nexvet, including for the purposes of Rule 3 of the Takeover Rules, and Cowen, which is acting as financial adviser to Nexvet. DLA Piper, Seattle and Matheson, Dublin are providing legal advice.

This Announcement is being made pursuant to Rule 2.5 of the Takeover Rules.

Publication on Website

19.7 A copy of the Announcement will be made available by Zoetis on its website free of charge, subject to certain restrictions relating to persons in Restricted Jurisdictions, at www.zoetis.com/news-and-media by no later than 12 noon (Eastern Time), on 14 April 2017. Nexvet will also make the Announcement and the documents required to be published pursuant to the Takeover Rules by Nexvet available on its website free of charge, subject to certain restrictions relating to persons in Restricted Jurisdictions, at www.nexvet.com by no later than 12 noon (Eastern Time), on 14 April 2017.

19.8 Contact Information

Media Contacts

Zoetis and Zoetis Bidco

Elinore White	Tel: +1 973 443 2835 elinore.y.white@zoetis.com
Bill Price	Tel: +1 973 443 2742 william.price@zoetis.com

Nexvet

Mark Heffernan	Tel: +1 415 602 5587 mark.heffernan@nexvet.com
Damian Lismore	Tel: +61 417 351 272 damian.lismore@nexvet.com

Investor Contacts

Zoetis and Zoetis Bidco

Steve Frank	Tel: +1 973 822 7141 steve.frank@zoetis.com

Nexvet

Mark Heffernan	Tel: +1 415 602 5587 mark.heffernan@nexvet.com
Damian Lismore	Tel: +61 417 351 272 damian.lismore@nexvet.com

Financial Adviser Contacts

Zoetis and Zoetis Bidco

Goldman Sachs
Nick Harper	Tel: +44 20 7774 1000
Jo Natauri	Tel: +1 212 902 1000

Nexvet

Evercore
John Honts	Tel: +1 212 857 3100
Simon Elliott	Tel: +44 20 7653 6000

Cowen and Company
George Milstein	Tel: +1 415 646 7394
Michael Campbell	Tel: +1 415 646 7262

19.9 Responsibility for this Announcement

(a) The directors of Zoetis and the directors of Zoetis Bidco accept responsibility for the information contained in this Announcement other than the information relating to Nexvet and the directors of Nexvet and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Zoetis and the directors of Zoetis Bidco (who have taken all reasonable care to ensure that such is the case), the information contained in this Announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b) The directors of Nexvet accept responsibility for the information contained in this Announcement relating to Nexvet and the directors of Nexvet and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Nexvet (who have taken all reasonable care to ensure that such is the case), the information contained in this Announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

(c) Goldman Sachs, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting as financial adviser exclusively for Zoetis and Zoetis Bidco and no one else in connection with the Acquisition and the other matters referred to in this Announcement, and will not regard any other person as its client in relation to the Acquisition and the other matters referred to in this Announcement and will not be responsible to anyone other than Zoetis and Zoetis Bidco for providing the protections afforded to clients of Goldman Sachs, nor for providing advice in relation to the Acquisition or the other matters referred to in this Announcement.

(d) Evercore, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting as financial adviser for Nexvet, including for the purposes of Rule 3 of the Takeover Rules, and no one else in connection with the Acquisition and the other matters referred to in this Announcement and will not regard any other person as its client in relation to the Acquisition and the other matters referred to in this Announcement and will not be responsible to anyone other than Nexvet for providing the protections afforded to clients of Evercore, nor for providing advice in relation to the Acquisition or the other any matter referred to in this Announcement. Neither Evercore nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Evercore in connection with this Announcement, any statement contained therein or otherwise.

(e) Cowen, which is a securities broker-dealer registered with the SEC and subject to regulation by the SEC and FINRA, is acting as financial adviser for Nexvet and for no one else in connection with the Acquisition and the other matters referred to in this Announcement, and will not be responsible to anyone other than Nexvet for providing the protections afforded to clients of Cowen or for providing advice in relation to the Acquisition and the other matters referred to in this Announcement.

19.10 Important Information for U.S. Investors

(a) Important Legal Information. In connection with the proposed transactions, Nexvet will prepare the Proxy Statement (including the Scheme Document) to be filed with the SEC. When completed, a definitive Proxy Statement and a form of proxy will be mailed to the shareholders of Nexvet. BEFORE MAKING ANY VOTING DECISION, NEXVET SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING THE SCHEME DOCUMENT) CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Nexvet Shareholders will be able to obtain, without charge, a copy of the Proxy Statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Nexvet Shareholders will also be able to obtain, without charge, a copy of the Proxy Statement (including the Scheme Document) and other relevant documents (when available) by directing a request by mail or telephone to Geraldine Farrell, Unit 5, Sragh Technology Park, Rahan Road, Tullamore, County Offaly, Ireland, telephone: +353 5793 24522, or from Nexvet’s website, www.nexvet.com.

(b) Participant Information. Information about Nexvet’s directors and executive officers who may be deemed to participate in the solicitation of proxies in respect of the proposed transaction is set forth in Nexvet’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 and Nexvet’s proxy statement for Nexvet’s 2016 annual meeting of shareholders. Nexvet Shareholders may obtain additional information regarding the interests of Nexvet and its directors and executive officers in the transactions, which may be different than those of Nexvet Shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed transactions, when filed with the SEC.

(c) Nexvet is incorporated under the laws of Ireland. Some or all of the directors of Nexvet are resident in countries other than the United States. As a result, it may not be possible for U.S. holders of Nexvet Shares to effect service of process within the United States upon Nexvet or such directors of Nexvet or to enforce against any of them U.S. judgements predicated upon the civil liability provisions of the U.S. securities laws. It may not be possible to sue Nexvet or its officers or directors in a non-U.S. court for violations of U.S. securities laws.

19.11 Forward-looking statements

(a) Zoetis and Zoetis Bidco: This Announcement contains forward-looking statements, which reflect the current views of Zoetis and Zoetis Bidco with respect to business plans or prospects, future operating or financial performance, future guidance, future operating models, expectations regarding products, future use of cash and dividend payments, tax rate and tax regimes, changes in the tax regimes and laws in other jurisdictions, and other future events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Each of Zoetis and Zoetis Bidco expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

(b) Nexvet: This Announcement contains forward-looking statements including those regarding Nexvet’s future results of operations and financial position, ability to access financing on acceptable terms or at all, results of any current or future pivotal study, future expenditures relating to lead product candidates, time for completion of any of studies or facilities upgrades, ability to develop its pipeline of product candidates, business strategy, prospective products, ability to successfully manufacture its own product candidates, ability to meet conditions for the receipt of government grants, time for regulatory submissions, ability to qualify for conditional licensure or obtain product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, and future results of current and anticipated products. They also reflect uncertainties as to whether Nexvet Shareholders will approve the Acquisition, the possibility that competing offers may be made, or other factors that could cause the Acquisition not to occur. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Nexvet expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

(c) Factors that could cause or contribute to such differences include, but are not limited to: uncertainties as to the timing of the Acquisition; uncertainties as to whether Zoetis or Zoetis Bidco will be able to consummate the Acquisition; uncertainties as to whether Nexvet Shareholders will provide the requisite approvals for the Acquisition on a timely basis or at all; the possibility that competing offers will be made; the possibility that certain conditions to the consummation of the Acquisition will not be satisfied, including without limitation obtaining the requisite approval of the Scheme at the Scheme Meeting; the possibility that shareholders will file lawsuits challenging the Acquisition, including actions seeking to rescind the Scheme or enjoin the consummation of the Acquisition; the ability to meet expectations regarding the accounting and tax treatments of the Acquisition; changes in relevant tax and other laws or regulations; the integration of Nexvet being more difficult, time-consuming or costly than expected; the diversion of Zoetis, Zoetis Bidco and/or Nexvet management time and attention to issues relating to the Acquisition and integration; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the Acquisition; the difficulty retaining certain key employees of Nexvet, Zoetis and Zoetis Bidco following the Acquisition; the scope, timing and outcome of any ongoing legal proceedings involving Zoetis, Zoetis Bidco or Nexvet and the impact of any such proceedings on financial condition, results of operations and/or cash flows of Zoetis,

Zoetis Bidco or Nexvet; the possibility that costs, fees, expenses or charges Zoetis, Zoetis Bidco and/or Nexvet incur in connection with the Acquisition are greater than expected; the possibility that the Scheme may be terminated in circumstances that require Nexvet to reimburse certain expenses of Zoetis and/or Zoetis Bidco; the ability of Zoetis, Zoetis Bidco or Nexvet to protect intellectual property and preserve intellectual property rights; and changes in the economic and financial conditions of the businesses of Zoetis, Zoetis Bidco or Nexvet.

(d) Further, with regard to Nexvet, a number of important factors could cause Nexvet’s actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements. Such factors include, but are not limited to:

(i) the ability of Nexvet to access capital at affordable rates;

(ii) the inherent risks relating to the clinical development of Nexvet’s pipeline, and the risks relating to the regulatory, manufacturing and commercialisation steps required to reach sustained profitability; and

(iii) the significant costs and risks related to achieving the successful commercialisation of the pipeline. Launching Nexvet’s pipeline would require investment in large commercial infrastructure with significant associated upfront costs and risks.

(e) In addition, actual results are subject to other risks and uncertainties that relate more broadly to Zoetis’ and Nexvet’s overall businesses. With respect to Zoetis and Zoetis Bidco, a further list and description of risks, uncertainties and other matters can be found in Zoetis’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in Zoetis’ Quarterly Reports on Form 10-Q and in Zoetis’ Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis. With respect to Nexvet, additional information regarding factors that could cause actual results to differ materially from our expectations expressed in this release include those summarized under Risk Factors in its reports on Forms 10-Q and 10-K and the other documents filed from time to time with the SEC.

(f) Any forward-looking statements in this Announcement are based upon information available to Zoetis, Zoetis Bidco, Nexvet and/or their respective boards of directors, as the case may be, as of the date of this Announcement and, while believed to be true when made, may ultimately prove to be incorrect. Subject to any obligations under applicable Law, rules and regulations, none of Zoetis, Zoetis Bidco, Nexvet or any member of their respective boards of directors undertakes any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations. All subsequent written and oral forward-looking statements attributable to Zoetis, Zoetis Bidco, Nexvet, their respective boards of directors or any person acting on behalf of any of them are expressly qualified in their entirety by this paragraph.

19.12 No Profit Forecast / Asset Valuations

No statement in this Announcement is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Nexvet, Zoetis or Zoetis Bidco as appropriate. No statement in this Announcement constitutes an asset valuation.

19.13 Disclosure Requirements for Certain Holders of Nexvet Securities

(a) Under the provisions of Rule 8.3 of the Takeover Rules, if any person is, or becomes, “interested” (directly or indirectly) in, 1% or more of any class of “relevant securities” of Nexvet, all “dealings” in any “relevant securities” of Nexvet (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by not later than 3.30 p.m. (Eastern Time) on the “business day” following the date of the relevant transaction. This requirement will continue until the Offer Period ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of Nexvet, they will be deemed to be a single person for the purpose of Rule 8.3 of the Takeover Rules.

(b) Under the provisions of Rule 8.1 of the Takeover Rules, all “dealings” in “relevant securities” of Nexvet by Zoetis or Zoetis Bidco, or by any party acting in concert with any of them, must also be disclosed by no later than 12 p.m. (Eastern Time) on the “business” day following the date of the relevant transaction.

(c) A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

(d) “Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

(e) Terms in quotation marks are defined in the Takeover Rules, which can also be found on the Irish Takeover Panel’s website www.irishtakeoverpanel.ie.

(f) If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.

19.14 Further Information

(a) This Announcement is not intended to, and does not, constitute an offer to purchase, sell, subscribe for or exchange, or the solicitation of an offer to purchase, sell, subscribe for or exchange or an invitation to purchase, sell, subscribe for or exchange any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable Law. This Announcement does not constitute a prospectus or an equivalent document and it is not intended to and does not constitute or form any part of an offer or invitation to sell or purchase or subscribe for any securities or a solicitation of an offer to buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise.

(b) The release, publication or distribution of this Announcement in or into certain jurisdictions may be restricted by the laws of those jurisdictions, including any Restricted Jurisdictions. Accordingly, copies of this Announcement and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable Law, the companies involved in the Acquisition disclaim any responsibility or liability for the violations of any such restrictions by any person.

(c) The full text of the conditions to which the Acquisition is subject and reference to certain further terms of the Acquisition are set out in Schedule 1.

(d) Any response in relation to the Acquisition should be made only on the basis of the information contained in the Proxy Statement, including the Scheme Document or any other document by which the Acquisition is made. Nexvet Shareholders are advised to read carefully the formal documentation in relation to the proposed Acquisition once the Scheme Document, as part of the Proxy Statement, has been despatched to them.

(e) This Announcement, which is published jointly by Zoetis, Zoetis Bidco and Nexvet, is made pursuant to Rule 2.5 of the Takeover Rules.

(f) Zoetis reserves the right to elect to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme, subject to the provisions of the Transaction Agreement and with the Panel’s consent. In such event, the Acquisition will be implemented on substantially the same terms, so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments (including an acceptance condition set at 80 per cent of the shares to which such offer relates or such lesser percentage, being more than 50 per cent, as Zoetis may, with the consent of the Panel (if required), decide).

(g) Pursuant to Rule 2.6(c) of the Takeover Rules, this Announcement will be available to Nexvet employees on Nexvet’s website, www.nexvet.com, and to Zoetis Bidco’s employees on Zoetis’ website, www.zoetis.com/news-and-media. This announcement will be made available on a Zoetis website for the purposes of the Acquisition (www.zoetis.com/news-and-media) (subject to certain restrictions relating to persons in Restricted Jurisdictions).

(h) A copy of the Announcement will be made available by Zoetis on its website free of charge, subject to certain restrictions relating to persons in Restricted Jurisdictions, at www.zoetis.com/news-and-media by no later than 12 noon (Eastern Time), on 14 April 2017. Nexvet will also make the Announcement and the documents required to be published pursuant to the Takeover Rules by Nexvet available on its website free of charge, subject to certain restrictions relating to persons in Restricted Jurisdictions, at www.nexvet.com by no later than 12 noon (Eastern Time), on 14 April 2017.

(i) Neither the content of any website referred to in this Announcement nor the content of any website accessible from hyperlinks it is incorporated into, or forms part of, this Announcement.

19.15 Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, any figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

SCHEDULE 1

CONDITIONS OF THE ACQUISITION AND THE SCHEME

The Acquisition and the Scheme will comply with the Takeover Rules and, where relevant, the respective rules and regulations of the NASDAQ, the Exchange Act and the Act and will be subject to the terms and conditions set out in this Announcement and to be set out in the Scheme Document. The Acquisition and the Scheme will be governed by the laws of Ireland and subject to the exclusive jurisdiction of the courts of Ireland.

The Acquisition and Scheme will be subject to the conditions set out in this Schedule 1 (the “Conditions”).

1. The Acquisition will be conditional upon the Scheme becoming effective and unconditional by not later than the End Date (or such earlier date as may be specified by the Panel, or such later date as Zoetis and Nexvet may, with (if required) the consent of the Panel, agree and (if required) the High Court may allow).

2. The Scheme will be conditional upon:

(a) the approval of the Scheme by a majority in number of members of each class of Nexvet Shareholders (including, but not limited to, as may be directed by the High Court pursuant to Section 450(5) of the Act) representing at least 75% in value of the Nexvet Shares of that class, at the Voting Record Time, held by Nexvet Shareholders who are members of that class of Nexvet Shareholders that are present and voting either in person or by proxy, at the Scheme Meeting (or at any adjournment of such meeting) held no later than the End Date;

(b) the EGM Resolutions being duly passed by the requisite majority of Nexvet Shareholders at the EGM (or at any adjournment of such meeting) held no later than the End Date;

(c) the sanction by the High Court (with or without modification (but subject to such modification being acceptable to each of Nexvet and Zoetis)) of the Scheme pursuant to Sections 449 to 455 of the Act and the confirmation of the related reduction of capital involved therein by the High Court on or before the End Date (the date on which the Condition in this paragraph 2(c) is satisfied, the “Sanction Date”); and

(d) copies of the Court Order and the minute required by Section 86 of the Act in respect of the reduction of capital (referred to in paragraph 2(c)) being delivered for registration to the Registrar of Companies and registration of the Court Order and minute confirming the reduction of capital involved in the Scheme by the Registrar of Companies on or before the End Date.

3. Nexvet and Zoetis have agreed that, subject to paragraph 6 of this Schedule 1, the Acquisition will also be conditional upon the following matters having been satisfied or waived on or before the Sanction Date:

(a) save as provided in the Transaction Agreement and in the foregoing Conditions, there not being any other corporate proceedings, steps or actions on the part of Nexvet necessary to authorise the consummation of the Acquisition;

(b) all required Clearances having been obtained and remaining in full force and effect and all applicable waiting periods having expired, lapsed or been terminated (as appropriate) in connection with any applicable foreign investment Laws;

(c) no Governmental Body having instituted or implemented any action, proceeding, investigation, enquiry or suit or having made, enforced, enacted, issued or deemed applicable to the Acquisition any statute, regulation or order or having withheld any consent which would:

(i) make the Acquisition or its implementation, void, illegal or unenforceable or otherwise, directly or indirectly, materially restrain, revoke, prohibit, materially restrict or delay the same or impose materially additional or different conditions or obligations with respect thereto which would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Zoetis or Nexvet; or

(ii) result in a Material Restraint.

(d) the Transaction Agreement not having been terminated as a consequence of any of the following events having occurred (such events (including that set out in the Condition in paragraph 3(e) below) being the events set out in the Transaction Agreement following the occurrence of which the Transaction Agreement may be terminated in accordance with its terms):

(i) the Scheme Meeting or the EGM having been completed and the Scheme Meeting Resolution or the EGM Resolutions, as applicable, not having been approved by the requisite majorities;

(ii) the Effective Time not having occurred by 5:00 p.m. on the End Date, provided that the right to terminate the Transaction Agreement is not exercised by a party to the Transaction Agreement whose breach of any provision of the Transaction Agreement shall have been the primary cause of the failure of the Effective Time to have occurred by such time;

(iii) the High Court having declined or refused to sanction the Scheme and the decision of the High Court not having been appealed;

(iv) an injunction having been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition and having become final and non-appealable (provided that the right to terminate the Transaction Agreement is not exercised by a party whose breach of any provision of the Transaction Agreement shall have been the primary cause of such injunction);

(v) any Zoetis Party having breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement or any of its warranties set forth in the Transaction Agreement having been inaccurate (as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date provided that any warranties that expressly relate to a particular period shall be true and correct only with respect to such date or period), which material breach, failure to perform or inaccuracy would result in a failure of any Conditions and is not reasonably capable of being cured by the End Date (or, if curable, is not cured within 30 days following Nexvet’s delivery of written notice to Zoetis of such breach, failure to perform or inaccuracy stating its intention to terminate the Transaction Agreement and the reasons therefor);

(vi) Nexvet having breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement or any of its warranties set forth in the Transaction Agreement having been inaccurate (as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date provided that any warranties that expressly relate to a particular period shall be true and correct only with respect to such date or period), which material breach, failure to perform or inaccuracy would result in a failure of any Conditions and is not reasonably capable of being cured by the End Date (or, if curable, is not cured within 30 days following Zoetis’ delivery of written notice to Nexvet of such breach, failure to perform or inaccuracy stating its intention to terminate the Transaction Agreement and the reasons therefor);

(vii) a Nexvet Change of Recommendation having occurred or the Nexvet Board or any committee having withdrawn (or modifying in any manner adverse to Zoetis) or proposing publicly to withdraw (or modifying in any manner adverse to Zoetis) the Scheme Recommendation; or

(viii) following Nexvet’s delivery of a Final Recommendation Change Notice, Nexvet having provided Zoetis with written notice of its termination of the Transaction Agreement;

(e) the Transaction Agreement not having been terminated by the mutual written consent of Nexvet and Zoetis.

4. Zoetis shall have delivered to Nexvet a certificate, dated as of the Sanction Date and signed by an executive officer of Zoetis, certifying on behalf of Zoetis to the effect that the condition in paragraph 3(d)(v) has been satisfied.

5. Nexvet shall have delivered to Zoetis a certificate, dated as of the Sanction Date and signed by an executive officer of Nexvet, certifying on behalf of Nexvet to the effect that the condition in paragraph 3(d)(vi) has been satisfied.

6. Subject to the requirements of the Panel:

(a) Nexvet and Zoetis reserve the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 3 (with the exception of paragraphs 3(d)(v) and 3(d)(vi) (provided that both Parties agree to any such waiver);

(b) Zoetis reserves the right (but shall be under no obligation) to waive, in whole or in part, the condition in paragraph 3(d)(vi)); and

(c) Nexvet reserves the right (but shall be under no obligation) to waive, in whole or in part, the condition in paragraph 3(d)(v).

7. The Scheme will lapse unless it is effective and unconditional by not later than 5:00 p.m., (Eastern Time), on the End Date (or such earlier date as may be specified by the Panel, or such later date as Nexvet and Zoetis may, with (if required) the consent of the Panel, agree and (if required) the High Court may allow.

8. Any references in the Conditions to a Condition being “satisfied” upon receipt of any order, clearance, approval or consent from a Governmental Body shall be construed as meaning that the foregoing have been obtained, or where appropriate, made, terminated or expired in accordance with the relevant Condition.

9. The Scheme will lapse unless it is effective on or prior to the End Date or such later date (if any) as Zoetis and Nexvet may agree and (if required) the Panel and the High Court may allow.

10. If Zoetis Bidco is required to make an offer for Nexvet Shares under the provisions of Rule 9 of the Takeover Rules, Zoetis Bidco may make such alterations to any of the Conditions set out above as are necessary to comply with the provisions of that Rule.

11. Zoetis Bidco reserves the right, subject to the consent of the Panel, to elect to implement the Acquisition by way of a Takeover Offer as described in Clause 3.7 of the Transaction Agreement. Without limiting Clause 3.7 of the Transaction Agreement, in such event, such offer will be implemented on terms and conditions that are as least as favourable to the Nexvet Shareholders (except for an acceptance condition set at 80 per cent of the shares to which such offer relates or such lesser percentage being more than 50 per cent, as Zoetis Bidco may, with the consent of the Panel (if required), decide) as those which would apply in relation to the Scheme.

Definitions

For the purposes of this Schedule 1:

“Acquisition” means the proposed acquisition by Zoetis Bidco of Nexvet by means of the Scheme (as described in this Announcement) or a Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) (including the payment by Zoetis Bidco of the aggregate cash consideration pursuant to the Scheme or such Takeover Offer) pursuant to this Agreement;

“Act” means the Companies Act 2014, all enactments which are to be read as one with, or construed or read together as one with the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force;

“Announcement” means this announcement;

“Articles of Association” means the articles of association of Nexvet as filed with the Registrar of Companies;

“Clearances” means all consents, licences, authorisations, clearances, approvals, permissions, permits, non-actions, qualifications, orders and waivers required to be obtained from and issued by, and all registrations, applications, notices, submissions and filings required to be made with or provided to, any Person;

“Court Order” means the order or orders of the High Court sanctioning the Scheme under Section 453 of the Act and confirming the related reduction of capital that forms part of it under Sections 84 and 85 of the Act;

“Effective Time” means the time on the Effective Date at which the Court Order and a copy of the minute required by Section 86 of the Act are registered by the Registrar of Companies or, as the case may be, the Takeover Offer becomes (or is declared) unconditional in all respects;

“EGM” means the extraordinary general meeting of Nexvet Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the Scheme Meeting shall have been concluded (it being understood that if the Scheme Meeting is adjourned, the EGM shall be correspondingly adjourned);

“EGM Resolutions” means the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the related reduction of capital of Nexvet, changes to the Articles of Association (including as contemplated by the Transaction Agreement) and such other matters as Nexvet reasonably determines to be necessary for the purposes of implementing the Acquisition or, subject to the consent of Zoetis (such consent not to be unreasonably withheld or delayed), desirable for the purposes of implementing the Scheme or the Acquisition;

“EMA” means the European Medicines Agency;

End Date” means the date that is: (i) six months after the date hereof; or (ii) nine months after the date hereof where the directions hearing of the High Court (following the approval of the Scheme Resolution) to set a date for the Court Hearing of the petition to sanction the Scheme and other related matters (such as advertising requirements) has not been held and concluded by Monday, July 30 2017 at the latest, or, in either case, such later date as Zoetis and Nexvet may, with (if required) the consent of the Panel, agree and (if required) the High Court may allow;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Final Recommendation Change Notice” has the meaning given to that term in Clause 5.2(e) of the Transaction Agreement;

“FDA” means the United States Food and Drug Administration;

“Governmental Body” means any Irish, United States, foreign or supranational, federal, state, local or other governmental or regulatory authority, agency in any jurisdiction, commission, board, body, bureau, arbitrator, arbitration panel, or other authority, agency, including courts and other judicial bodies, or any competition, antitrust, foreign investment review or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange (including NASDAQ and NYSE) or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction (provided it has jurisdiction over the applicable Person or its activities or property), including the Panel, the High Court, the SEC, the FDA, the USDA, the EMA, the Health Products Regulatory Authority (of Ireland) and the Irish Department of Agriculture, Food and the Marine;

“High Court” means the High Court of Ireland;

“Ireland” means the island of Ireland, excluding Northern Ireland (the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone), and the word “Irish” shall be construed accordingly;

“Law” means any applicable federal, state, local, municipal, foreign, supranational or other law, statute, constitution, principle of common law, resolution, ordinance, code, agency requirement, licence, permit, edict, binding directive, decree, rule, regulation, judgment, order, injunction, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body;

“Material Restraint” means any requirement of any entity, (including its Subsidiaries) (a) to divest, hold, separate or otherwise take any action that limits such entity’s freedom of action, ownership or control with respect to, or its ability to retain or hold, directly or indirectly, any of its businesses, assets, equity interests, product lines or properties or any equity interest in any joint venture held by such entity, (b) to license any intellectual property of either the Zoetis Group or the Nexvet Group, (c) that would reasonably be expected to impose any limitation on or result in a material delay in the ability of Zoetis to acquire, or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares (or the equivalent) in or to exercise voting or management control over, Nexvet or any member of the Nexvet Group, (d) that would impose a limitation on the ability of Zoetis or its Subsidiaries to integrate or co-ordinate its business, or any part of it, with the business of the Nexvet Group, or (e) that would result in a member of the Zoetis Group or the Nexvet Group ceasing to be able to carry on business in any jurisdiction in which it does business as at the date of this Announcement, which would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Zoetis or Nexvet;

“NASDAQ” means the NASDAQ Stock Market;

“Nexvet” means Nexvet Biopharma public limited company, a public company limited by shares incorporated in Ireland under registration number 547923 having its registered office at Unit 5, Sragh Business Park, Rahan Road, Tullamore, Co. Offaly;

“Nexvet Board” means the board of directors of Nexvet from time to time and for the time being;

“Nexvet Change of Recommendation” has the meaning given to that term in Clause 5.2(d)(ii) of the Transaction Agreement;

“Nexvet Group” means Nexvet and all of its Subsidiaries;

“Nexvet Shareholders” means the holders of Nexvet Shares;

“Nexvet Shares” means the existing unconditionally allotted or issued and fully paid ordinary shares with a nominal value of US$ 0.125 each in the capital of Nexvet and any further such shares which are unconditionally allotted or issued before the date on which the Scheme is effective;

“Panel” means the Irish Takeover Panel;

“Parties” means Nexvet, Zoetis and Zoetis Bidco, and “Party” shall mean either Nexvet, Zoetis or Zoetis Bidco (as the context requires);

“Registrar of Companies” means the Registrar of Companies in Dublin, Ireland as defined in Section 2 of the Act;

“Sanction Date” has the meaning given to such expression in paragraph 2(c) of this Schedule 1;

“Scheme” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act and the related capital reduction under Sections 84 and 85 of the Act to effect the Acquisition pursuant to the Transaction Agreement, on the terms (including the conditions to the Scheme and the Acquisition) and for the consideration set out in this Announcement and on such other terms and in such form not being inconsistent therewith as the Parties mutually agree in writing, including any revision thereof as may be so agreed between the Parties and, if required, by the High Court;

“Scheme Document” means a document (or relevant sections of the Proxy Statement comprising the scheme document), including any amendments or supplements thereto, to be distributed as part of the Proxy Statement to Nexvet Shareholders and, for information only, to holders of Nexvet Convertible Securities, containing:

(a) the Scheme;

(b) the notice or notices of the Scheme Meeting and the EGM;

(c) an explanatory statement as required by Section 452 of the Act with respect to the Scheme;

(d) such other information as may be necessary or appropriate pursuant to the Act, the Exchange Act or the Takeover Rules (or required by the Panel); and

(e) such other information as Nexvet and Zoetis shall agree, each acting reasonably;

“Scheme Meeting” means the meeting or meetings of Nexvet Shareholders or, if applicable, any class or classes of Nexvet Shareholders (including, but not limited to, as may be directed by the High Court pursuant to Section 450(5) of the Act) (and any adjournment of any such meeting or meetings) convened by (i) resolution of the Nexvet Board or (ii) order of the High Court, in either case pursuant to Section 450 of the Act, to consider and vote on the Scheme Meeting Resolution;

“Scheme Meeting Resolution” means the resolution to be considered and voted on at the Scheme Meeting proposing that the Scheme, with or without amendment (but subject to such amendment being acceptable to each of Nexvet and Zoetis, except for a technical or procedural amendment which is required for the proper implementation of the Scheme and does not have a substantive consequence on the implementation of the Scheme) , be agreed to;

“SEC” means the United States Securities and Exchange Commission;

“Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2013;

“Transaction Agreement” means the transaction agreement entered into between Nexvet, Zoetis and Zoetis Bidco dated 13 April 2017 relating to, amongst other things, the implementation of the Acquisition as described in paragraph 14 of this Announcement;

“USDA” means the United States Department of Agriculture;

“Voting Record Time” means the time and date to be specified as the voting record time for the Scheme Meeting (or any adjournment thereof) in the Scheme Document;

“Zoetis” means Zoetis Inc., a company incorporated in the United States having its registered address at 10 Sylvan Way, Parsippany, NJ 07054;

“Zoetis Bidco” means Zoetis Belgium SA, a limited liability company (société anonyme) incorporated under the laws of Belgium, having its registered office at rue Laid Burniat 1, B-1348 Louvain-la-Neuve, and registered in the Crossroads Bank of Enterprises under number 0401.953.350 (RLE Nivelles); and

“Zoetis Group” means, collectively, Zoetis and all of its Subsidiaries, including Zoetis Bidco.

SCHEDULE 2

Sources and Bases of Information

In this Announcement, unless otherwise stated or the context otherwise requires, the following sources and bases have been used:

a) Unless otherwise stated, the financial information relating to Nexvet is extracted from the Annual Report on Form 10-K for the fiscal year ended 30 June 2016, the Form 10-Q for the quarterly period ended 30 September 2016 and the unaudited consolidated balance sheet of Nexvet as of 28 February 2017.

b) The value of the Acquisition is based upon the Consideration due under the terms of the Acquisition and on the basis of the issued and to be issued share capital of Nexvet referred to in paragraph (c) below.

c) The issued and to be issued share capital of Nexvet is calculated on the basis of:

i. the number of issued Nexvet ordinary shares as at the close of business on 12 April 2017 (being the last practicable date prior to the release of this Announcement), being 11,910,615 Nexvet ordinary shares (excluding treasury shares); and

ii. the number of Nexvet ordinary shares which may be issued (net of proceeds payable on the exercise of Nexvet Convertible Securities) on or after the date of this Announcement and prior to the Effective Date on the exercise of Nexvet Convertible Securities, which have been granted or are expected to be granted on or before the Effective Date, amounting in aggregate to 735,915 Nexvet ordinary shares.

d) Unless otherwise stated, all prices for Nexvet Shares are the Closing Price for the relevant dates.

e) References to the arrangements in place between Zoetis and Nexvet regarding an expenses reimbursement agreement are sourced from the terms of the Expenses Reimbursement Agreement approved by the Panel referred to in paragraph 13.

f) References to the arrangements in place between Zoetis and Nexvet regarding a transaction agreement are sourced from the terms of the Transaction Agreement referred to in paragraph 14.

g) References to the voting arrangements in place between Zoetis, Nexvet and certain Nexvet Shareholders regarding the Acquisition are sourced from the terms of the irrevocable undertakings referred to in paragraph 15.

SCHEDULE 3

Definitions

1. In this Announcement, save where the context clearly requires otherwise, the following expressions shall have the following meanings:

“Acquisition” means the proposed acquisition by Zoetis Bidco of Nexvet by means of the Scheme (as described in this Announcement) or a Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) (including the payment by Zoetis Bidco of the aggregate cash consideration pursuant to the Scheme or such Takeover Offer) pursuant to this Agreement;

“Act” means the Companies Act 2014, all enactments which are to be read as one with, or construed or read together as one with the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force;

“Acting in Concert” has the meaning given to that term in the Takeover Panel Act;

“Announcement” means this announcement;

“Articles of Association” means the articles of association of Nexvet as filed with the Registrar of Companies;

“Business Day” means any day, other than a Saturday, Sunday, public holiday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Buyback Options” means options to purchase Nexvet Shares at an exercise price of $6.35 per share and an option expiry date of 5:00 p.m. Irish time on 28 February 2018 granted pursuant to Nexvet Options terms of issue and which are exercisable in respect of 145,069 Nexvet Shares;

“Cancellation Record Time” means the date and time specified in the Scheme Document as the “Cancellation Record Time”;

“Closing Price” means, with respect to any Trading Day, the last price at which a Nexvet Share traded during a regular trading session on the NASDAQ on such day, as reported based on share prices from Bloomberg;

“Concert Parties” means, in relation to any Party, such persons as are deemed to be Acting in Concert with that Party pursuant to Rule 3.3 of Part A of the Takeover Rules and such persons as are Acting in Concert with that Party;

“Conditions” means the conditions to the Scheme and the Acquisition set forth in Schedule 1, and “Condition” means any one of the Conditions;

“Consideration” means US$6.72 in cash per Nexvet Share cancelled pursuant to the Scheme;

“Court Order” means the order or orders of the High Court sanctioning the Scheme under Section 453 of the Act and confirming the related reduction of capital that forms part of it under Sections 84 and 85 of the Act;

“Cowen” means Cowen and Company LLC;

“Effective” means the Scheme having become effective pursuant to its terms or if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer having become (or having been declared) unconditional in all respects in accordance with the provisions of the Takeover Offer Documents and the requirements of the Takeover Rules;

“Effective Date” means (i) the date on which the Scheme becomes effective in accordance with its terms or (ii) if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer having become (or having been declared) unconditional in all respects in accordance with the provisions of the Takeover Offer Documents and the requirements of the Takeover Rules;

“EGM” means the extraordinary general meeting of Nexvet Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the Scheme Meeting shall have been concluded (it being understood that if the Scheme Meeting is adjourned, the EGM shall be correspondingly adjourned);

“EGM Resolutions” means the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the related reduction of capital of Nexvet, changes to the Articles of Association (including as contemplated by the Transaction Agreement) and such other matters as Nexvet reasonably determines to be necessary for the purposes of implementing the Acquisition or, subject to the consent of Zoetis (such consent not to be unreasonably withheld or delayed), desirable for the purposes of implementing the Scheme or the Acquisition;

“EMA” means the European Medicines Agency;

“End Date” means the date that is: (i) six months after the date hereof; or (ii) nine months after the date hereof where the directions hearing of the High Court (following the approval of the Scheme Resolution) to set a date for the Court Hearing of the petition to sanction the Scheme and other related matters (such as advertising requirements) has not been held and concluded by Monday, July 30 2017 at the latest, or, in either case, such later date as Zoetis and Nexvet may, with (if required) the consent of the Panel, agree and (if required) the High Court may allow;

“Evercore” means Evercore Partners International LLP;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Expenses Reimbursement Agreement” means the expenses reimbursement agreement dated 13 April 2017 between Zoetis and Nexvet, the terms of which have been approved by the Panel, as described in paragraph 13 of this Announcement;

“FDA” means the United State Food and Drug Administration;

“FINRA” means the Financial Industry Regulatory Authority;

“Goldman Sachs” means Goldman, Sachs & Co. and Goldman Sachs International (in their capacity as financial adviser to Zoetis);

“Governmental Body” means any Irish, United States, foreign or supranational, federal, state, local or other governmental or regulatory authority, agency in any jurisdiction, commission, board, body, bureau, arbitrator, arbitration panel, or other authority, agency, including courts and other judicial bodies, or any competition, antitrust, foreign investment review or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange (including NASDAQ and NYSE) or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction (provided it has jurisdiction over the applicable Person or its activities or property), including the Panel, the High Court, the SEC, the FDA, the USDA, the EMA, the Health Products Regulatory Authority (of Ireland) and the Irish Department of Agriculture, Food and the Marine;

“High Court” means the High Court of Ireland;

“Ireland” means the island of Ireland, excluding Northern Ireland (the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone), and the word “Irish” shall be construed accordingly;

“Irrecoverable VAT” in relation to any person, any amount in respect of VAT which that person (or a member of the same VAT Group as that person) has incurred and in respect of which neither that person nor any other member of the same VAT Group as that person is entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with section 59 of the Irish Value Added Tax Consolidation Act 2010 and any regulations made under that act or similar provision in any other jurisdiction;

“Law” means any applicable federal, state, local, municipal, foreign, supranational or other law, statute, constitution, principle of common law, resolution, ordinance, code, agency requirement, licence, permit, edict, binding directive, decree, rule, regulation, judgment, order, injunction, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body;

“Meetings” mean the Scheme Meeting and the EGM, and Meeting means either of them as the context requires;

“NASDAQ” means the NASDAQ Stock Market;

“Nexvet” means Nexvet Biopharma public limited company, a public company limited by shares incorporated in Ireland under registration number 547923 having its registered office at Unit 5, Sragh Business Park, Rahan Road, Tullamore, Co. Offaly;

“Nexvet 2012 Plan” means the Nexvet Employee Share Plan governed by the Employee Share Plan dated 29 August 2012 adopted by the board of directors of Nexvet Biopharma Pty Limited on 29 August 2012;

“Nexvet 2013 Australian Plan” means the Nexvet Long Term Incentive Plan governed by the Long Term Incentive Plan Rules dated 5 November 2013 and adopted by the board of directors of Nexvet Biopharma Pty Limited on 30 October 2013;

“Nexvet 2013 Plan” means the Nexvet Long Term Incentive Plan governed by the Long Term Incentive Plan Rules dated 4 September 2014 and adopted by the Nexvet Board on 18 September 2014;

“Nexvet 2015 Plan” means the Nexvet Biopharma Public Limited Company 2015 Equity Incentive Plan as adopted by the Nexvet Board on 14 October 2014, as amended by the Nexvet Board on 16 January 2015 and as further amended by the Compensation Committee (as defined therein) on 2 September 2015;

“Nexvet Alternative Proposal” means any bona fide proposal or bona fide offer, which proposal or offer may be subject to due diligence, definitive documentation or both, made by any person (other than a proposal or offer pursuant to Rule 2.5 of the Takeover Rules by Zoetis or any of its Concert Parties) for:

(a) a merger, reorganisation, share exchange, consolidation, business combination, recapitalisation, dissolution, liquidation or similar transaction involving Nexvet that, if consummated, would result in any Person beneficially owning shares with more than 20% of the voting power of Nexvet;

(b) the direct or indirect acquisition by any Person of more than 20% of the value of the assets of the Nexvet Group, taken as a whole; or

(c) the direct or indirect acquisition by any Person of more than 20% of the voting power or the issued share capital of Nexvet, including any offer or exchange offer that if consummated would result in any Person beneficially owning shares with more than 20% of the voting power of Nexvet;

“Nexvet Board” means the board of directors of Nexvet from time to time and for the time being;

“Nexvet Change of Recommendation” has the meaning given to that term in Clause 5.2(d)(ii) of the Transaction Agreement;

“Nexvet Convertible Securities” means all issued and outstanding securities (including, but not limited to, all options, restricted share units, warrants and/or other convertible securities issued pursuant the Nexvet Plans) which are convertible, exchangeable or exercisable into Nexvet Shares;

“Nexvet Directors” mean the members of the Nexvet Board;

“Nexvet Group” means Nexvet and all of its Subsidiaries;

“Nexvet Options” means options to purchase Nexvet Shares granted pursuant to the Buyback Options, the Nexvet 2013 Plan or the Nexvet 2015 Plan;

“Nexvet Plans” means the Nexvet 2012 Plan, the Buyback Options, the Nexvet 2013 Australian Plan, the Nexvet 2013 Plan and the Nexvet 2015 Plan;

“Nexvet Shareholders” means the holders of Nexvet Shares;

“Nexvet Shares” means the existing unconditionally allotted or issued and fully paid ordinary shares with a nominal value of US$ 0.125 each in the capital of Nexvet and any further such shares which are unconditionally allotted or issued before the date on which the Scheme is effective;

“Nexvet Superior Proposal” means a written bona fide Nexvet Alternative Proposal (where each reference to 20% set forth in the definition of such term shall be deemed to refer to 50%, but provided that such Nexvet Alternative Proposal may not be subject to due diligence or definitive documentation (other than the execution thereof)) that the Nexvet Board determines in good faith (after consultation with Nexvet’s financial advisers and outside legal counsel) is more favourable to Nexvet Shareholders than the Acquisition, taking into account such financial, regulatory, legal, structuring, timing and other aspects of such proposal as the Nexvet Board considers to be appropriate;

“NYSE” means the New York Stock Exchange;

“Offer” or “Takeover Offer” means an offer in accordance with Clause 3.7 of the Transaction Agreement for the entire issued and to be issued share capital of Nexvet (other than any Nexvet Shares beneficially owned by any member of Zoetis Group (if any)), including any amendment or revision thereto pursuant to the Transaction Agreement, the full terms of which would be set out in the Takeover Offer Documents or (as the case may be) any revised offer document(s);

“Offer Period” means the period commencing on 13 April 2017 and ending on the earlier of the date on which the Acquisition becomes Effective and the date on which the Acquisition lapses or is withdrawn (or such other date at the Panel may decide or the Takeover Rules dictate);

“Panel” means the Irish Takeover Panel;

“Parties” means Nexvet, Zoetis and Zoetis Bidco, and “Party” shall mean either Nexvet, Zoetis or Zoetis Bidco (as the context requires);

“Person” or “person” means an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Governmental Body or any department, agency or political subdivision thereof;

“Proposals” means the Scheme and other matters relevant thereto to be considered by Nexvet Shareholders at the Meetings;

“Proxy Statement” means the proxy statement of Nexvet (including any amendments or supplements thereto), to be filed with the SEC and mailed to Nexvet Shareholders, comprising (i) the Scheme Document, (ii) the notices of the Scheme Meeting and EGM, (iii) an explanatory statement as required by Section 452 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act and the Takeover Rules or required by the Panel and (v) such other information as Nexvet and Zoetis agree;

“Registrar of Companies” means the Registrar of Companies in Dublin, Ireland as defined in Section 2 of the Act;

“Relevant Securities” has the meaning assigned to it by the Takeover Rules;

“Resolutions” means, collectively, the Scheme Meeting Resolution and the EGM Resolutions, which will be set out in the Scheme Document;

“Restricted Jurisdiction” means any jurisdiction in, into or from which the release, publishing or distribution of this Announcement in whole or in part would or might infringe the laws of that jurisdiction or would or might require compliance with any governmental or other consent or any registration or other formality that either party is unable to comply with or regards as unduly onerous to comply with;

“Scheme” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act and the related capital reduction under Sections 84 and 85 of the Act to effect the Acquisition pursuant to the Transaction Agreement, on the terms (including the conditions to the Scheme and the Acquisition) and for the consideration set out in this Announcement and on such other terms and in such form not being inconsistent therewith as the Parties mutually agree in writing, including any revision thereof as may be so agreed between the Parties and, if required, by the High Court;

“Scheme Document” means a document (or relevant sections of the Proxy Statement comprising the scheme document), including any amendments or supplements thereto, to be distributed as part of the Proxy Statement to Nexvet Shareholders and, for information only, to holders of Nexvet Convertible Securities, containing:

(a) the Scheme;

(b) the notice or notices of the Scheme Meeting and the EGM;

(c) an explanatory statement as required by Section 452 of the Act with respect to the Scheme;

(d) such other information as may be necessary or appropriate pursuant to the Act, the Exchange Act or the Takeover Rules (or required by the Panel); and

(e) such other information as Nexvet and Zoetis shall agree, each acting reasonably;

“Scheme Meeting” means the meeting or meetings of Nexvet Shareholders or, if applicable, any class or classes of Nexvet Shareholders (including, but not limited to as may be directed by the High Court pursuant to Section 450(5) of the Act) (and any adjournment of any such meeting or meetings) convened by (i) resolution of the Nexvet Board or (ii) order of the High Court, in either case pursuant to Section 450 of the Act, to consider and vote on the Scheme Meeting Resolution;

“Scheme Meeting Resolution” means the resolution to be considered and voted on at the Scheme Meeting proposing that the Scheme, with or without amendment (but subject to such amendment being acceptable to each of Nexvet and Zoetis, except for a technical or procedural amendment which is required for the proper implementation of the Scheme and does not have a substantive consequence on the implementation of the Scheme), be agreed to;

“Scheme Recommendation” means the unanimous recommendation of the Nexvet Board that Nexvet Shareholders vote in favour of the Resolutions;

“SEC” means the United States Securities and Exchange Commission;

“Subsidiary” means in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power;

“Takeover Offer Documents” means if following the date hereof, Zoetis elects to implement the Acquisition by way of Takeover Offer in accordance with Clause 3.7 of the Transaction Agreement, the documents to be despatched to Nexvet Shareholders and others by Zoetis Bidco containing, amongst other things, the Takeover Offer, the Conditions (save insofar as not appropriate in the case of a Takeover Offer, and as amended in such manner as Zoetis and Nexvet shall determine, and the Panel shall agree, to be necessary to reflect the terms of the Takeover Offer) and certain information about Zoetis, Zoetis Bidco and Nexvet and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Takeover Panel Act” means the Irish Takeover Panel Act 1997, as amended;

“Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2013;

“Tax” (or “Taxes” and, with correlative meaning, the term “Taxable”) means all national, federal, state, local or other taxes imposed by the United States, Ireland, and any Governmental Body or other Tax Authority, including income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, universal social charge, pay related social insurance and other similar contributions, sales, employment, unemployment, disability, use, property, gift tax, inheritance tax, unclaimed property, escheat, withholding, excise, production, value added, goods and services, trading, occupancy and other taxes, duties or assessments of any nature whatsoever, or state aid related thereto, together with all interest, penalties, surcharges and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not, and any liability in respect of any of the foregoing items payable by reason of contract, assumption, transferee or successor liability;

“Tax Authority” means any Governmental Body responsible for the assessment, collection or enforcement of laws relating to Taxes or for making any decision or ruling on any matter relating to Tax (including the US Internal Revenue Service and the Irish Revenue Commissioners);

“Trading Day” means any day on which the NASDAQ is open for business;

“Transaction Agreement” means the transaction agreement entered into between Nexvet, Zoetis and Zoetis Bidco dated 13 April 2017 relating to, amongst other things, the implementation of the Acquisition as described in paragraph 14 of this Announcement;

“USDA” means the United States Department of Agriculture;

“U.S.” or “United States” means the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia, and all other areas subject to its jurisdiction;

“US$”, “$” or “USD”, means United States dollars, the lawful currency of the United States of America;

“VAT” any tax imposed by any member state of the European Community in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC);

“VAT Group” a group as defined in Section 15 of the Irish Value Added Tax Consolidation Act 2010 and any similar VAT grouping arrangement in any other jurisdiction;

“Voting Record Time” means the time and date to be specified as the voting record time for the Scheme Meeting (or any adjournment thereof) in the Scheme Document;

“Zoetis” means Zoetis Inc., a company incorporated in the United States having its registered address at 10 Sylvan Way, Parsippany, NJ 07054;

“Zoetis Bidco” means Zoetis Belgium S.A., a limited liability company (société anonyme) incorporated under the laws of Belgium, having its registered office at rue Laid Burniat 1, B-1348 Louvain-la-Neuve, and registered in the Crossroads Bank of Enterprises under number 0401.953.350 (RLE Nivelles);

“Zoetis Group” means, collectively, Zoetis and all of its Subsidiaries, including Zoetis Bidco; and

“€”, “EUR” or “euro” means the lawful currency of Ireland.

2. All amounts contained within this Announcement referred to by “€” and “c” refer to the euro and cent and amounts contained within this Announcement referred to by “US$” or “$” refer to the U.S. dollar amounts.

3. Any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof. Any reference to any legislation is to Irish legislation unless specified otherwise.

4. Words importing the singular shall include the plural and vice versa and words importing the masculine gender shall include the feminine or neutral gender.

5. All times referred to are U.S. Eastern Time unless otherwise stated.

SCHEDULE 4

Transaction Agreement

DATED APRIL 13, 2017

NEXVET BIOPHARMA PUBLIC LIMITED COMPANY

ZOETIS INC.

ZOETIS BELGIUM S.A.,

TRANSACTION AGREEMENT

CONTENTS

1. INTERPRETATION 1

2. RULE 2.5 ANNOUNCEMENT AND SCHEME DOCUMENT 14

3. IMPLEMENTATION OF THE SCHEME 15

4. RULE 15 PROPOSALS 24

5. TARGET AND ZOETIS CONDUCT 26

6. WARRANTIES 30

7. ADDITIONAL AGREEMENTS 51

8. COMPLETION OF ACQUISITION 58

9. TERMINATION 59

10. GENERAL 61

SCHEDULE 1

TARGET CONDUCT 66

SCHEDULE 2

SEVERANCE FORMULA 71

SCHEDULE 3

RULE 2.5 ANNOUNCEMENT 73

THIS AGREEMENT is made on April 13, 2017

BETWEEN:

(1) NEXVET BIOPHARMA PUBLIC LIMITED COMPANY, an Irish public limited company, having its principal place of business at Unit 5, Sragh Technology Park, Tullamore, Co. Offaly, Ireland (“Target”);

(2) ZOETIS INC., a Delaware corporation, with a principal place of business at 10 Sylvan Way, Parsippany, New Jersey 07054 (“Zoetis”); and

(3) ZOETIS BELGIUM S.A., a limited liability company (société anonyme) incorporated under the laws of Belgium, having its registered office at rue Laid Burniat 1, B-1348 Louvain-la-Neuve, and registered in the Crossroads Bank of Enterprises under number 0401.953.350 (RLE Nivelles) (“Zoetis Bidco”)

RECITALS:

(A) Zoetis has agreed to make a proposal to cause Zoetis Bidco to acquire Target on the terms set out in the Rule 2.5 Announcement (as defined below).

(B) This Transaction Agreement (this “Agreement”) sets out certain matters relating to the conduct of the Acquisition (as defined below) that have been agreed by the Parties (as defined below).

(C) The Parties intend that the Acquisition will be implemented by way of the Scheme (as defined below), although this may, subject to the consent of the Panel (where required), be switched to a Takeover Offer (as defined below) in accordance with the terms set out in this Agreement.

IT IS AGREED as follows:

1. Interpretation

1.1 Definitions

In this Agreement, including the Recitals, the following words and expressions shall have the meanings set opposite them:

“Acquisition” means the proposed acquisition by Zoetis Bidco of Target by means of the Scheme (as described in the Rule 2.5 Announcement) or a Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) (including the payment by Zoetis Bidco of the aggregate cash consideration pursuant to the Scheme or such Takeover Offer) pursuant to this Agreement;

“Act” means the Companies Act 2014, all enactments which are to be read as one with, or construed or read together as one with the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force;

“Acting in Concert” has the meaning given to that term in the Takeover Panel Act;

“Action” means any lawsuit, claim, complaint, action or proceeding before any Governmental Body;

“Adverse Event” means any adverse event associated with the use of a Target Product covered by this Agreement, whether or not considered to be Target Product related, and whether or not the Target Product was used in accordance with directions, including (i) an adverse event occurring in animals in the course of the use of a Target Product by a veterinarian or other animal owner or caretaker, (ii) failure of a Target Product to produce its expected pharmacological or clinical effect (lack of expected effectiveness), (iii) an adverse event occurring in humans from exposure during manufacture, testing, handling or use of a Target Product;

“Affiliate” means in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise);

“Agreement” has the meaning given to that term in the Recitals;

“Articles of Association” means the articles of association of Target as filed with the Registrar of Companies;

“Benefit Plan” means each (i) employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject thereto), (ii) bonus, stock option, stock purchase, stock ownership, restricted stock, equity, phantom-equity or other equity-based, incentive, deferred compensation, retirement, pension, profit sharing, retiree medical, life insurance, supplemental retirement, vacation, medical, dental, vision, prescription, cafeteria, material fringe benefit, relocation or expatriate benefit, perquisite, disability, accident, leave, employee assistance, supplemental unemployment benefit or other compensation or benefit plans, programs, agreements or arrangements, and (iii) employment, termination, severance, redundancy, layoff, change in control, salary continuation, transaction bonus, retention or other plans, programs, agreements or arrangements, in each case whether written or oral, and whether for the benefit of one individual or more than one individual;

“Business Day” means any day, other than a Saturday, Sunday, public holiday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Buyback Options” means options to purchase Target Shares at an exercise price of $6.35 per share and an option expiry date of 5:00 p.m. Irish time on February 28, 2018 granted pursuant to Target’s options terms of issue and which are exercisable in respect of 145,069 Target Shares;

“Capitalisation Date” has the meaning given to that term in Clause 6.1(c)(i);

“Clearances” means all consents, licences, authorisations, clearances, approvals, permissions, permits, non-actions, qualifications, orders and waivers required to be obtained from and issued by, and all registrations, applications, notices, submissions and filings required to be made with or provided to, any Person;

“Code” means the US Internal Revenue Code of 1986, as amended;

“Completion” means completion of the Acquisition;

“Completion Date” has the meaning given to that term in Clause 8.1(a);

“Concert Parties” means in relation to any Party, such persons as are deemed to be Acting in Concert with that Party pursuant to Rule 3.3 of Part A of the Takeover Rules and such persons as are Acting in Concert with that Party;

“Conditions” means the conditions to the Scheme and the Acquisition set forth in Schedule 1 to the Rule 2.5 Announcement, and “Condition” means any one of the Conditions;

“Consideration” means US$6.72 per Target Share;

“Contract” means any legally binding written, oral or other agreement, amendment, contract, subcontract, lease, understanding, instrument, note, debenture, indenture, warrant, option, warranty, purchase order, licence, sublicence, insurance policy or other similar legally binding commitment or undertaking of any nature;

“Copyrights” means any and all US and foreign copyrights, mask works and all other rights with respect to software, websites, content, images, graphics, text, photographs, artwork, audio-visual works, sound recordings, graphs, drawings, reports, analyses, writings, designs, mask works and other works of authorship and copyrightable subject matter and all registrations thereof, applications therefor, and renewals, extensions and reversions thereof (including moral and economic rights, however denominated);

“Court Hearing” means the hearing by the High Court of the Petition to sanction the Scheme under Section 453 of the Act;

“Court Order” means the order or orders of the High Court sanctioning the Scheme under Section 453 of the Act and confirming the related reduction of capital that forms part of it under Sections 84 and 85 of the Act;

“Data Privacy Rules” has the meaning given to that term in Clause 6.16.1(m)(xi);

“Disabling Code” has the meaning given to that term in Clause 6.16.1(m)(ix);

“Effective Date” means (i) the date on which the Scheme becomes effective in accordance with its terms or (ii) if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer having become (or having been declared) unconditional in all respects in accordance with the provisions of the Takeover Offer Documents and the requirements of the Takeover Rules;

“Effective Time” means the time on the Effective Date at which the Court Order and a copy of the minute required by Section 86 of the Act are registered by the Registrar of Companies or, as the case may be, the Takeover Offer becomes (or is declared) unconditional in all respects;

“EGM” means the extraordinary general meeting of Target Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the Scheme Meeting shall have been concluded (it being understood that if the Scheme Meeting is adjourned, the EGM shall be correspondingly adjourned);

“EGM Resolutions” means the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the related reduction of capital of Target, changes to the Articles of Association, including as contemplated by Clause 4.3, and such other matters as Target reasonably determines to be necessary for the purposes of implementing the Acquisition or, subject to the consent of Zoetis (such consent not to be unreasonably withheld or delayed), desirable for the purposes of implementing the Scheme or the Acquisition;

“EMA” means the European Medicines Agency;

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, assignment, hypothecation, right of first refusal, or offer, right of pre-emption, or right to acquire or restrict, any adverse claim or right or third party right or interest, any other encumbrance or security interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements or pre-emption rights) having a similar effect;

“End Date” means the date that is: (i) six months after the date hereof; or (ii) nine months after the date hereof where the directions hearing of the High Court (following the approval of the Scheme Resolution) to set a date for the Court Hearing and other related matters (such as advertising requirements) has not been held and concluded by Monday, July 30, 2017 at the latest, or, in either case, such later date as Zoetis and Target may, with (if required) the consent of the Panel, agree and (if required) the High Court may allow;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

“Euro Deferred Shares” means the 400 deferred shares with a nominal value of €100 each in the share capital of Target;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Executive Officers” means the executive officers of Target listed in Clause 1.1 of the Target Disclosure Letter;

“Existing Policies” has the meaning given to that term in Clause 7.2(c);

“Expenses Reimbursement Agreement” means the expenses reimbursement agreement dated the date hereof between Zoetis and Target, the terms of which have been approved by the Panel;

“FDA” means the United States Food and Drug Administration;

“FDA Ethics Policy” has the meaning given to that term in Clause 6.1(p)(viii);

“Final Recommendation Change Notice” has the meaning given to that term in Clause 5.2(e);

“Governmental Authorisation” means any Clearance made available by or under the authority of any Governmental Body or pursuant to any applicable Law (including any of the foregoing that relate to export control);

“Governmental Body” means any Irish, United States, foreign or supranational, federal, state, local or other governmental or regulatory authority, agency in any jurisdiction, commission, board, body, bureau, arbitrator, arbitration panel, or other authority, agency, including courts and other judicial bodies, or any competition, antitrust, foreign investment review or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange (including NASDAQ and NYSE) or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction (provided it has jurisdiction over the applicable Person or its activities or property), including the Panel, the High Court, the SEC, the FDA, the USDA, the EMA, the Health Products Regulatory Authority (of Ireland) and the Irish Department of Agriculture, Food and the Marine;

“High Court” means the High Court of Ireland;

“IACUC” has the meaning given to that term in Clause 6.1(p)(i);

“Indebtedness” means any and all (i) indebtedness for borrowed money, whether current or funded, secured or unsecured, including that evidenced by notes, bonds, debentures or other similar instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (ii) amounts owed with respect to drawn letters of credit, (iii) cash overdrafts, and (iv) outstanding guarantees of obligations of the type described in clauses (i) through (iii) above;

“Indemnified Parties” and “Indemnified Party” have the meaning given to those terms in Clause 7.2(a);

“Industrial Instrument” means any award, modern award, collective agreement, enterprise agreement, transitional instrument or any other form of agreement made or taken to exist under any industrial law including, without limitation, the Fair Work (Transitional Provisions and Consequential Amendments) Act 2009 (Cth) of Australia and the Fair Work Act 2009 (Cth) of Australia, as amended from time to time;

“Infringement” has the meaning given to that term in Clause 6.16.1(m)(iv) and “Infringe” shall be construed accordingly;

“Intellectual Property” means all intellectual property rights of any kind in any jurisdiction throughout the world, whether registered or unregistered, including all rights, title and interests in, to and concerning: (a) Patents; (b) Marks; (c) Copyrights; (d) Software, data, databases and compilations of information; (e) all confidential and proprietary information, including Trade Secrets, know-how and technical information, including unpatented and unpatentable inventions, ideas, discoveries, research and development results and plans, improvements, formulae, flow charts, algorithms, routines, compositions, formulations, patterns, schematics, designs, drawings, specifications, plans, compilations, programs, devices, methods, processes, techniques, technical and non-technical data, manuals, reports, customer and supplier lists and information, pricing and cost information, business and marketing research and forecasts, proposals, and personnel information; (f) all websites and internet domain names and registrations and renewals thereof; (g) all advertising and promotional materials and product labels; (h) all social media accounts and content found therein; (i) all other intellectual property and other proprietary rights; and (j) all copies and tangible embodiments of the foregoing (in whatever form or medium), and (k) all rights to sue for and all remedies resulting from, past, present and future Infringement of the forgoing;

“IP Agreements” has the meaning given to that term in Clause 6.16.1(m)(iii);

“IPO Options” means options to purchase Target Shares at an exercise price per share equal to the greater of US$15.00 or the price per share of the Target Shares at the Target’s initial public offering and granted pursuant to the Target 2015 Plan;

“Ireland” means the island of Ireland, excluding Northern Ireland (the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone), and the word “Irish” shall be construed accordingly;

“Knowledge” means the actual knowledge, after all reasonable due enquiry, of and by the Executive Officers;

“Law” means any applicable federal, state, local, municipal, foreign, supranational or other law, statute, constitution, principle of common law, resolution, ordinance, code, agency requirement, licence, permit, edict, binding directive, decree, rule, regulation, judgment, order, injunction, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body;

“Leased Real Property” has the meaning given to that term in Clause 6.1(q)(ii);

“Material Contract” has the meaning given to that term in Clause 6.1(j)(i);

“Marks” means all trademarks, service marks, trade dress, logos, trade names, corporate names, business names, brand names, domain names, design rights, and other source identifiers, including the goodwill of the business associated with the foregoing, and all registrations and applications for registration of the foregoing and extensions, and renewals thereof;

“Maximum Premium” has the meaning given to that term in Clause 7.2(c);

“Moral Rights” has the meaning given to that term in Part IX of the Copyright Act 1968 (Cwth) of Australia and includes corresponding rights in jurisdictions outside Australia;

“Most Recent Balance Sheet” means the unaudited consolidated balance sheet of Target as of February 28, 2017 provided to Zoetis prior to the date hereof;

“NASDAQ” means the NASDAQ Stock Market;

“New Plans” has the meaning given to that term in Clause 7.3(b);

“Notice Period” has the meaning given to that term in Clause 5.2(e);

“NYSE” means the New York Stock Exchange;

“Old Plans” means each Target Benefit Plan in which a Target Employee participated immediately prior to the Effective Date;

“Open Source Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software or similar licensing or distribution models, including Software licensed or distributed under any of the licences or distribution models identified by the Open Source Initiative at http://www.opensource.org/licences/alphabetical, or any similar licence or distribution model;

“Orders” has the meaning given to that term in Clause 6.1(f);

“Organisational Documents” means constitution, articles of association, articles of incorporation, certificate of incorporation or bylaws or other equivalent organisational document, as appropriate;

“Owned Real Property” has the meaning given to that term in Clause 6.1(q)(i);

“Panel” means the Irish Takeover Panel;

“Parties” means Target, Zoetis and Zoetis Bidco, and “Party” shall mean either Target, Zoetis or Zoetis Bidco (as the context requires);

“Patents” means any and all US and foreign patent rights, including all: (i) patents (including utility, utility model, plant and design patents, and certificates of invention); (ii) patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals and all patents granted thereon; (iii) patents-of-addition, reissues, re-examinations, confirmations, re-registrations, invalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; and (iv) foreign counterparts of any of the foregoing;

“Paychex Agreement” has the meaning given to that term in Clause 6.1(n)(ii);

“Paychex Plan” has the meaning given to that term in the definition of Target Benefit Plan;

“Permitted Encumbrances” means any Encumbrance:

(a) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or which may hereafter be paid without penalty or for which adequate accruals or reserves have been established in accordance with US GAAP (where required);

(b) which is disclosed on the Most Recent Balance Sheet of Target or notes thereto or securing liabilities reflected on such balance sheet;

(c) which was incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet of Target; or

(d) which would not, individually or in the aggregate, reasonably be expected to materially impair the value of or the continued use of the applicable property for the purposes for which the property is currently being used;

“Person” or “person” means an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Governmental Body or any department, agency or political subdivision thereof;

“Petition” means the petition to the High Court seeking the Court Order;

“Preferred Shares” means the 10,000,000 undesignated preferred shares with a nominal value of US$0.01 each in the share capital of Target;

“Proxy Statement” has the meaning given to that term in Clause 3.1;

“Recall” has the meaning given to that term in Clause 6.1(p)(iii);

“Registrar of Companies” means the Registrar of Companies in Dublin, Ireland as defined in Section 2 of the Act;

“Regulation S-K” means Regulation S-K promulgated under the Securities Act;

“Regulatory Information Service” means a regulatory information service as defined in the Takeover Rules;

“Representatives” means in relation to any person, the directors, officers, employees, agents (excluding any brand licensing agents), investment bankers, financial advisers, legal advisers, accountants, brokers, finders, consultants or representatives of such person;

“Resolutions” means collectively, the Scheme Meeting Resolution and the EGM Resolutions, which will be set out in the Scheme Document;

“Rule 2.5 Announcement” means the announcement to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules, a copy of which is annexed to this Agreement at Schedule 3;

“Rule 15 Consideration” has the meaning given to that term in Clause 4.1(b);

“Rule 15 Proposals” means the proposals to be made to the holders of the Target Convertible Securities in accordance with Clause 4.1 of this Agreement for the purpose of complying with Rule 15 of the Takeover Rules;

“Sanction Date” means the date of sanction of the Scheme pursuant to Sections 449 to 455 of the Act and confirmation of the related reduction of capital involved therein by the High Court;

“Sarbanes-Oxley Act” has the meaning given to that term in Clause 6.1(k)(v);

“Scheme” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act and the related capital reduction under Sections 84 and 85 of the Act to effect the Acquisition pursuant to this Agreement, on the terms (including the Conditions) and for the consideration set out in the Rule 2.5 Announcement and on such other terms and in such form not being inconsistent therewith as the Parties mutually agree in writing, including any revision thereof as may be so agreed between the Parties and, if required, by the High Court;

“Scheme Document” means a document (or relevant sections of the Proxy Statement comprising the scheme document), including any amendments or supplements thereto, to be distributed as part of the Proxy Statement to Target Shareholders and, for information only, to holders of the Target Convertible Securities, containing:

(a) the Scheme;

(b) the notice or notices of the Scheme Meeting and the EGM;

(c) an explanatory statement as required by Section 452 of the Act with respect to the Scheme;

(d) such other information as may be necessary or appropriate pursuant to the Act, the Exchange Act or the Takeover Rules; and

(e) such other information as Target and Zoetis shall agree, each acting reasonably;

“Scheme Meeting” means the meeting or meetings of the Target Shareholders or, if applicable, any class or classes of Target Shareholders (including, but not limited to, as may be directed by the High Court pursuant to Section 450(5) of the Act) (and any adjournment of any such meeting or meetings) convened by (i) resolution of the Target Board or (ii) order of the High Court, in either case pursuant to Section 450 of the Act, to consider and vote on the Scheme Meeting Resolution;

“Scheme Meeting Resolution” means the resolution to be considered and voted on at the Scheme Meeting proposing that the Scheme, with or without amendment (but subject to such amendment being acceptable to each of Target and Zoetis, except for a technical or procedural amendment which is required for the proper implementation of the Scheme and does not have a substantive consequence on the implementation of the Scheme), be agreed to;

“Scheme Recommendation” means the unanimous recommendation of the Target Board that Target Shareholders vote in favour of the Resolutions;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Software” means all computer software, programs and code, including assemblers, applets, compilers, source code, object code, executable code, net lists, development tools, design tools, user interfaces and data, databases in any form or format, however fixed, and all related documentation;

“Study” has the meaning given to that term in Clause 6.1(p)(i);

“Study Materials” has the meaning given to that term in Clause 6.1(p)(v);

“Subsidiary” means in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power;

“Superior Proposal Notice” has the meaning given to that term in Clause 5.2(e);

“Takeover Offer” means an offer in accordance with Clause 3.7 for the entire issued and to be issued ordinary share capital of Target (other than any Target Shares beneficially owned by any member of Zoetis Group (if any)), including any amendment or revision thereto pursuant to this Agreement, the full terms of which would be set out in the Takeover Offer Documents or (as the case may be) any revised offer document(s);

“Takeover Offer Documents” means if following the date hereof, Zoetis elects to implement the Acquisition by way of Takeover Offer in accordance with Clause 3.7, the documents to be despatched to Target Shareholders and others by Zoetis Bidco containing, amongst other things, the Takeover Offer, the Conditions (save insofar as not appropriate in the case of a Takeover Offer, and as amended in such manner as Zoetis and Target shall determine, and the Panel shall agree, to be necessary to reflect the terms of the Takeover Offer) and certain information about Zoetis, Zoetis Bidco and Target and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Takeover Panel Act” means the Irish Takeover Panel Act 1997, as amended;

“Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules, 2013;

“Target” has the meaning given to that term in the introduction of this Agreement;

“Target 2012 Plan” means the Nexvet Employee Share Plan governed by the Employee Share Plan dated August 29, 2012 adopted by the board of directors of Nexvet Biopharma Pty Limited on August 29, 2012;

“Target 2013 Australian Plan” means the Nexvet Long Term Incentive Plan governed by the Long Term Incentive Plan Rules dated November 5, 2013 and adopted by board of directors of Nexvet Biopharma Pty Limited on October 30, 2013;

“Target 2013 Plan” means the Nexvet Long Term Incentive Plan governed by the Long Term Incentive Plan Rules dated September 4, 2014 and adopted by the Target Board on September 18, 2014;

“Target 2015 Plan” means the Nexvet Biopharma Public Limited Company 2015 Equity Incentive Plan as adopted by the Target Board on October 14, 2014, as amended by the Target Board on January 16, 2015 and as further amended by the Compensation Committee (as defined therein) on September 2, 2015;

“Target 401(k) Plans” has the meaning given to that term in Clause 7.3(f);

“Target Alternative Proposal” means any bona fide proposal or bona fide offer, which proposal or offer may be subject to due diligence, definitive documentation or both,

made by any person (other than a proposal or offer pursuant to Rule 2.5 of the Takeover Rules by Zoetis or any of its Concert Parties) for:

(a) a merger, reorganisation, share exchange, consolidation, business combination, recapitalisation, dissolution, liquidation or similar transaction involving Target that, if consummated, would result in any Person beneficially owning shares with more than 20% of the voting power of Target;

(b) the direct or indirect acquisition by any Person of more than 20% of the value of the assets of the Target Group, taken as a whole; or

(c) the direct or indirect acquisition by any Person of more than 20% of the voting power or the issued share capital of Target, including any offer or exchange offer that if consummated would result in any Person beneficially owning shares with more than 20% of the voting power of Target;

“Target Associate” means any current employee, independent contractor, consultant or director of or to any member of the Target Group;

“Target Benefit Plans” means any Benefit Plan (i) to which Target or any of its Subsidiaries is a party, (ii) sponsored, maintained or contributed to, or required to be maintained or contributed to by Target or any of its Subsidiaries or (iii) with respect to which Target or any of its Subsidiaries has or could reasonably be expected to have any obligation or liability; for the avoidance of doubt, any Benefit Plan sponsored or maintained by Paychex, pursuant to the Paychex Agreement, in which any current or former employee of the Target Group or such employee’s dependents or beneficiaries participates (such a Benefit Plan, a “Paychex Plan”) shall be a Target Benefit Plan;

“Target Board” means the board of directors of Target from time to time and for the time being;

“Target Change of Recommendation” has the meaning given to that term in Clause 5.2(d)(ii);

“Target Convertible Securities” means all issued and outstanding securities (including, but not limited to, all options, restricted share units, warrants and/or other convertible securities issued pursuant the Target Plans) which are convertible, exchangeable or exercisable into Target Shares;

“Target Disclosure Letter” means the disclosure letter delivered by Target to Zoetis on the date hereof;

“Target Employee” means an employee of any member of the Target Group who remains employed after the Effective Time;

“Target Group” means Target and all of its Subsidiaries;

“Target Intellectual Property” has the meaning given to that term in Clause 6.1(m)(i);

“Target Options” means options to purchase Target Shares granted pursuant to the Buyback Options, the Target 2013 Plan or the Target 2015 Plan;

“Target Plans” means the Target 2012 Plan, the Buyback Options, the Target 2013 Australian Plan, the Target 2013 Plan and the Target 2015 Plan;

“Target Products” means any product or service made, marketed, sold, licensed or in development by any member of the Target Group;

“Target RSUs” means restricted share units granted pursuant to the Target 2013 Plan or the Target 2015 Plan;

“Target SEC Documents” means all forms, documents and reports (including exhibits and other information incorporated therein) filed or furnished by Target with the SEC;

“Target Shares” means the existing unconditionally allotted or issued and fully paid ordinary shares with a nominal value of US$ 0.125 each in the capital of Target and any further such shares which are unconditionally allotted or issued before the date on which the Scheme is effective;

“Target Shareholders” means the holders of the Target Shares;

“Target Shareholder Approval” means:

(a) the approval of the Scheme Meeting Resolution by a majority in number of Target Shareholders representing at least 75% or more in value of Target Shares held by such Target Shareholders, present and voting either in person or by proxy, at the requisite Scheme Meeting (or at any adjournment of such meeting); and

(b) the EGM Resolutions being duly passed by the requisite majorities of Target Shareholders present and voting either in person or by proxy at the EGM (or at any adjournment of such meeting);

“Target Superior Proposal” means a written bona fide Target Alternative Proposal (where each reference to 20% set forth in the definition of such term shall be deemed to refer to 50%, but provided that such Target Alternative Proposal may not be subject to due diligence or definitive documentation (other than the execution thereof)) that the Target Board determines in good faith (after consultation with Target’s financial advisers and outside legal counsel) is more favourable to the Target Shareholders than the Transactions, taking into account such financial, regulatory, legal, structuring, timing and other aspects of such proposal as the Target Board considers to be appropriate;

“Tax” (or “Taxes” and, with correlative meaning, the term “Taxable”) means all national, federal, state, local or other taxes imposed by the United States, Ireland, and any other Governmental Body or Tax Authority, including income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, universal social charge, pay related social insurance and other similar contributions, sales, employment, unemployment, disability, use, property, gift tax, inheritance tax, unclaimed property, escheat, withholding, excise, production, value added, goods and services, trading, occupancy and other taxes, duties or assessments of any nature whatsoever, or state aid related thereto, together with all interest, penalties, surcharges and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not, and any liability in respect of any of the foregoing items payable by reason of contract, assumption, transferee or successor liability;

“Tax Authority” means any Governmental Body responsible for the assessment, collection or enforcement of laws relating to Taxes or for making any decision or ruling on any matter relating to Tax (including the US Internal Revenue Service and the Irish Revenue Commissioners);

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, or information, including any amendments thereof, filed with, or required to be filed with, any Tax Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax;

“Trade Secrets” mean any information in all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program, devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, algorithm used in research, developments, products, design, and the use thereof, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialised physically, electronically, graphically, photographically, or in writing, that derives its value in part because it is not generally known by others and that is the subject of reasonable efforts to maintain its secrecy;

“Transactions” means the transactions contemplated by this Agreement, including the Acquisition;

“UK” means the United Kingdom of Great Britain and Northern Ireland;

“US$”, “$” or “USD” means United States dollars, the lawful currency of the United States of America;

“US” or “United States” means the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;

“USDA” means the United States Department of Agriculture;

“US GAAP” means US generally accepted accounting principles;

“WARN Act” means collectively, the United States Worker Adjustment and Retraining Notification Act and its regulations and any other similar Laws;

“Warrants” means all warrants which are currently in issue and which give, or potentially give, the right to any person to subscribe for (or otherwise acquire or call for delivery of) Target Shares and which were issued pursuant to the Target Warrant terms of issue (specifying an exercise price of US$8.625), the first Target Warrant terms of issue (specifying an exercise price of US$7.50) or the second Target Warrant terms of issue (specifying an exercise price of US$7.50), in each case, as amended by the First Amendment to Warrant Terms of Issue dated September 3, 2015, where applicable;

“Zoetis” has the meaning given to that term in the introduction of this Agreement;

“Zoetis Board” means the board of directors of Zoetis;

“Zoetis Confidentiality Agreement” means the confidentiality agreement between Target and Zoetis dated February 22, 2017 and as it may be further amended in writing by Zoetis and Target from time to time;

“Zoetis Group” means collectively, Zoetis and all of its Subsidiaries, including Zoetis Bidco; and

“€” means the lawful currency of Ireland.

1.2 Construction

(a) In this Agreement, words such as “hereunder”, “hereto”, “hereby”, “hereof” and “herein” and other words of similar meaning when used in this Agreement shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

(b) In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, subsection, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

(c) In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

(d) In this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

(e) In this Agreement, the term “officers” shall be construed to mean corporate officers and executive officers.

(f) In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(g) In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

(h) In this Agreement, the phrase “all reasonable endeavours” and words of similar import shall not be construed to mean that a Party must take, or procure the taking of, any action that would be commercially unreasonable under the circumstances.

1.3 Captions

The table of contents and the headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

1.4 Time

References to times are to US Eastern times unless otherwise specified.

2. Rule 2.5 Announcement and Scheme Document

2.1 Rule 2.5 Announcement

(a) Each Party confirms that its respective board of directors (or a duly authorised committee or management team acting under the authority thereof) has approved the contents and release of the Rule 2.5 Announcement.

(b) On the execution of this Agreement, the Parties shall, in accordance with, and for the purposes of, the Takeover Rules, procure the release of the Rule 2.5 Announcement to a Regulatory Information Service by no earlier than 5:00 a.m. and no later than 5:00 p.m. on April 13, 2017, or such later time on that date as may be agreed between the Parties in writing.

(c) The obligations of the Parties under this Agreement, other than the obligations under Clause 2.1(b), shall be conditional on the release of the Rule 2.5 Announcement to a Regulatory Information Service in accordance with clause 2.1(b).

(d) Target confirms that, as of the date hereof, the Target Board unanimously considers that the terms of the Scheme as contemplated by this Agreement are fair and reasonable to the Target Shareholders and that the Target Board has unanimously resolved to recommend to the Target Shareholders that they vote in favour of the Resolutions. The unanimous recommendation of the Target Board that the Target Shareholders vote in favour of the Resolutions, and the related opinion of the financial advisers to the Target Board, are set out in the Rule 2.5 Announcement and, subject to Clause 5.2, shall be incorporated in the Scheme Document and the Proxy Statement, and, to the extent required by the Takeover Rules, in any other document sent to Target Shareholders in connection with the Acquisition.

(e) The Conditions are hereby incorporated in, and shall constitute a part of, this Agreement.

2.2 Scheme

(a) Target agrees that it shall put the Scheme to the Target Shareholders in the manner set out in Clause 3 and, subject to the satisfaction or waiver (where permissible pursuant to the provisions of the Rule 2.5 Announcement and/or the Scheme Document) of the Conditions (with the exception of Conditions 2(c) and 2(d) and any other Conditions that by their nature are to be satisfied on the Sanction Date, but subject to the satisfaction or waiver (where permissible pursuant to the provisions of the Rule 2.5 Announcement and/or the Scheme Document) of such Conditions), shall, in the manner set out in Clause 3, petition the High Court to sanction the Scheme so as to facilitate the implementation of the Acquisition.

(b) Each of the Zoetis Parties agrees, subject to Clause 3.6, that it shall participate in the Scheme and agrees to be bound by its terms and that it shall, subject to the satisfaction or waiver (where permissible pursuant to the provisions of the Rule 2.5 Announcement and/or the Scheme Document) of the Conditions, effect the Acquisition through the Scheme on the terms set out in this Agreement and the Scheme.

(c) Each of the Parties agrees that it shall fully and promptly perform all of the obligations required of it in respect of the Acquisition on the terms set out in this Agreement and/or the Scheme and each shall, subject to the terms and conditions of this Agreement, use all reasonable endeavours (including by causing its controlled Concert Parties to, and using all reasonable endeavours to cause its Representatives and non-controlled Concert Parties) to act in a manner consistent with the terms of this Agreement pertinent to such Party and take such other steps as are reasonably required for the proper implementation of the Scheme and in connection with Completion.

3. Implementation of the Scheme

3.1 Preparation of Proxy Statement

As soon as reasonably practicable, but in any event within 28 days following the date hereof, Target shall, with the assistance and approval (not to be unreasonably withheld or delayed) of Zoetis prepare and file with the SEC a proxy statement, which shall include the Scheme Document (as may be amended or supplemented, the “Proxy Statement”), relating to the matters to be submitted to the Target Shareholders at the Scheme Meeting and the EGM. Target shall use all reasonable endeavours to resolve all SEC comments and have the Proxy Statement cleared by the SEC as promptly as is reasonably practicable following filing with the SEC and to mail the Proxy Statement to its shareholders as promptly as is reasonably practicable after such clearance, to the extent required by applicable Law. Target shall, as promptly as is reasonably practicable after receipt thereof, provide Zoetis with copies of any written comments and advise Zoetis of any oral comments with respect to the Proxy Statement received from the SEC. Each Party shall cooperate and Target shall provide Zoetis with a reasonable opportunity (which shall not be less than two Business Days from receipt of written notice from Target) to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, which comments shall be reasonably considered by Target, and Target will provide Zoetis with a copy of all such filings made with the SEC (to the extent not otherwise made publicly available). Target will advise Zoetis, promptly after it receives notice thereof, of SEC clearance of the Proxy Statement. If, at any time prior to the Effective Time, an amendment or supplement to the Proxy Statement is necessary so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Target shall promptly notify Zoetis and, to the extent required by Law an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Target Shareholders. To the extent that clearance of the Proxy Statement by the SEC might require that waivers and/or derogations in respect of the Takeover Rules be sought and obtained from the Panel, following discussion with Zoetis, Target shall make a submission for such waiver or derogation at the earliest opportunity after having provided Zoetis with a reasonable opportunity to review and comment on such submission, which comments shall be reasonably considered and accommodated by Target.

3.2 Responsibilities of Target in respect of the Scheme

Target shall:

(a) be responsible for the preparation of the Scheme Document (subject to Clause 3.3(f)) and all other documentation necessary to effect the Scheme and to convene the Scheme Meeting and the EGM and Target shall provide Zoetis with drafts of the Scheme Document and such other documents and afford Zoetis reasonable opportunities (which shall not be less than two Business Days from receipt of written notice from Target) to review and make comments on the Scheme Document and such other documents and shall give due consideration to and where reasonable accommodate such comments and subject to the foregoing provisions, unless otherwise agreed by the Panel, Target shall cause the Scheme Document to be delivered to the Panel at least ten Business Days before the Scheme Documents are considered by the High Court in accordance with Rule 41.1(b) of the Takeover Rules;

(b) for the purpose of implementing the Scheme, instruct a barrister (of senior counsel standing, the identity of whom shall be reasonably acceptable to Zoetis) and provide Zoetis and its advisers with the opportunity to attend any meetings with such barrister to discuss substantive matters pertaining to the Scheme and any issues arising in connection with it (except to the extent that the barrister is to advise on matters relating to the fiduciary duties of the directors of Target or their responsibilities under the Takeover Rules);

(c) as promptly as is reasonably practicable after the Proxy Statement is filed with the SEC, or, if the Proxy Statement is reviewed and commented upon by the SEC, after the filing of the first amendment to the preliminary Proxy Statement with the SEC, Target shall cause the Proxy Statement to be delivered to the Panel;

(d) notify Zoetis as promptly as is reasonably practicable in writing upon the receipt of any comments from the Panel on, or any request from the Panel for amendments or supplements to, the Scheme Document and the related forms of proxy to be so filed or furnished;

(e) prior to filing or despatch of any amendment or supplement to the Scheme Document requested by the Panel, or responding in writing to any comments of the Panel with respect thereto, Target shall:

(i) as promptly as is reasonably practicable provide Zoetis with a reasonable opportunity to review and comment on such document or response; and

(ii) as promptly as is reasonably practicable discuss with Zoetis and include in such document or response all comments reasonably proposed by Zoetis as promptly as is reasonably practicable to the extent that such comments are required in order to ensure that such document is consistent with the Rule 2.5 Announcement;

(f) provide Zoetis with drafts of pleadings, affidavits, petitions and other filings prepared by Target for submission to the High Court in connection with the Scheme prior to their filing or submission, and afford Zoetis reasonable opportunities to review and make comments on all such documents, and shall give due consideration to and where reasonable accommodate such comments prior to any such filing or submission;

(g) as promptly as is reasonably practicable (taking into account any requirements of the Panel with respect to the Scheme Document and the clearance process of the SEC with respect to the Proxy Statement, that must be satisfied prior to the release of the Scheme Document) make all necessary applications to the High Court in connection with the implementation of the Scheme where so resolved by the Target Board or required to implement the Scheme and in particular Target will promptly after the date of the Rule 2.5 Announcement issue appropriate proceedings requesting the High Court to give directions under Section 450(5) of the Act as to what are the appropriate Scheme Meetings to be held and to order that the Scheme Meeting be convened as promptly as is reasonably practicable following the publication of the Rule 2.5 Announcement and clearance of the Proxy Statement by the SEC, and use all reasonable endeavours so as to ensure that the hearing of such proceedings occurs as promptly as is reasonably practicable in order to facilitate the despatch of the Scheme Document as promptly as is reasonably practicable after such hearing and seek such directions of the High Court as it (or Zoetis) considers necessary or desirable to facilitate the convening of such Scheme Meeting and thereafter comply with such directions;

(h) procure the publication of the requisite advertisements and posting of the Scheme Document (in a form acceptable to the Panel) and the forms of proxy for the use at the Scheme Meeting and the EGM (the forms of which shall be agreed between the Parties) to Target Shareholders on the register of members of Target (and, for information purposes only, the holders of Target Convertible Securities) on the record date as agreed with the High Court, as promptly as is reasonably practicable after the approval of the High Court to despatch the documents being obtained and thereafter shall publish and/or post such other documents and information (the form of which shall be agreed between the Parties) as the High Court and/or the Panel may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable Law as promptly as is reasonably practicable after the approval or (as the case may be) direction of the High Court and/or the Panel to publish or post such documents being obtained;

(i) unless the Target Board has effected a Target Change of Recommendation pursuant to Clause 5.2, procure that the Scheme Document and the Proxy Statement shall include the Scheme Recommendation;

(j) include in the Scheme Document a notice convening the EGM to be held immediately following the Scheme Meeting to consider and, if thought fit, approve the EGM Resolutions;

(k) keep Zoetis informed on a daily basis, from the date falling 14 days before the Scheme Meeting and the EGM, of the number of proxy votes received in respect of the Resolutions;

(l) keep Zoetis reasonably informed and, as reasonably requested by Zoetis, consult with Zoetis, as to the performance of the obligations and responsibilities required of Target pursuant to this Agreement and/or the Scheme and as to any material developments (other than as to a Target Alternative Proposal, the timing and scope of provision of information about which are governed by Clause 5.2) relevant to the proper implementation of the Scheme, including the satisfaction of the Conditions;

(m) notwithstanding any Target Change of Recommendation, unless this Agreement has been terminated pursuant to Clause 9, hold the Scheme Meeting and the EGM on the date set out in the Scheme Document, or such later date as may be agreed in writing between the Parties (such agreements not to be unreasonably withheld, conditioned or delayed), and in such a manner as shall be approved, if necessary, by the High Court and/or the Panel and propose the Resolutions without any amendments, unless such amendments have been agreed to in writing with Zoetis, such agreement not to be unreasonably withheld, conditioned or delayed;

(n) afford all such cooperation and assistance as may reasonably be requested of it by Zoetis in respect of the preparation and verification of any document or in connection with any Clearance or confirmation reasonably required for the implementation of the Scheme, including the provision to Zoetis of such information and confirmation relating to it, its Subsidiaries and any of its or their respective directors or employees as Zoetis may reasonably request (and shall do so in a reasonably timely manner) and assume responsibility only for the information relating to it contained in the Scheme Document, the Proxy Statement or any other document sent to Target Shareholders or filed with the High Court or in any announcement;

(o) review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it;

(p) following the Scheme Meeting and EGM, provided that the Resolutions are duly passed (including by the requisite majorities required under Section 453 of the Act in the case of the Scheme Meeting) and all other Conditions are satisfied or waived (where permissible pursuant to the provisions of the Rule 2.5 Announcement and/or the Scheme Document (with the exception of Conditions 2(c) and 2(d) and any other Conditions that by their nature are to be satisfied on the Sanction Date, but subject to the satisfaction or waiver (where permissible pursuant to the provisions of the Rule 2.5 Announcement and/or the Scheme Document) of such Conditions), take all necessary steps on the part of Target to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the High Court to the Scheme as soon as possible thereafter;

(q) take all such steps as may reasonably be required to cause any dispositions of Target Shares (including derivative securities with respect to Target Shares) resulting from the Scheme by each member of the Target Board or Executive Officer subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Target immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

(r) give such undertakings as are required by the High Court as are reasonably necessary for the proper implementation of the Scheme.

3.3 Responsibilities of Zoetis and Zoetis Bidco in Respect of the Scheme

Zoetis and Zoetis Bidco shall:

(a) instruct counsel to appear on its behalf at the Court Hearing and undertake to the High Court to be bound by the terms of the Scheme insofar as it relates to Zoetis or Zoetis Bidco;

(b) if, and to the extent that, it or any of its Concert Parties owns or is interested in Target Shares, exercise all rights, and, insofar as lies within its powers, procure that each of its Concert Parties shall exercise all rights, in respect of such Target Shares so as to implement, and otherwise support the implementation of, the Scheme, including by voting (and, in respect of interests in Target held via contracts for difference or other derivative instruments, insofar as lies with its powers, procuring that instructions are given to the holder of the underlying Target Shares to vote) in favour of the Resolutions or, if required by Law, the High Court, the Takeover Rules or other rules, refraining from voting, at any Scheme Meeting and/or EGM as the case may be;

(c) procure that the other members of the Zoetis Group and, so far as lies within its power or procurement, their Representatives, use reasonable endeavours to take all such steps as are reasonably necessary in order to implement the Scheme including the giving by Zoetis Bidco to the High Court of any customary undertakings which the High Court requires Zoetis Bidco to give to it;

(d) keep Target reasonably informed and, as reasonably requested by Target, consult with Target, as to the performance of the obligations and responsibilities required of Zoetis and/or Zoetis Bidco pursuant to this Agreement and/or the Scheme and as to any material developments relevant to the proper implementation of the Scheme, including the satisfaction of the Conditions;

(e) afford (and shall use all reasonable endeavours to procure that its Concert Parties shall afford) all such cooperation and assistance as may reasonably be requested of it by Target in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme, including the provision to Target of such information and confirmation relating to it, its Subsidiaries and any of its or their respective directors or employees as Target may reasonably request (and shall do so in a reasonably timely manner) and assume responsibility only for the information relating to it contained in the Scheme Document, the Proxy Statement or any other document sent to Target Shareholders or filed with the High Court or in any announcement;

(f) review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it; and

(g) provide Target, in a reasonably prompt manner, with such information regarding the Zoetis Group that may reasonably be required for inclusion in the Scheme Document or the Proxy Statement and provide such other assistance as Target may reasonably require in connection with the preparation of the Scheme Document or the Proxy Statement.

3.4 Mutual Responsibilities of the Parties

(a) If any of the Parties becomes aware of any information that, pursuant to the Takeover Rules, the Act or the Exchange Act should be disclosed in an amendment or supplement to the Scheme Document or the Proxy Statement, or that is required to be included therein in order that the information therein shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statements are made, then the Party becoming so aware shall promptly inform the other Party thereof and the Parties shall cooperate with each other in submitting or filing such amendment or supplement with the Panel, and, if required, the SEC and/or the High Court and, if required, in mailing such amendment or supplement to the Target Shareholders and, for information only, if required, to the holders of Target Convertible Securities.

(b) Each Party shall take, or cause to be taken, such other steps as are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to Clause 8 in connection with Completion.

(c) Each Party shall, as promptly as is reasonably practicable, notify the other of any matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document, the Scheme or the Acquisition as the case may be.

3.5 Dealings with the Panel

(a) Each of the Parties shall promptly provide such assistance and information as may reasonably be requested by the other Party for the purposes of, or in connection with, any correspondence or discussions with the Panel in connection with the Acquisition and/or the Scheme.

(b) Save in each case where not reasonably practicable owing to time restraints imposed by the Panel or where prohibited by the Panel, each of the Parties shall give the other reasonable prior notice of any proposed meeting or material substantive discussion or correspondence between it or its Representatives with the Panel, or amendment to be proposed to the Scheme in connection therewith, and shall afford the other reasonable opportunities to review and make comments and suggestions with respect to the same and accommodate such comments and suggestions to the extent that such Party, acting reasonably, considers these to be appropriate, and shall keep the other reasonably informed of all such meetings, discussions or correspondence that it or its Representative(s) have with the Panel and not participate in any meeting or discussion with the Panel concerning this Agreement or the Transactions unless it consults with the other Party in advance, and, unless prohibited by the Panel, gives such other Party the opportunity to attend such meetings and provide advance copies of all written submissions it intends to make to the Panel and afford the other reasonable opportunities to review and make comments and suggestions with respect to the same and give due consideration to and where reasonable accommodate such comments and suggestions to the extent that such Party, acting reasonably, considers these to be appropriate, copies of the submissions made and copies (or, where oral, an oral or written summary of the substance) of the Panel responses thereto, provided always that any correspondence or other information required to be provided under this Clause 3.5(b) may be redacted:

(i) by either party, to remove references concerning the valuation of the business of Target;

(ii) by Zoetis, to remove references to its strategic rationale for the Acquisition;

(iii) by Zoetis, in connection to a switch to a Takeover Offer;

(iv) as necessary to comply with legal or contractual obligations; and

(v) as necessary to address reasonable privilege or confidentiality concerns (provided that the redacting party shall use its reasonable endeavours to cause such information to be provided in a manner that would not result is such privilege or confidentiality concerns).

(c) Target undertakes, if so requested by Zoetis, to issue as promptly as is reasonably practicable its written consent to Zoetis and to the Panel in respect of any application made by Zoetis to the Panel:

(i) seeking confirmation that there is no requirement under the Takeover Rules to disclose Zoetis’ financing arrangements for the Acquisition and related transactions (the “Zoetis Financing Information”) in the Scheme Document, any supplemental document or other document sent to Target Shareholders, the holders of Target Convertible Securities or, alternatively, seeking a waiver of or derogation from such requirement;

(ii) to redact any commercially sensitive or confidential information specific to the Zoetis Financing Information from any documents that Zoetis is required to display pursuant to Rule 26(b)(xi) of the Takeover Rules; and

(iii) requesting a derogation from the disclosure requirements of Rule 24.3 of the Takeover Rules and seeking consent to the aggregation of dealings for the purposes of disclosure in the Scheme Document.

(d) Target and Zoetis undertake, if so requested by the other Party, to issue as promptly as is reasonably practicable its written consent to the other Party and to the Panel in respect of any application made by Target or Zoetis, as applicable, to the Panel:

(i) requesting a derogation from the timing requirement pursuant to Rule 30.2 of the Takeover Rules in connection with the despatch of the Scheme Document or the Takeover Offer Document to Target Shareholders and the despatch of the Rule 15 Proposals to the holders of Target Convertible Securities, in each case where compliance with such timing requirement will not be possible within the 28 day period after the date of the Rule 2.5 announcement; and

(ii) requesting consent under Rule 21.1 of the Takeover Rules to permit the issuance of Target Shares and implementation of any associated matters (including the grant of equity awards) in connection with the matters contemplated by paragraph 4 of Schedule 1 and/or as set out in Clause 3.5(d)(ii) of Part A of the Target Disclosure Letter;

(iii) requesting a derogation from the disclosure requirements of Rule 25.3 of the Takeover Rules and seeking consent to the aggregation of dealings for the purposes of disclosure in the Scheme Document or the Takeover Offer Document.

(e) Notwithstanding anything to the contrary in the foregoing provisions of this Clause 3.5, neither Target nor Zoetis shall be required to take any action pursuant to such provisions if (i) such action is prohibited by the Panel or (ii) such action relates to a matter involving a person who has made a Target Alternative Proposal (or any Affiliate, or person Acting in Concert with such a Person), or (iii) Target has provided to Zoetis a Final Recommendation Change Notice.

(f) Nothing in this Agreement shall in any way limit the Parties’ obligations under the Takeover Rules.

3.6 No Scheme Amendment by Target

Save as required by Law, the High Court and/or the Panel, Target shall not, in each case, after despatch of the Scheme Document without the prior written consent of Zoetis:

(a) amend the Scheme;

(b) adjourn, cancel or postpone the Scheme Meeting or the EGM; provided, however, that Target may, without the consent of Zoetis, adjourn, cancel or postpone the Scheme Meeting or the EGM:

(i) in the case of adjournment, if directed by Target Shareholders to do so pursuant to Article 89 of the Articles of Association (other than pursuant to a proposal by Target or any of its directors or officers), or

(ii) to permit dissemination of information which is material to shareholders voting at the Scheme Meeting or the EGM, but only for so long as the Target Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give Target Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated; or

(iii) if, as of the time for which the Scheme Meeting or the EGM is scheduled (as set forth in the Scheme Document), there are insufficient Target Shares represented (either in person or by proxy) (i) to constitute a quorum necessary to conduct the business of the Scheme Meeting or the EGM, but only until a meeting can be held at which there are a sufficient number of Target Shares represented to constitute a quorum or (ii) voting for the approval of the Scheme Meeting Resolution or the EGM Resolutions, as applicable (but only until Target determines in good faith that a meeting can be held at which there are a sufficient number of votes of holders of Target Shares to approve the Scheme Meeting Resolution or the EGM Resolutions, as applicable); or

(c) amend the Resolutions (in each case, in the form set out in the Scheme Document).

3.7 Switching to a Takeover Offer

(a) Zoetis may elect (with the Panel’s consent, if required) to implement the Acquisition by way of a Takeover Offer (rather than the Scheme), whether or not the Scheme Document has been posted, subject to the terms of this Clause 3.7, and Zoetis shall notify Target promptly of any such election (whether or not the implementation thereof is subject to the consent of the Panel) made by it to implement the Acquisition by way of a Takeover Offer (rather than the Scheme).

(b) Save where there has been a Target Change of Recommendation, if Zoetis elects to implement the Acquisition by way of a Takeover Offer, Target undertakes to provide Zoetis as promptly as is reasonably practicable with all such information about Target (including directors and their Concert Parties) as may be reasonably required for inclusion in the Takeover Offer Documents and to provide all such other assistance as may be reasonably required by the Takeover Rules in connection with the preparation by Zoetis or Zoetis Bidco of the Takeover Offer Documents, including access to, and ensuring the provision of reasonable assistance by, Target’s Representatives.

(c) If Zoetis elects to implement the Acquisition by way of a Takeover Offer, Target agrees:

(i) that the Takeover Offer Documents shall contain provisions in accordance with the terms and conditions set out in the Rule 2.5 Announcement, the relevant Conditions and such other further terms and conditions as agreed (including any modification thereto) between Zoetis and Target; provided, however, that the terms and conditions of the Takeover Offer shall be at least as favourable to the Target Shareholders (except for the 80% acceptance condition, which may be waived down to “50% plus one Target Share” by Zoetis);

(ii) to co-operate and consult with Zoetis in the preparation by Zoetis of the Takeover Offer Documents or any other document or filing which is required for the purposes of implementing the Acquisition; and

(iii) unless the Target Board has effected a Target Change of Recommendation pursuant to Clause 5.2, to incorporate in the Rule 2.5 Announcement and the Takeover Offer Documents a recommendation to the holders of Target Shares from the Target Board to accept the Takeover Offer, and such recommendation shall not be withdrawn, adversely modified or qualified except as contemplated by Clause 5.2.

(d) If Zoetis elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.7(a), the Parties mutually agree:

(i) to prepare and file with, or submit to, the SEC and, to the extent necessary, the Panel and the High Court, all documents, amendments and supplements required to be filed therewith or submitted thereto pursuant to the Takeover Rules, the Securities Act or the Exchange Act or otherwise required by Law, and to make any applications or initiate any appearances that may be required by or desirable to the High Court for the purpose of discontinuance of High Court proceedings initiated in connection with the Scheme, and each Party shall have reasonable opportunities to review and comment on all such documents, amendments and supplements and, following reasonable accommodation of such comments and approval of such documents, amendments and supplements by the other Party, which shall not be unreasonably withheld, conditioned or delayed, file or submit, as the case may be, such documents, amendments and supplements with or to the SEC;

(ii) to promptly use all reasonable endeavours to discontinue any High Court proceedings relating to the Scheme including, but not limited to, ensuring: (i) the cancellation or indefinite postponement (as the case may be) of the Scheme Meeting before it is commenced; and (ii) that the Scheme Resolution is not put to a vote of the Target Shareholders;

(iii) to provide the other Party with any comments received from the SEC on any documents filed by it with or furnished by it to the SEC as promptly as is reasonably practicable after receipt thereof; and

(iv) to the extent reasonably practicable, to provide the other Party with reasonable prior notice of any proposed oral communication with the SEC and afford the other Party reasonable opportunity to participate therein.

(e) If the Takeover Offer is consummated, Zoetis shall or shall cause Zoetis Bidco to, use reasonable endeavours to effect as promptly as is reasonably practicable a compulsory acquisition of any Target Shares under Section 457 of the Act not acquired in the Takeover Offer for the same consideration per share as under the Takeover Offer.

(f) For the avoidance of doubt and except as may be required by the Takeover Rules (and without limiting any other provision of this Agreement), nothing in this Agreement (save as provided in Clause 5.2) shall require Target to provide Zoetis with any information with respect to, or to otherwise take or fail to take any action in connection with Target’s consideration of or response to, any Target Alternative Proposal.

4. Rule 15 Proposals

4.1 Making of Rule 15 Proposals

The Rule 15 Proposals will be made jointly by Zoetis and Target, by a letter or letters to be issued no later than five Business Days after the issuance of the Scheme Document, to all the holders of the Target Convertible Securities on the following basis:

(a) Target shall do everything necessary (except with respect to the Warrants) to procure that with effect from the Effective Time:

(i) all Target Plans shall be terminated by Target and/or any of its Affiliates;

(ii) all Target Convertible Securities, whether vested or unvested, that are outstanding and unexercised as of immediately prior to the Effective Time shall, at the Effective Time, automatically (and without any action on the part of any holder thereof) be cancelled and terminated and shall no longer be exercisable for or convertible into Target Shares except that:

(A) if the exercise or conversion price per ordinary share of any Target Convertible Security (whether or not vested) that is outstanding as of immediately prior to the Effective Time is less than the Consideration, it shall be converted into the right of the holder thereof to receive the Rule 15 Consideration set forth in Clause 4.1(b) less such taxes, levies and/or withholding as are required to be made by Law if any and as applicable, upon the terms and subject to the conditions set forth in this Agreement; and

(B) if the exercise or conversion price per ordinary share of any Target Convertible Security (whether or not vested) that is outstanding as of immediately prior to the Effective Time is equal to or exceeds the Consideration, such Target Convertible Security shall be cancelled as of the Effective Time without the payment of any amount or other consideration in respect thereof.

(b) For each Target ordinary share issuable upon exercise or conversion of a Target Convertible Security, the Rule 15 Consideration shall be the Consideration less the exercise or option price payable by or on behalf of the holder for the purpose of exercising or converting such Target Convertible Security.

(c) Zoetis may cause Target, after the Effective Date, to deliver the Rule 15 Consideration to the applicable former holder of Target Convertible Securities via Target’s payroll system where doing so is necessary to ensure the payment of all taxes, levies and/or withholding as are required to be made by Law;

(d) Subject only to the payment of the Rule 15 Consideration, neither Zoetis nor any of its Affiliates shall be required:

(i) to replace, assume or adopt any Target Plan;

(ii) to replace, assume or adopt any Target Convertible Securities, whether vested or unvested, in connection with the Transactions.

(e) Prior to the Effective Time, Target shall take all necessary actions, including obtaining appropriate resolutions of the Target Board (or applicable committee thereof), providing all notices, obtaining any necessary consents (except as to the Warrants), and taking all other actions necessary or desirable to effect the termination of the Target Plans and all Target Convertible Securities (except as to the Warrants) outstanding thereunder and to provide for and give effect to the provisions of Clause 4, which notices, resolutions, consents and other written materials shall be subject to the review and approval of Zoetis, who shall be provided a reasonable opportunity for such review and approval, which shall not be unreasonably withheld, conditioned or delayed.

4.2 Amendments to Rule 15 Proposals

Neither Party shall amend the Rule 15 Proposals without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

4.3 Amendment of Articles

Target shall procure that a resolution is put to the Target Shareholders at the EGM proposing that the Articles of Association be amended so that any Target Shares allotted and issued following the EGM will either be subject to the terms of the Scheme or will be acquired by Zoetis Bidco for the same consideration per Target Share as shall be payable to Target Shareholders by Zoetis Bidco under the Scheme on the basis that such consideration shall become payable in respect of each Target Share within fourteen calendar days following the allotment of such Target Shares. Target shall not allot and issue any Target Shares between the voting record time for the EGM and the EGM or, other than pursuant to options or other awards that are fully exercisable under the terms of the Target Plans or the Warrants, between the Court Hearing Record Time and the Effective Time.

5. Target and Zoetis Conduct

5.1 Conduct of Business by Target

(a) At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as required or expressly permitted by this Agreement, or with the prior written consent of Zoetis, Target shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice in all material respects.

(b) Target covenants with Zoetis in the manner set forth in Schedule 1.

5.2 Non-Solicitation

(a) Subject to any actions which Target is required to take so as to comply with the requirements of the Takeover Rules, Target agrees that neither it nor any member of the Target Group shall, and that it shall use all reasonable endeavours to cause its and their respective Representatives and any Concert Party of Target not to, directly or indirectly:

(i) solicit, initiate, facilitate or encourage any enquiry with respect to, or the making or submission of, any Target Alternative Proposal or any proposal which would reasonably be expected to lead to a Target Alternative Proposal;

(ii) participate in any discussions or negotiations regarding a Target Alternative Proposal with, or, save as required by Law, furnish any non-public information regarding Target to, any person that has made or, to the Knowledge of Target, is considering making a Target Alternative Proposal, except to notify such person as to the existence of this Section 5.2; or

(iii) expressly waive, terminate, amend or modify any provision of any “standstill” or similar obligation of any person with respect to any member of the Target Group;

provided that Target shall not be (i) prohibited from permitting any person to make a Target Alternative Proposal privately to the Target Board or (ii) required to take, or be prohibited from taking, any action otherwise prohibited or required by this sub-Clause (iii) if the Target Board determines, in good faith (after consultation with its outside legal counsel), that failure to take such action or permit such inaction would be inconsistent with the directors’ fiduciary duties under applicable Law.

Target shall, and shall cause its Subsidiaries and its and their respective Representatives and shall use all reasonable endeavours to cause its and their Concert Parties to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Target Alternative Proposal, or any enquiry or proposal that may reasonably be expected to lead to a Target Alternative Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such person or its Representatives. Target shall be responsible for any act done by one of its Concert Parties which, if done by Target, would constitute a breach of the foregoing provisions of this Clause 5.2(a).

(b) Notwithstanding the limitations set forth in Clause 5.2(a), if Target receives a written Target Alternative Proposal which did not or does not result from a knowing or intentional breach of Clause 5.2(a), Target may take any or all of the following actions:

(i) contact the person who makes such Target Alternative Proposal to understand the terms and conditions thereof;

(ii) furnish non-public information to the third party (and any persons Acting in Concert with such third party and to their respective potential financing sources and Representatives) making such Target Alternative Proposal (provided that all such information has previously been provided to Zoetis or is provided to Zoetis concurrently with the time it is provided to such person(s)), if, and only if, prior to so furnishing such information, Target receives from the third party an executed confidentiality agreement, or as of the date hereof such third party is party to such a confidentiality agreement, containing terms no less restrictive on such third party than the terms in the Zoetis Confidentiality Agreement are restrictive on Zoetis; provided, however, that if such confidentiality agreement is executed after the date hereof, such confidentiality agreement shall permit Target to disclose all information contemplated by Clause 5.2(c) to Zoetis); and

(iii) engage in discussions or negotiations with the third party (and such other persons) with respect to such Target Alternative Proposal;

provided that Target shall not be permitted to take the action set forth in sub-clauses 5.2(b)(ii) or 5.2(b)(iii) unless the Target Board has determined in good faith (after consultation with Target’s financial advisers and outside legal counsel) that such Target Alternative Proposal is, or would reasonably be expected to lead to, a Target Superior Proposal.

(c) Target shall promptly (and in any event within 24 hours of receipt of any Target Alternative Proposal) notify Zoetis of the receipt of any Target Alternative Proposal and shall indicate the material terms and conditions of such Target Alternative Proposal and the identity of the person making any such Target Alternative Proposal, and thereafter shall promptly keep Zoetis reasonably informed of any material change to the terms of any such Target Alternative Proposal. Target shall provide to Zoetis as soon as reasonably practicable after receipt or delivery thereof (and in any event within 24 hours of receipt or delivery) copies of all written correspondence and other written material exchanged between any member of the Target Group (or any of their respective Representatives) and the person making a Target Alternative Proposal (or such person’s Representatives) that describes the material terms or conditions of such Target Alternative Proposal, including draft agreements, indications of interest or term sheets submitted by either party in connection therewith. Target shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person following the date hereof that prohibits Target from providing such information to Zoetis.

(d) Except as set forth in Clause 5.2(e), neither the Target Board nor any committee thereof shall:

(i) withdraw (or modify in any manner adverse to Zoetis), or propose publicly to withdraw (or modify in any manner adverse to Zoetis), the Scheme Recommendation;

(ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Target Alternative Proposal (any of the foregoing actions in this Clause 5.2(d) being a “Target Change of Recommendation”) (it being agreed that the provision by Target to Zoetis of notice or information in connection with a Target Alternative Proposal or Target Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute a Target Change of Recommendation); or

(iii) cause or allow any member of the Target Group to execute or enter into, any expenses reimbursement or break fee payment agreement, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Target Alternative Proposal, or requiring, or reasonably expected to cause, Target to abandon, terminate, delay or fail to consummate the Acquisition other than as contemplated by Clause 9.1(a)(ix) and other than a confidentiality agreement referred to in Clause 5.2(b).

(e) Nothing in this Agreement shall prohibit or restrict the Target Board from making a Target Change of Recommendation if the Target Board has given not less than 48 hours’ notice to Zoetis of the holding of a meeting of the Target Board (or a committee thereof) at which a Target Change of Recommendation is to be considered and has concluded, in good faith (after consultation with Target’s outside legal counsel and financial advisers) that:

(i) the relevant Target Alternative Proposal constitutes a Target Superior Proposal; and

(ii) that the failure to make a Target Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law,

provided that (x) promptly (and in any event within 48 hours) following the Target Board’s determination (after consultation with Target’s outside legal counsel and financial advisers) that the relevant Target Alternative Proposal constitutes a Target Superior Proposal, Target has provided a written notice to Zoetis (a “Superior Proposal Notice”) advising Zoetis that Target has received a Target Alternative Proposal and specifying the material terms of such Target Alternative Proposal, the identity of the person making such Target Alternative Proposal and such other information with respect thereto required by Clause 5.2(c) and including written notice of the determination of the Target Board that such Target Alternative Proposal constitutes a Target Superior Proposal, (y) Target has provided Zoetis with an opportunity, for a period of five Business Days following the time of delivery to Zoetis of the Superior Proposal Notice (as it may be extended pursuant to the last sentence of this Clause 5.2(e), the “Notice Period”), to discuss in good faith the terms and conditions of this Agreement and the Transactions, including an increase in, or modification of, the Consideration, and such other terms and conditions such that the relevant Target Alternative Proposal no longer constitutes a Target Superior Proposal, and (z) following the expiration of such Notice Period, the Target Board has determined in good faith (after consultation with Target’s outside legal counsel and financial advisers) that the relevant Target Alternative Proposal continues to constitute a Target Superior Proposal taking into account all changes proposed in writing by Zoetis during the Notice Period and has provided to Zoetis a further written notice to such effect (a “Final Recommendation Change Notice”). If, during the Notice Period any material revision is made to the financial terms or other material terms and conditions of the relevant Target Alternative Proposal in writing, Target shall, promptly following each such revision, deliver a new Superior Proposal Notice to Zoetis and comply with the requirements of this Clause 5.2(e) with respect to such new Superior Proposal Notice, except that the Notice Period shall be the greater of two Business Days and the amount of time remaining in the initial Notice Period.

(f) Nothing contained in this Agreement shall prohibit or restrict Target or the Target Board from (a) making any disclosure to the Target Shareholders required by Law (after consultation with Target’s outside legal counsel) provided such disclosure does not constitute a Target Change of Recommendation or (b) taking and disclosing to the Target Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or

Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders); provided, however, that in no event shall this Clause 5.2(f) affect the obligations of Target set forth in Clauses 5.2(a) through 5.2(e), inclusive; provided, further, that any such disclosure pursuant to sub-clause (b) above shall constitute a Target Change of Recommendation unless such disclosure (i) expressly states that the Scheme Recommendation has not changed, (ii) expressly states that the Target Board rejects the applicable Target Alternative Proposal or (iii) is a “stop, look and listen” communication contemplated by Rule 14d-9(f) promulgated under the Exchange Act.

6. Warranties

6.1 Target Warranties

Except (i) as fairly and accurately disclosed in Part A of the Target Disclosure Letter, which identifies items of disclosure by reference to a particular Clause or sub-clause of this Agreement, as applicable, or any other part of Part A of the Target Disclosure Letter where it is reasonably apparent on its face based on the substance of such disclosure or the context in which such disclosure is made that such disclosure shall be deemed to be disclosed with respect to any other Clause or sub-clause of this Agreement, and (ii) as disclosed in Target’s Annual Report on Form 10-K for the fiscal year ended on June 30, 2016 filed with the SEC, Target’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2016 filed with the SEC, or disclosed in a Target Current Report on Form 8-K filed with or furnished to the SEC (in each case, excluding any disclosures in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature), Target represents and warrants to Zoetis Group as of the date hereof as follows:

(a) Organisation; Organisational Documents. Each of Target and each of its Subsidiaries is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification. Target has delivered to Zoetis, prior to the date hereof, true and correct copies of the Organisational Documents of Target and each of its Subsidiaries, including the Articles of Association as amended to the date hereof. The Articles of Association are in full force and effect and Target is not in violation of any of the provisions of the Articles of Association. No Subsidiary of Target is in violation of any of the provisions of its Organisational Documents in any material respect.

(b) Subsidiaries. Clause 6.1(b) of Part A of the Target Disclosure Letter contains a true and correct list of all members of the Target Group, their place of organisation, the ownership interest of Target in each such Subsidiary and the ownership interest of any other Person or Persons in each such Subsidiary, including the number and type of ownership interests or other voting interests in such Subsidiary. All the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Target have been validly issued and are fully paid and non-assessable and are owned, directly or indirectly, by Target free and clear of all Encumbrances, other than Permitted Encumbrances.

(c) Capitalisation.

(i) The authorised share capital of Target consists of 100,000,000 Target Shares, 400 Euro Deferred Shares with a nominal value of €100 each, and 10,000,000 Preferred Shares of $0.01 each. As at April 12, 2017 (the “Capitalisation Date”):

(A) 11,910,615 Target Shares were issued and outstanding;

(B) 400 Euro Deferred Shares (partly paid) with a nominal value of €100 each in the capital of Target were issued and held by the Persons identified in Clause 6.1(c)(i)(B) of Part A of the Target Disclosure Letter (with the amount of Euro Deferred Shares held by such Person opposite such Person’s name);

(C) no Target Shares were held in treasury;

(D) 76,595 Target Shares were reserved for issuance pursuant to the Target 2013 Plan, of which number (A) 3,650 Target Shares were subject to outstanding Target RSUs, each with a conversion price equal to $0.125 and (B) 72,945 Target Shares were issuable upon the exercise of outstanding Target Options granted under the Target 2013 Plan, each with an exercise price equal to $0.125;

(E) 1,191,061 Target Shares were reserved for issuance pursuant to the Target 2015 Plan, of which number (i) 650,391-Target Shares were subject to outstanding Target RSUs, each with a conversion price equal to $0.125, and (ii) 420,000-Target Shares were issuable upon the exercise of outstanding Target Options granted under the Target 2015 Plan, including (x) 60,000 Target Shares issuable upon the exercise Target Options each with an exercise price equal to $5.10, and (y) 360,000-Target Shares issuable upon the exercise of outstanding IPO Options each with an exercise price equal to $15.00;

(F) 145,069 Target Shares are subject to outstanding Buyback Options, each with an exercise price equal to $6.35;

(G) no Target Shares were beneficially owned by any Subsidiary of Target;

(H) no Target Shares are issuable pursuant to the Target 2012 Plan or the Target 2013 Australian Plan. The Target 2012 Plan and the Target 2013 Australian Plan have been terminated and there are no outstanding Target RSUs, Target Options, restricted share units, warrants, options or other instruments convertible or exercisable for Target Shares under the Target 2012 Plan or the Target 2013 Australian Plan;

(I) 1,766,998 Target Shares were reserved for issuance upon exercise of the Warrants and that the grant date and exercise prices for such Warrants are correct as set out in the definition of Warrants in Clause 1.1; and

(J) no Preferred Shares were issued and outstanding.

(ii) Clause 6.1(c)(ii) of Part A of the Target Disclosure Letter sets forth, at the Capitalisation Date:

(A) the number of Target Shares that were subject to each Target Option outstanding under the Target 2013 Plan and Target 2015 Plan and the exercise price per Target Share of each such Target Option;

(B) the number of Target Shares that were subject to Target RSUs; and

(C) the number of Target Shares that were subject to the Warrants and the exercise price per Target Share of each such Warrant.

(iii) All of the outstanding Target Shares are, and all Target Shares available for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(iv) The Target Plans (together with any related forms of agreements, each of which have been previously provided to Zoetis) are the only understandings, arrangements or agreements, under which restricted share units, warrants, options, awards or other instruments convertible or exercisable for Target Shares were issued that are currently issued and outstanding, except for agreements regarding the Warrants. Full details of the exercise price of all such restricted share units, warrants, options, awards or other instruments convertible or exercisable for Target Shares have been disclosed to Zoetis.

(v) Except as set forth in Clauses 6.1(c)(i) and 6.1(c)(ii), as of the Capitalisation Date: (i) no shares in the share capital of Target or other voting securities of Target were issued, reserved for issuance or outstanding, and (ii) there were no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital to which any member of the Target Group is a party obligating any member of the Target Group to (A) issue, transfer or sell any shares in the capital or other equity interests of any member of the Target Group or securities convertible into or exchangeable for such shares or equity interests (in each case other than to any member of the Target Group); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned.

(vi) No member of the Target Group has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Target Shareholders on any matter.

(vii) There are no voting trusts or other agreements or understandings to which any member of the Target Group is a party with respect to the voting of the shares in the capital or other equity interest of any member of the Target Group.

(viii) No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Articles of Association is, or at Completion will be, applicable to Target or the Transactions.

(d) Corporate Authority.

(i) Target has all requisite corporate power and authority to enter into this Agreement and the Expenses Reimbursement Agreement, subject (in the case of this Agreement) to receipt of the Target Shareholder Approval to consummate the Transactions in accordance with the terms of this Agreement and the Expenses Reimbursement Agreement. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the Transactions have been duly and validly authorised by the Target Board and, except for (i) the Target Shareholder Approval, (ii) the filing of the required documents and other actions in connection with the Scheme with, and the receipt of the required approval of the Scheme by, the High Court, and (iii) the filing of the Court Order with the Registrar of Companies, no other corporate proceedings on the part of Target are necessary to authorise the consummation of the Transactions. On or prior to the date hereof, the Target Board has determined that the Transactions are fair and reasonable and in the best interests of Target and the Target Shareholders and has adopted a resolution to make, subject to Clause 5.2 and to the obligations of the Target Board under the Takeover Rules, the Scheme Recommendation. This Agreement has been duly and validly executed and delivered by Target and, assuming this Agreement constitutes the valid and binding agreement of Zoetis, constitutes the valid and binding agreement of Target, enforceable against Target in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors rights generally and by general principles of equity.

(ii) Other than in connection with or in compliance with (i) the provisions of the Act, (ii) the Takeover Panel Act and the Takeover Rules, (iii) the Securities Act, (iv) the Exchange Act, (v) any applicable requirements of NASDAQ, no Governmental Authorisation is necessary, under applicable Law, for the consummation by Target of the Transactions, except for such Governmental Authorisations, (A) that, if not obtained or made, would not reasonably be expected to materially impede or materially delay Completion, or prevent the consummation of the Acquisition or have a material adverse effect on the Target Group, or (B) as may arise as a result of facts or circumstances solely relating to Zoetis or its Affiliates or Laws or Contracts binding on Zoetis or its Affiliates.

(iii) Assuming compliance with the Scheme, Chapter 1 of Part 9 of the Act and any directions or orders of the High Court, none of the execution, delivery or performance of this Agreement or the consummation of the Transactions, including the Acquisition, will: (i) contravene, conflict with or result in a violation of any of the provisions of the Articles of Association or other Organisational Documents of any member of the Target Group; (ii) contravene or conflict with, or result in a violation of, any applicable Law or any order, ruling, writ, injunction, judgment, arbitration award or decree to which Target, or any of the material assets owned by any member of the Target Group, is subject; or (iii) result in the creation of an Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of Target or any of its Subsidiaries, except, in the case of each of clauses (ii) and (iii), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or liens, or where the failure to obtain any consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Target Group.

(e) Investment Company. No member of the Target Group is required to register as an “investment company” within the meaning of the US Investment Company Act of 1940, as amended.

(f) Legal Compliance. Each member of the Target Group and each of their respective businesses and their respective directors and officers (in their capacities as such) are, and during the last 36 months have been, in compliance in all material respects with all applicable Laws, Industrial Instruments, Contracts, policies and all applicable orders, rulings, decrees, writs, injunctions, assessment, decisions, codes of conduct, judgments or arbitration awards of any court or arbitrator or of any Governmental Body (collectively, “Orders”), including with respect to employment, employment practices, terms and conditions of employment, wages, hours, WARN Act (in the United States) and other comparable applicable non-US Laws, and all applicable Laws and applicable Orders covering discrimination, equal employment opportunity, labour relations, leave of absence, occupational and work health and safety, workers’ compensation, wrongful termination or discharge or violation of the personal rights of employees, privacy, data protection, advertising, consumer protection, anti-corruption (e.g. the UK Bribery Act of 2010 and the US Foreign Corrupt Practices Act of 1977), antitrust, fair competition, securities, corporate, disclosure, reporting, Taxes (provided that, as to Taxes, such Laws shall be limited to those governing the filing of Tax Returns, the payment and collection of Taxes and the determinations of amounts in respect of such filings, payments and collections), the Act, regulatory requirements (including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Virus-Serum-Toxin Act (21 U.S.C. §§ 151 et. seq.), the Animal Welfare Act (7 U.S.C. §§ 2131 et seq.) and their implementing regulations, environmental and Intellectual Property. Each member of the Target Group holds all material Governmental Authorisations required to lawfully operate its business as currently conducted, including those required to research, develop, test or manufacture any of the Target Products, to lease and operate the properties and assets of any member of the Target Group, otherwise required to carry on the business of the Target Group as it is now currently being conducted or any third-party services as they are now currently being conducted, or that are otherwise material to the business or third-party services of any member of the Target Group. Assuming compliance with the provisions of this Agreement, none of the execution, delivery or performance of this Agreement or the consummation of the Acquisition will give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, modify, or otherwise take any action against or with respect to any material Governmental Authorisation that is held by any member of the Target Group, except for the consent of the Australian Government Department of Industry, Innovation and Science and the Irish Department of Jobs, Enterprise and Innovation (through its agency Industrial Development Agency (Ireland)).

(g) Litigation and Claims. During the prior 36 months, (a) there has been no material investigation or review pending (or, to the Knowledge of Target, threatened) by any Governmental Body with respect to any member of the Target Group or any of their businesses or properties, and (b) there have been no material Actions pending (or, to the Knowledge of Target, threatened) against any member of the Target Group or any of their respective businesses or properties.

(h) Liabilities. Except (a) as and to the extent disclosed, reflected or reserved against on the Most Recent Balance Sheet (including any notes thereto), (b) for liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet, (c) as expressly permitted or required by this Agreement or incurred in connection with the preparation and negotiation of this Agreement and/or the Transactions, including Target’s associated strategic process, but in each case not involving any breach of any Contract, and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, no member of the Target Group has any material obligations or material liabilities, whether accrued, contingent or otherwise, that would be required by US GAAP to be reflected on a consolidated balance sheet of Target and its consolidated Subsidiaries (or in the notes thereto).

(i) Sufficiency. The Target Group owns, licenses or leases all properties, assets and rights used to conduct the business of the Target Group. Such properties, assets and rights are sufficient to conduct the business of Target and its Subsidiaries substantially in the same manner as it is conducted as of the date of this Agreement by Target and its Subsidiaries. The properties, assets and rights owned, licensed and leased by Target and its Subsidiaries are in all material respects adequate for the purposes such properties, assets and rights are currently used or held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear).

(j) Contracts.

(i) Clause 6.1(j)(i) of Part A of the Target Disclosure Letter contains a list of all Contracts in effect as of the date hereof (as amended or supplemented) to which any member of the Target Group is a party, or by which any property or asset of any member of the Target Group is bound (each a “Material Contract”) that (i) provides by its terms for payments in excess of $200,000 per annum or receipts in excess of $400,000 per annum; (ii) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (iii) imposes on any member of the Target Group any material restriction or prohibition with respect to: (A) competing with any other Person; (B) acquiring any product or other asset or any services from any other Person; (C) developing, selling, supplying, distributing, offering, supporting or servicing any product or any other asset; (D) performing services for or investing in any other Person; or (E) other than as required by applicable Law, engaging in any business anywhere in the world; (iv) grants a right of first refusal, first offer or similar right with respect to a material asset or material portion of Target’s business; (v) provides for any joint venture, off-balance sheet partnership or any similar arrangement (including any Contract relating to any transaction or relationship between or among any member of the Target Group, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the Target Group in Target’s published financial statements or any Target SEC Documents; (vi) except for this Agreement and the agreements contemplated hereby, imposes or, to the Knowledge of Target, purports on its face to impose any material obligation on Zoetis or any of its Subsidiaries (other than, after Completion, any member of the Target Group); (vii) is an employment or consulting Contract with any (A) current or former Executive Officer, (B) member of the Target Board, or (C) employee of any member of the Target Group providing for an annual base salary in excess of $200,000, (viii) provides for indemnification or any guaranty by any member of the Target Group or for any increase or supplement to any remuneration, compensation or benefit of an employee or consultant that is material to Target or any of its Subsidiaries; (ix) is an employee collective bargaining agreement or other Contract with any labour union; (x) is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $200,000; (xi) relates to the sale, disposition or acquisition, directly or indirectly, by any member of the Target Group after the date of this Agreement of assets with a fair market value in excess of $500,000; or (x) is a licence, covenant or other right or agreement with respect to any third-party Intellectual Property used in, used in the development of or related to any Target Products. Target has made available to Zoetis true and correct copies of all Material Contracts.

(ii) (A) all the Material Contracts are valid and binding on Target or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect, (B) neither Target nor any of its Subsidiaries nor, to the Knowledge of Target, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Material Contract, and (C) neither Target nor any of its Subsidiaries nor, to the Knowledge of Target, any third party is in breach, or has received written notice of breach, of any Material Contract.

(iii) None of the execution, delivery or performance of this Agreement or the consummation of the Acquisition will contravene or conflict with in any material respect, or result in a material violation or breach of, or result in a default under, any Material Contract, or give any Person the right (with or without notice or lapse of time) to: (i) declare a default or exercise any material remedy under any Material Contract; (ii) accelerate the maturity or performance of any Material Contract; or (iii) cancel, terminate or modify in any material respect any Material Contract.

(k) Financial Controls and Statements; SEC Documents.

(i) Target has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by Target with the SEC under the Securities Act or the Exchange Act since January 1, 2015, except as may not reasonably be expected to result in a material adverse effect on Target. No Subsidiary of Target is, or has at any time since January 1, 2015, been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any form, report, statement, schedule, certificate or other document with the SEC.

(ii) Target maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance that: (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP; (ii) receipts and expenditures are executed only in accordance with the authorisation of management and the directors of Target; and (iii) any unauthorised acquisition, use, or disposition of the Target Group’s assets that could have a material effect on Target’s financial statements would be detected or prevented in a reasonably timely manner. Target maintains, with respect to the Target Group, a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that all material information concerning the Target Group is made known on a reasonably timely basis to the individuals responsible for the preparation of the Target SEC Documents and other required public disclosure documents, and otherwise to ensure that information required to be disclosed by Target in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the SEC’s rules, to allow timely decisions regarding required disclosure and to make the required certifications in connection therein.

(iii) Target has disclosed to Target’s outside auditors and the audit committee of Target (and made copies of such disclosures available to Zoetis): (i) all “significant deficiencies” and “material weaknesses” in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) of which Target has Knowledge and that are reasonably likely to adversely affect in any material respect Target’s ability to record, process, summarise and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Target’s internal controls over financial reporting. Target has not received from its independent accountants any notification of any: (A) “significant deficiency” in the internal controls over financial reporting; (B) “material weakness” in the internal controls over financial reporting; or (C) fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 5.

(iv) The financial statements (including any related notes) contained in the Target SEC Documents, other than the financial information furnished as part of Target’s periodic earnings releases, (A) were prepared in accordance with US GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not expected to be, individually or in the aggregate, material in amount); and (B) fairly present in all material respects the consolidated financial position of the Target Group as of the respective dates thereof and the consolidated results of operations and cash flows of the Target Group for the periods covered thereby (subject, with respect to unaudited interim statements, to normal and recurring year-end adjustments that are not expected to be, individually or in the aggregate, material in amount).

(v) As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each of the Target SEC Documents complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”), in each case to the extent applicable to such Target SEC Documents, and none of the Target SEC Documents when filed or furnished (or in the case of a registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(l) Tax Matters. Each of the Tax Returns required to be filed by or on behalf of Target and each member of the Target Group: (i) has, in the case of any Tax Return for material Taxes, been timely filed (after giving effect to any valid extensions of time in which to make such filing); and (ii) is accurate and complete in all material respects. Target has made available to Zoetis: (A) accurate and complete copies of all Tax Returns of Target and each member of the Target Group relating to Taxable periods ended on or after December 31, 2012 that are listed in Clause 6.1(l) of Part A of the Target Disclosure Letter; and (B) any audit report issued by a Governmental Body within the last three years relating to any Taxes due from or with respect to Target and each member of the Target Group. Target and each member of the Target Group have, within the time and manner prescribed by applicable Law, paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), except with respect to matters being contested in good faith through appropriate proceedings or for which adequate reserves have been established in accordance with US GAAP. All Taxes due and payable by Target and each member of the Target Group have been adequately provided for, in accordance with US GAAP, in the financial statements of Target and each member of the Target Group for all periods ending on or before the date of such financial statements. During the last three years, no claim has been made in writing by a Tax Authority in a jurisdiction where any of Target or any member of the Target Group does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction There are no Encumbrances for Taxes (other than Permitted Encumbrances). There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by Target or any member of the Target Group with respect to any Tax.

(m) Intellectual Property.

(i) Clause 6.1(m)(i) of Part A of the Target Disclosure Letter contains an accurate and complete list of (a) all registered Intellectual Property, (b) all unregistered Intellectual Property, and (c) all unregistered Intellectual Property for which an application is currently pending, in each case, that is owned singularly or jointly with a third party, purported to be owned singularly or jointly with a third party, licensed to, licensed from, owned by, or otherwise authorised for use, or held for use by Target, and is specified as such in Part A of the Target Disclosure Letter, by Target (collectively “Target Intellectual Property”). The Target Disclosure Letter identifies the Target Intellectual Property by title, by owners (for third-party Intellectual Property), by type, by country, by application filing number (if applicable) and if registered, by any registration number, and includes any additional information needed to identify any listed unregistered Intellectual Property.

(ii) Target exclusively owns and exclusively possesses all right, title and interest in and to the Target Intellectual Property, except for the Intellectual Property disclosed in the

Target Disclosure Letter as licensed to Target, and such ownership or possession is free and clear of all Encumbrances. The Target Intellectual Property includes all Intellectual Property necessary and sufficient for, or otherwise material to, the current and contemplated conduct of the business of Target. Each registered item of the Target Intellectual Property is valid, subsisting and enforceable, and, except for the Intellectual Property disclosed in the Clause 6.1(m)(i) of Part A of the Target Disclosure Letter as abandoned, each application within the Target Intellectual Property is active and pending. Each item of Target Intellectual Property owned by, purported to be owned by, licensed to or used by Target immediately prior to the Effective Date will be owned or available for use by Target on the same terms and conditions immediately after the Effective Date.

(iii) Clause 6.1(m)(iii) of Part A of the Target Disclosure Letter contains an accurate and complete list of all Contracts in which Target is granted rights to any third party Intellectual Property (with the exception of commercially available off-the-shelf, shrink wrap or click wrap licences to use Software with a value of less than ($150,000)) or Target grants a third party rights in the Target Intellectual Property (the “IP Agreements”). Target has not (a) transferred ownership of, or entered into any Contract under which it has, or may have, the obligation to transfer any ownership of, or granted any licence to use or distribute (or entered into any Contract under which it has, or may have, the obligation to grant any licence to use or distribute), or authorised the retention of any rights to use or joint ownership of, any Target Intellectual Property, to any other Person, (b) permitted the rights of Target in any such Target Intellectual Property to lapse or enter the public domain, (c) entered into any Contract under which it has granted any covenant not to sue, assert or exploit any such Target Intellectual Property, or (d) entered into any Contract under which it has granted any Person the right to bring a lawsuit for Infringement of any such Target Intellectual Property.

(iv) Neither the conduct of the business of Target, nor the use or practice of any Target Intellectual Property, or making, using, or selling any Target Products has constituted or does constitute unauthorised use, misappropriation, infringement or other violation of the Moral Rights or Intellectual Property rights of any other Person anywhere in the world (an “Infringement”). To the Knowledge of Target, there are no third party pending patent applications, which, if issued, would reasonably be expected to result in a claim of Infringement. Target has not received any written notice (a) that the conduct of the business of Target, or use or practice of the Target Intellectual Property, or making, using or selling Target Products, constitutes or potentially constitutes an Infringement or (b) of any pending or threatened Action against Target alleging an Infringement.

(v) There is no Action pending with respect to any item of the Target Intellectual Property challenging its legality, validity, enforceability, scope or ownership, and, to the Knowledge of Target, no circumstances or grounds exist that would give rise to such an Action.

(vi) To the Knowledge of Target, no Person has used, Infringed, misappropriated, diluted or otherwise violated and no Person is infringing, violating, misusing or misappropriating any Target Intellectual Property.

(vii) No current or former directors, officers, employees, consultants, contractors, agents or other representatives of Target own or has claimed any rights or interest in (nor to Target’s Knowledge has any of them made application for) any material Target Intellectual Property. All current directors, officers, employees, consultants, contractors, agents or other representatives of Target whose duties or responsibilities could reasonably be anticipated to result in the creation of Intellectual Property have entered into agreements assigning to Target all rights in any Intellectual Property developed within the scope of such duties and responsibilities. Target has provided Zoetis a schedule that completely and accurately lists any Target Intellectual Property which has not yet been assigned to Target.

(viii) Target has used commercially reasonable efforts to preserve and protect Target Intellectual Property prior to the Effective Date. Target has used commercially reasonable efforts to preserve the confidentiality of all Trade Secrets, included in the Target Intellectual Property. All maintenance, annuity, registration, renewal and other similar fees, and actions due ninety (90) days after the Effective Date related to the registered Intellectual Property have been paid or actions have been completed.

(ix) Clause 6.1(m)(ix) of Part A of the Target Disclosure Letter contains a complete and accurate list of Software owned by, licensed to or used by Target, with the exception of commercially available off-the-shelf, shrink wrap or click wrap licences to use Software with a value of less than $150,000. This Software is stored and run on hardware, equipment and networks which are owned by or licensed to Target on reasonable commercial terms and in compliance with all applicable Laws. To Target’s Knowledge, such Software does not contain (a) any undisclosed program routine, device or other feature, including viruses, worms, bugs, time locks, Trojan horses or back doors, in each case that is designed to delete, disable, deactivate, interfere with or otherwise harm such Software or (b) any virus or other intentionally created, undocumented contaminant that may, or may be used to, access, modify, delete, damage or disable any hardware, system or data (collectively “Disabling Code”). Target has taken commercially reasonable steps, including using current industry standard security measures and antivirus tools, to protect against Disabling Code; protect Software, systems and data from misuse, interference and loss, and protect Software, systems and data from unauthorised access, modification or disclosure.

(x) All Open Source Software used by Target is set forth in Clause 6.1(m)(x) of Part A of the Target Disclosure Letter, is fully segregable and such Open Source Software is independent from Target’s proprietary Software. Target has not used Open Source Software in any manner that (a) requires the disclosure or distribution of any source code of any of Target’s proprietary Software, (b) requires the licensing of any Intellectual Property for the purpose of making derivative works, (c) imposes any restriction on the consideration to be charged for the distribution of any Intellectual

Property, (d) creates, or purports to create, obligations on Target with respect to any Intellectual Property or grants, or purports to grant, to any third party any rights or immunities under any Intellectual Property, or (e) imposes any other material limitation, restriction, or condition on the right of Target to use or distribute any Intellectual Property. With respect to any Open Source Software that is or has been used by Target in any way in the operation of the business, Target has been and is in material compliance with all applicable licences with respect thereto.

(xi) Target has materially complied with all applicable Laws, as well as the Target’s own rules, policies and procedures, relating to the collection, use, storage, disclosure and disposal of personal information (including health information) collected used, or held for use by Target in connection with the business of Target (collectively, the “Data Privacy Rules”). No Action has been (a) asserted or (b) threatened, in each case in writing, alleging a violation of any Data Privacy Rules by Target, and, to Target’s Knowledge the consummation of the Transactions will not breach or otherwise cause any material violation of any Data Privacy Rules by Target. To Target’s Knowledge, Target has not suffered any material data security breach in the twenty-four (24)-month period prior to the date of this Agreement.

(xii) The consummation of the Transaction will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any Target’s rights or obligations under any licensed Target Intellectual Property, and will not result in invalidity, unenforceability, or impairment of any Contract related to Target Intellectual Property, and will not result in invalidity, unenforceability, or impairment of any Target Intellectual Property.

(xiii) Target possesses, and Zoetis shall obtain as of Effective Date, documentation relevant to the Trade Secrets that is current, accurate and sufficient in detail and content to identify and explain it and allow its full and proper use without relevance on the special knowledge or memory of others.

(xiv) Target has not disclosed algorithms used or held for use in connection with research, developments, products and use thereof.

(n) Benefits.

(i) Clause 6.1(n)(i) of Part A of the Target Disclosure Letter sets forth a correct and complete list of all material Target Benefit Plans. Target has delivered or made available to Zoetis true, correct and complete copies of the following documents, with respect to each of the Target Benefit Plans, to the extent applicable: (i) all plan documents (or to the extent no plan document exists and is not required by applicable Law, a written summary of the material plan terms); (ii) all filings with a Governmental Body; (iii) trust agreements, other funding arrangements, and the most recent actuarial reports; and (iv) the most recent summary plan descriptions, plan summaries and other written communications provided to plan participants.

(ii) The Target Group and Paychex have performed in all material respects their respective obligations under the agreement between Nexvet US, Inc. and Paychex dated July 22, 2015 (the “Paychex Agreement”). There are no circumstances pursuant to which any member of the Target Group could have any actual or contingent material liability to (i) Paychex or any of its Affiliates, or (ii) any current or former employee of any member of the Target Group or their dependents or beneficiaries with respect to any Paychex Plan. The Target Group’s participation in each Paychex Plan can be discontinued at any time without material liability to the Target Group.

(iii) No material suit, actions or other litigation have been brought, nor to the Knowledge of Target, threatened against or otherwise related to any Target Benefit Plan, and to the Knowledge of Target, there are no facts or circumstances that could reasonably to give rise to any such action, suit, or other litigation.

(iv) Each Target Benefit Plan has been maintained and administered in compliance with all applicable Laws and all applicable plan terms in all material respects. All contributions to Target Benefit Plans that have been required to be made under such Target Benefit Plans have been made, and all benefits accrued under any unfunded Target Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with US GAAP.

(v) With respect to each Target Benefit Plan maintained in the United States, (A) each such Target Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (I) is so qualified and to the Knowledge of Target there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (II) has received a favourable determination letter or opinion letter as to its qualification, which has been provided or made available to Zoetis; and (B) no such Target Benefit Plan is a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA). Each Target Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in material compliance with Section 409A of the Code, to the extent applicable. Target has not entered into any agreement or arrangement to, and does not otherwise have any obligation to, indemnify or hold harmless any Person for any liability that results from the failure to comply with the requirements of Section 409A of the Code.

(vi) No Target Benefit Plan maintained in the United States is a defined benefit pension plan (within the meaning of Section 414(j) of the Code). No entity that would be deemed a single employer with any member of the Target Group under Section 414(b), (c), (m) or (o) of the Code sponsors, maintains or contributes to a defined benefit pension plan. No Target Benefit Plan provides health, accident or death benefit coverage beyond the termination of employment or other service, except as required by law.

(vii) No Target Benefit Plan maintained outside of the United States is a defined benefit scheme (within the meaning given to that term by Section 2(1) of the Pensions Act 1990

(the “Irish Pensions Act”)) or otherwise in the nature of a defined benefit pension arrangement or unfunded (partially or fully) deferred compensation arrangement and no member of the Target Group sponsors, maintains or contributes to any such scheme or arrangement. Each Target Benefit Plan maintained in Ireland which is a defined contribution scheme (within the meaning given to that term by Section 2(1) of the Irish Pensions Act) is exempt approved by the Irish Revenue Commissioners for the purposes of Section 774 of the Taxes Consolidation Act 1997 and there are no circumstances which might give the Irish Revenue Commissioners reason to withdraw such approval. There are no excluded employees in respect of whom a member of the Target Group is obliged to provide access to a standard personal retirement saving account in accordance with Section 121 of the Irish Pensions Act.

(viii) Except as expressly provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other additional or subsequent event) will (A) result in any payment (including severance), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, or former employees, officers, consultants, independent contractors or directors of any member of the Target Group or (B) result in the triggering or imposition of any restrictions or limitations on the right of any member of the Target Group to amend or terminate any Target Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other additional or subsequent event) will result in the payment of any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code. No individual is entitled to receive any tax gross-up as a result of the imposition of the excise taxes required by Section 4999 of the Code.

(ix) Each individual who is classified by any member of the Target Group as an independent contractor has been properly classified for all purposes.

(o) Labour Matters. As of the date hereof, (a) neither Target nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labour union or like organisation, (b) to the Knowledge of Target, there are no activities or proceedings of any labour organisation to organise any employees of Target or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labour or like organisation, (c) there is no pending or, to the Knowledge of Target, threatened labour dispute, strike or work stoppage against Target or any Subsidiary that may interfere with the business activities of the Target Group, (d) there is no unfair labour practice charge against Target or any of its Subsidiaries pending before the National Labor Relations Board or any comparable labour relations authority anywhere in the world that would reasonably be expected to result in any material liability to any member of the Target Group, taken as a whole, (e) there is no pending or, to the Knowledge of Target, threatened grievance, charge, complaint, audit or investigation by or before any Governmental Body with respect to any current or former employees of Target or any of its Subsidiaries, and (f) in respect of current and former employees of the Target Group in Australia, each member of the Target Group has accrued and paid all leave entitlements in accordance with applicable Laws and has made all superannuation contributions required under any Industrial Instrument as well as the minimum level of superannuation contributions to avoid being liable for a charge under applicable Laws up to the date of this Agreement.

(p) Regulatory Matters.

(i) No member of the Target Group nor, to the Knowledge of Target, any third-party providing services relating to the Target Products have received any oral or written notice, communication, Form 483 or other inspection report, warning letter, untitled letter or notice of violation, cyber letter, or other notice of enforcement action or other allegation from any Governmental Body or other person or entity, including any review authorities, such as an Institutional Animal Care and Use Committee (“IACUC”), claiming or asserting a violation of any applicable Laws, or, to the Knowledge of Target, policies, guidelines or guidance, issued by a Governmental Body or such review authority applicable to a study concerning a Target Product (“Study”), the Target Products, such third-party’s services, or Target’s operations. No such action against any member of the Target Group and, to the Knowledge of Target, any third-party providing services relating to the Target Products, is pending, threatened, or under investigation. Without limiting the foregoing, neither any member of the Target Group, nor to the Knowledge of Target, any third-party providing services related to the Target Products or Studies, have received, had threatened, had asserted, or have pending any warning letters, untitled letters, cyber letters, notices of violation, regulatory letters, adverse inspectional findings, FDA Forms 483, or other notice of enforcement action, including without limitation, any suspension, consent decree, corporate integrity agreement, monitoring agreement, assurance of voluntary compliance, settlement order, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order, target or no-target letter, or other similar agreement or action relating to a Study, any Target Product, such third-party’s services, or the operations of any member of the Target Group.

(ii) No member of the Target Group nor, to the Knowledge of Target, any Target Group officer, director, employee, agent, or third-party providing services related to the Target Products have been (i) debarred by the FDA pursuant to 21 U.S.C. § 335a or by any other Governmental Body pursuant to a similar provision of applicable Law, including pursuant to 7 C.F.R. Parts 1.1 et seq.; (ii) named, charged, convicted, or found liable in any action or proceeding relating to the regulation of animal health products; or (iii) disqualified or deemed ineligible by the FDA pursuant to 21 C.F.R. Parts 312, 510, 511, 514, 516 or 812, or by any other Governmental Body pursuant to a similar provision of applicable Law. No member of the Target Group nor, to the Knowledge of Target, any Target Group officer, director, employee, agent, or third-party providing services related to the Target Products (i) are subject to any pending proceeding or under investigation related to forgoing, (ii) have been convicted of any crime or engaged in any conduct that may reasonably lead to the forgoing, or (iii) received any notice or other communication from a Governmental Body threatening or pursuing the foregoing.

(iii) Each Target Product is and has been researched, developed, tested, studied, investigated, manufactured and stored, shipped and labelled, as applicable, in material compliance with all applicable Laws or, to the Knowledge of Target, policies, guidelines or guidance. No members of the Target Group nor, to the Knowledge of the Target Group, any third party providing services relating to the Target Products, is aware of any information which would provide a basis for any voluntary or mandated recall or other corrective action of any Target Product.

(iv) All material filings, notices, permits, licences and other submissions required to be filed, maintained, or furnished to a Governmental Body related to the research, development, testing, manufacturing, distribution or sale of the Target Products have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(v) Target has provided Zoetis all material Study reports, protocols, notebooks, data and other requested materials and all regulatory communications with and from Governmental Body and review authorities including but not limited to the FDA and IACUC, concerning the Target Product, Target Product Studies and Target Product development (collectively “Study Materials”). The Study Materials provided, when taken collectively, accurately, fairly and completely in all material respects reflect the results from and plans for the Studies and Target Product development. Target has no knowledge of any other undisclosed material Studies, the results of which are inconsistent with, or otherwise call into question, the Study Materials. Except as reflected in the Study Materials, Target is not aware of any facts or circumstances that would reasonably be expected to materially and adversely affect the ability of Target or any of its Subsidiaries to receive or that would otherwise delay the receipt of regulatory approval for the marketing and commercialisation of the Target Products, beyond the risks and uncertainties that are generally present for product candidates subject to approval by a Governmental Body, including the potential for later study results to differ from preliminary or earlier-stage results, and for differing interpretations of data. All Studies concerning the Target Products have and are being conducted in accordance in all material respects with the applicable protocols, all applicable Laws, ethical and veterinary standards, and the Governmental Body and other review authority, including IACUC, requirements. All Government Authorisations required to conduct the Study have been obtained and maintained in good standing for the duration of the Study.

(vi) No member of the Target Group nor, to Target’s Knowledge, any third-party providing services related to the Products has received any written or other notice or communication from a Governmental Body, including the FDA and United States Department of Agriculture, or any review authority, including an IACUC, or other person or entity responsible for the oversight or conduct of any Study, requiring or threatening the termination, suspension, material modification, restriction, delay, hold of, or otherwise rejecting any Study that was, is planned to be, or is being conducted.

(vii) Target Group and its Subsidiaries have provided full and complete copies of all information, analysis, data, surveys, interviews, and other research materials commissioned or possessed by the Target Group relating to definition and size of markets for Target Products, customer demographics and preferences, revenue models and projections, competitive products, market trends and projections and all other information related to the introduction, marketing, promotion and sale of Target Products (“Market Research”).

(viii) No member of the Target Group has, and to Target’s Knowledge, no Target Group officer, director, employee, agent, or third-party providing services related to the Products, has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Body, failed to disclose a material fact required to be disclosed to a Governmental Body, or otherwise committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”). No member of the Target Group nor, to Target’s Knowledge, any Target Group officer, director, employee, agent, or third-party providing services related to the Products is or has been under investigation, had any action pending or threatened relating to the FDA Ethics Policy, or resulting from any other untrue, fraudulent, misleading, or false statement or omission, including data fraud.

(q) Real Property.

(i) Clause 6.1(q)(i) of Part A of the Target Disclosure Letter sets forth a correct and complete list of all real property owned by Target or any Subsidiary (such property collectively, the “Owned Real Property”). With respect to the Owned Real Property, either Target or a Subsidiary of Target has good and valid title to such Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. As of the date hereof, neither Target nor any of its Subsidiaries has received notice of any pending, and to the Knowledge of Target there is no threatened, condemnation proceeding with respect to any Owned Real Property.

(ii) Clause 6.1(q)(ii) of Part A of the Target Disclosure Letter sets forth a correct and complete list of each material lease, sublease, licence and other agreement under which Target or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Target and its Subsidiaries are conducted (such property collectively, the “Leased Real Property”). Each material lease, sublease, licence and other agreement with respect to such Leased Real Property is valid, binding and in full force and effect and no uncured default of a material nature on the part of Target or, if applicable, its Subsidiaries or, to the Knowledge of Target, the landlord thereunder exists with respect to any Leased Real Property. Target and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Leased Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances. As of the date hereof, neither Target nor any of its Subsidiaries has received notice of any pending, and, to the Knowledge of Target, there is no threatened, condemnation proceeding with respect to any Leased Real Property.

(r) Product Distribution. No Person has entered into any Contract with any member of the Target Group to distribute any Target Products or has any right or option to distribute any Target Products.

(s) Related Party Transactions. As of the date of this Agreement, there are no Contracts between Target or any of its Subsidiaries, on the one hand, and any Affiliate of Target (other than a Subsidiary of Target), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act.

(t) Insurance. All current, material insurance policies and Contracts (or replacements thereof) of Target and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and all premiums due thereunder have been paid. Neither Target nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts).

(u) Opinion of Financial Adviser. The Target Board has received the opinion of Evercore Group L.L.C., dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the assumptions and limitations set forth in the opinion, the Consideration is fair to the Target Shareholders from a financial point of view.

(v) Finders or Brokers. Except for Evercore Group L.L.C. and Cowen and Company, LLC, neither Target nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition.

(w) Information Provided. The information relating to the members of the Target Group to be contained in the Scheme Document, the Proxy Statement and, if applicable, the Takeover Offer Documents (including in each case any amendments or supplements thereto) and any other documents filed with the High Court or pursuant to the Takeover Rules, in connection with this Agreement, will not, on the date the Scheme Document, the Proxy Statement, or the Takeover Offer Documents, as applicable, is first posted or disseminated to Target Shareholders and at the time of the Scheme Meeting and the EGM, contain any untrue statement of any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and with relevant regulations promulgated thereunder.

(x) No Other Representations. Except for the representations and warranties contained in this Clause 6.1 or in any certificates delivered by Target in connection with the Completion, Zoetis acknowledges that neither Target nor any Representative of Target makes any other express or implied representation or warranty with respect to Target or any of its Subsidiaries or with respect to any other information provided or made available to Zoetis in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Zoetis or to Zoetis’ Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

6.2 Zoetis Warranties

Except as disclosed in the forms, documents and reports (including exhibits and other information incorporated therein) filed or furnished by Zoetis with the SEC since January 1, 2017 and publicly available prior to the date hereof (but excluding any disclosures in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature), Zoetis and Zoetis Bidco represent and warrant to Target as of the date hereof as follows:

(a) Qualification, Organisation, etc. Each of Zoetis and Zoetis Bidco are legal entities duly organised, validly existing and in good standing under the Laws of their jurisdictions of organisation and have all requisite corporate or similar power and authority to own, lease and operate their properties and assets and to carry on their business as presently conducted and are qualified to do business and are in good standing as a foreign corporations in each jurisdiction where the ownership, leasing or operation of their assets or properties or conduct of their business requires such qualification.

(b) Corporate Authority Relevant to this Agreement; No Violation.

(i) Each of Zoetis and Zoetis Bidco have all requisite corporate power and authority to enter into this Agreement and the Expenses Reimbursement Agreement and to consummate the Transactions in accordance with the terms of this Agreement and the Expenses Reimbursement Agreement. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the Transactions have been duly and validly authorised by the Zoetis Board and the board of directors of Zoetis Bidco and, except for the filing of the required documents in connection with the Scheme with, and the receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of Zoetis or Zoetis Bidco are necessary to authorise the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Zoetis and Zoetis Bidco and, assuming this Agreement constitutes the valid and binding agreement of Target, constitutes the valid and binding agreement of Zoetis and Zoetis Bidco, enforceable against Zoetis and Zoetis Bidco in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors rights generally and by general principles of equity.

(ii) Other than in connection with or in compliance with (i) the provisions of the Act, (ii) the Takeover Panel Act and the Takeover Rules, (iii) the Securities Act, (iv) the Exchange Act, and (v) any applicable requirements of the NYSE, no authorisation, consent or approval of, or filing with, any Governmental Body is necessary, under applicable Law, for the consummation by Zoetis and Zoetis Bidco of the Transactions, except for such authorisations, consents, approvals or filings (A) that, if not obtained or made, would not reasonably be expected to materially impede or prevent the consummation of the Acquisition or have a material adverse effect on Zoetis or Zoetis Bidco, or (B) as may arise as a result of facts or circumstances solely relating to Target or its Affiliates or Laws or Contracts binding on Target or its Affiliates.

(iii) Assuming compliance with the Scheme, Chapter 1 of Part 9 of the Act and any directions or orders of the High Court, none of the execution, delivery or performance of this Agreement or the consummation of the Transactions, including the Acquisition, will: (i) contravene, conflict with or result in a violation of any of the provisions of the Zoetis or Zoetis Bidco’s articles of association or other Organisational Documents; (ii) contravene or conflict with, or result in a violation of, any applicable Law or any order, ruling, writ, injunction, judgment, arbitration award or decree to which Zoetis or Zoetis Bidco, or any of their material assets are subject; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Clearances under, any material Contract to which Zoetis or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of an Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of Zoetis or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or liens, or where the failure to obtain any consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Zoetis.

(iv) No approval of the stockholders of Zoetis or Zoetis Bidco is required to consummate the Transactions.

(c) Financial Capability. Zoetis and/or Zoetis Bidco have or will have at the Completion and prior to the Effective Time, sufficient funds to pay the aggregate Consideration contemplated by this Agreement and to perform the other obligations of Zoetis and Zoetis Bidco contemplated by this Agreement.

(d) Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Zoetis and Zoetis Bidco, threatened, legal action against Zoetis or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon Zoetis or any of its Subsidiaries, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Zoetis’ or Zoetis Bidco’s ability to consummate the Transactions.

(e) Information Provided. The information relating to Zoetis and its Subsidiaries to be contained in the Scheme Document, the Proxy Statement and, if applicable, the Takeover Offer Documents (including in each case any amendments or supplements thereto) and any other documents filed with the High Court, the SEC or pursuant to the Takeover Rules, in connection with this Agreement to the extent provided by Zoetis in writing and reproduced therein, will not, on the date the Scheme Document, the Proxy Statement, the Takeover Offer Documents or such other documents, as applicable, are first posted or disseminated to Target Shareholders, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.

(f) Ownership of Target Ordinary Share Capital. Neither Zoetis, Zoetis Bidco nor any of their Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any shares of Target’s ordinary share capital.

(g) Acting in Concert. As of the date hereof, none of Zoetis, Zoetis Bidco or any of their respective controlled Concert Parties has any interest in any Target Shares. In entering into this Agreement, Zoetis and Zoetis Bidco are each acting as principal only and not Acting in Concert with any other person (other than their Representatives) for the purposes of acquiring control of Target or any of its material assets.

(h) Finders or Brokers. Other than Goldman, Sachs & Co., neither Zoetis nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition.

7. Additional Agreements

7.1 Consents and Regulatory Approvals

(a) The terms of the Acquisition at the date of publication of the Scheme Document shall be set out in the Rule 2.5 Announcement and the Scheme Document, to the extent required by applicable Law.

(b) Subject to the terms and conditions hereof, the Parties shall use all reasonable endeavours to achieve satisfaction of the Conditions as promptly as is reasonably practicable following the publication of the Scheme Document and in any event no later than the End Date.

(c) Subject to the terms and conditions hereof, Target and Zoetis shall, and Zoetis shall cause Zoetis Bidco to, use all reasonable endeavours to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as is practicable;

(ii) as promptly as is reasonably practicable, obtain from, make with or provide to any Governmental Body any Clearances required to be obtained, made or provided by Target or Zoetis or any of their respective Subsidiaries in connection with the consummation of the Transactions;

(iii) to the extent that any Clearance required to be made under an applicable Law or by a Governmental Body is not required until after the consummation of the Transaction, Target shall, in advance of such consummation, provide Zoetis with all information and assistance as may reasonably be requested by Zoetis to enable Zoetis to obtain any such Clearance;

(iv) as promptly as is reasonably practicable, make all filings, and thereafter make any other required or appropriate submissions, that are required or reasonably necessary to consummate the Transactions, including:

(A) under any foreign investment Laws;

(B) under the Takeover Rules and the Act;

(C) under the Exchange Act or the Securities Act; or

(D) as required by the High Court; and

(v) as promptly as is reasonably practicable, take reasonable actions to obtain from, make with or provide to any third party any Clearances required to be obtained, made or provided by Target or Zoetis or any of their respective Subsidiaries in connection with the consummation of the Transactions; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Target or Zoetis or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party (other than a Governmental Body) for any Clearance required in connection with the consummation of the Transactions under any Contract.

7.2 Directors’ and Officers’ Indemnification and Insurance

(a) Zoetis agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time now existing in favour of the current or former directors or officers of Target or its Subsidiaries (the “Indemnified Parties”) as provided in their respective Organisational Documents or any indemnification or similar agreements shall survive the Acquisition and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Zoetis shall cause Target to maintain in effect the exculpation, indemnification and advancement of expenses provisions of Target’s and its Subsidiaries’ Organisational Documents or any indemnification or similar agreements, in the form that is in effect as of the date of this Agreement, and shall not, and shall cause Target not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of Target; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action. Target has not entered into any indemnification or similar arrangements in favour of the Indemnified Parties within the 30 days preceding the date of this Agreement.

(b) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the maximum extent permitted by law, Zoetis shall, and shall cause Target to, indemnify and hold harmless, and advance expenses to, the Indemnified Parties against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with any actual or threatened Action arising out of, relating to or in connection with (i) the fact that such Indemnified Party is or was a director or officer of Target or any of its Subsidiaries, (ii) any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such Indemnified Party’s capacity as a director, officer, employee or agent of Target or any of its Subsidiaries, or (iii) the Acquisition, this Agreement or the transactions contemplated hereby; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any such Indemnified Party delivers to Zoetis or Target a written notice asserting a claim for indemnification or advancement under this Clause 7.2(b) then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved.

(c) Prior to the Effective Time, Target shall obtain and fully pay for “tail” insurance policies with a claims period of no more than six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as Target’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage not materially more favourable than Target’s existing policies (the “Existing Policies”) with respect to matters existing or occurring at or prior to the Effective Time (including with respect to acts and omissions occurring in connection with this Agreement, the Acquisition or the other transactions or actions contemplated hereby) and, if such policies have been obtained, Zoetis shall, and shall cause Target to, maintain such policies in full force and effect after the Effective Time; provided, however, that in no event shall Target pay, or be required to pay, for such “tail” policies a one-time premium in excess of 250% of Target’s current aggregate annual premium amount under its Existing Policies. If Target for any reason fails to obtain such tail policy, Target shall, and Zoetis shall cause Target to, maintain in effect for not less than six (6) years from the Effective Time the Existing Policies for the Indemnified Parties otherwise covered by such Existing Policies; provided that (i) Target may substitute therefor policies of substantially the same coverage containing terms and conditions that are no less advantageous to such Indemnified Parties and are from an insurance carrier with the same or better credit rating as Target’s current insurance carrier; and (ii) Target shall not be required to pay annual premiums for the Existing Policies (or for any substitute policies) in excess of 250% of the annual premiums paid for the Existing Policies prior to the date of this Agreement (the “Maximum Premium”). In the event any future annual premiums for the Existing Policies (or any substitute policies) exceed such amount, the Surviving Entity shall be entitled to reduce the amount of coverage of the Existing Policies (or any substitute policies) to the maximum amount of coverage that can be obtained for a premium equal to such amount.

7.3 Employment and Benefit Matters

(a) For a period of one year following the Effective Date, Zoetis shall provide, or shall cause to be provided, to each Target Employee, following any consultation processes which are required by Law and or pursuant to existing contractual obligations:

(i) base salary or wage rate that is no less favourable than the base salary or wage rate, as applicable, provided to such Target Employee immediately prior to the Effective Time;

(ii) for Australian and Irish Target Employees, superannuation or pension payments (as applicable), that are no less favourable in the aggregate to the payments included in any total fixed remuneration provided to such Target Employee immediately prior to the Effective Time;

(iii) cash bonus opportunities no less favourable in the aggregate than those provided to such Target Employee immediately prior to the Effective Time;

(iv) equity compensation opportunities under the equity compensation plans of Zoetis or its Affiliates as may be determined by Zoetis (in its sole discretion), with such determination as to which Target Employees may be offered such an opportunity and the amount and terms and conditions of such opportunity to be made by Zoetis on an individual basis in a manner that is consistent with Zoetis’ determination with respect to its similarly situated employees;

(v) employee benefits (excluding any cash incentive compensation, equity or equity-based compensation, defined benefit pension benefits, and post-employment health and welfare benefits) that, in the aggregate and when taken as a whole, are substantially comparable to those provided to the Target Employees immediately prior to the Effective Time; and

(vi) severance benefits that are no less favourable than the severance benefits that would have been applicable immediately prior to the Effective Time to each Target Employee in accordance with the severance formula set forth in Schedule 2.

(b) For the purposes of eligibility, vesting and determining the applicable level of vacation and other paid time off benefits (but not for purposes of any other benefit accrual), under the employee benefit plans pursuant to which Zoetis provides benefits to any Target Employee after the Effective Time (the “New Plans”), which shall exclude, for the avoidance of doubt, any benefits provided by, in whole or in part, a Governmental Body and workers’ compensation insurance, each Target Employee shall be credited with his or her years of service with the Target Group and its predecessors before the Effective Date, to the same extent as such Target Employee was entitled, before the Effective Time, to credit for such service under any similar Target Benefit Plan in which such Target Employee participated; provided, however, that the foregoing shall not apply to any cash incentive, equity or equity based plans or awards or to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(c) In addition, and without limiting the generality of the foregoing: for the purposes of each New Plan providing disability, medical, dental, pharmaceutical and/or vision benefits to any Target Employee, Zoetis shall use all reasonable endeavours to cause: (i) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual was subject to such conditions under the comparable Old Plans; and (ii) any co-payments and deductibles paid by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for the purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Where Zoetis maintains any of the Old Plans in full force and effect, the provisions of Clause 7.3(b) shall not apply with respect to the benefits available under such Old Plans unless and until Zoetis replaces such Old Plans with New Plans. Nothing in this Agreement shall require Zoetis to replace the Old Plans with New Plans.

(e) Nothing in this Agreement shall confer upon any Target Employee or any other individual any right to continue in the employment or service of any member of the Target Group, Zoetis or any Affiliate of Zoetis, or shall interfere with or restrict in any way the rights of any member of the Target Group, Zoetis or any Affiliate of Zoetis, which rights are hereby expressly reserved, to discharge or terminate the services of any Target Employee or other individual at any time for any reason whatsoever, with or without cause. This Clause 7.3 is included for the sole benefit of the Parties to this Agreement. Notwithstanding any provision in this Agreement to the contrary, nothing in this Clause 7.3, express or implied, shall be deemed or construed (A) to prevent Zoetis from terminating or modifying to any extent or in any respect any Benefit Plan, (B) to be an amendment or other modification of any Target Benefit Plan or Benefit Plan of Zoetis, or (C) to create or confer any rights or remedies upon any current or former employee or other service provider of Zoetis, Target or any of their respective Affiliates (or any beneficiaries, dependents, or legal representatives thereof).

(f) If requested by Zoetis, Target shall: (i) effective as of or prior to the Effective Time, cause the Target Group to terminate all qualified retirement plans with a 401(k) deferral feature, including the Nexvet US, Inc. 401(k) Profit Sharing Plan and Trust (all such plans, the “Target 401(k) Plans”); (ii) provide evidence reasonably satisfactory to Zoetis of such termination prior to the Effective Time; (iii) in connection with such termination, cause all of the account balances of the participants to become fully vested and non-forfeitable; (iv) cause the Target Group to make all necessary contributions as specified in the Target 401(k) Plans to the Target 401(k) Plans related to services performed prior to such termination; and (v) take any other action, or cause the Target Group to take any other action, required for such termination of the Company 401(k) Plans to be effective on or prior to the Effective Time.

(g) If requested by Zoetis no less than thirty-five (35) days prior to the Effective Time, Target shall terminate the Paychex Agreement and participation in all Paychex Plans effective immediately prior to the Effective Time.

7.4 Cooperation

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Target shall afford to Zoetis and its Affiliates and its and their Representatives, during normal business hours during the period prior to the Effective Time, reasonable access (including for the purpose of coordinating transition planning with employees) to all Target’s and its Subsidiaries’ properties, books, Contracts, commitments and records, and to Target’s and its Subsidiaries’ officers, employees, accountants, counsel and other Representatives and, during such period, Target shall promptly make available to Zoetis and its Representatives, subject, in the case of competitively sensitive information, to any “clean-room” arrangements agreed between the Parties, (i) a copy of each report, schedule, registration statement and other document filed or received by Target or any of its Subsidiaries during such period pursuant to the requirements of federal securities Laws and (ii) all other information concerning its business, properties and personnel as Zoetis may reasonably request.

(b) This Clause 7.4 shall not require Target to permit any access, or to disclose any information, that in the reasonable, good faith judgment of Target is competitively sensitive, would reasonably be expected to result in any violation of any material

Contract or Law to which Target or any of its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) which Target or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in Target’s good faith judgment adversely affect in any material respect Target’s or any of its Subsidiary’s position in any pending or reasonably probable future litigation; provided, that the Parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (1) would not (in the good faith belief of Target) reasonably be likely to result in the violation of any such material Contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of Target) be managed through the use of any “clean-room” arrangements agreed between the Parties pursuant to which non-employee Representatives of Zoetis shall be provided access to such information; provided, further, that Target shall (x) notify Zoetis that such disclosures are reasonably likely to violate the obligations of any member of the Target Group under any such material Contract or Law or are reasonably likely to cause such privilege to be undermined and (y) in the case where such disclosures are reasonably likely to violate Target’s or any of its Subsidiaries’ obligations under any material Contract, use reasonable commercial efforts to seek consent from the applicable third Person to any such material Contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such Contract).

(c) To the extent applicable, Target shall use all reasonable endeavours to assist in the delivery to Zoetis of customary payoff letters, lien terminations and instruments of discharge in form and substance reasonably satisfactory to Zoetis to allow for the payoff, discharge and termination in full of any Indebtedness.

(d) Notwithstanding anything to the contrary in the foregoing, nothing in this Clause 7.4 shall require any member of the Target Group to take any action that would violate Section 82 of the Act.

7.5 Transaction Challenges

(a) Target shall consult and cooperate with Zoetis in Target’s defence or settlement of any actual or threatened shareholder litigation (other than any litigation or settlement between Target or any of its Affiliates and Zoetis or any of its respective Affiliates) against Target or its directors or officers, and any actual or threatened complaints or challenges that may be brought in the High Court or any other court in Ireland or any court in the United States or Australia in connection with the Scheme, the Proxy Statement, the Transactions, this Agreement or the Expenses Reimbursement Agreement.

(b) Zoetis shall consult and cooperate with Target in Zoetis’ defence or settlement of any actual or threatened shareholder litigation (other than any litigation or settlement between Zoetis or any of its respective Affiliates and Target and any of its Affiliates)

against Zoetis or Zoetis Bidco or their directors or officers, and any actual or threatened complaints or challenges that may be brought in the High Court or any other court in Ireland or in any court in the United States or Australia in connection with the Scheme, the Proxy Statement, the Transactions, this Agreement or the Expenses Reimbursement Agreement.

7.6 Notification of Certain Matters

(a) Zoetis and Target shall each give prompt notice to the other Party if any of the following occur after the date of this Agreement: (i) receipt of any written notice to the receiving Party from any third Person alleging that the consent or approval of such third Person is or may be required in connection with the Acquisition and the other Transactions and such consent could (in the good faith determination of such Party) reasonably be expected to (A) prevent or materially delay the consummation of the Transactions or (B) be material to Zoetis or Target; (ii) receipt of any notice or other communication from any Governmental Body in connection with the Acquisition and the other Transactions; or (iii) the occurrence of an event which would or would be reasonably likely to (A) prevent or materially delay the Transactions or (B) result in the failure of any condition to the Acquisition set forth in this Agreement to be satisfied; provided, however, that the delivery of any notice pursuant to this Clause 7.6(a) shall not limit or otherwise affect the remedies of Target or Zoetis available hereunder and no information delivered pursuant to this Clause 7.6(a) shall update any section of the Target Disclosure Letter or shall affect the representations or warranties of the Parties hereunder.

(b) Target shall promptly, but no later than twenty four (24) hours of the receipt of notice of, or becoming aware of, the occurrence of any matter described in Clause 7.6(b)(i)-(iii), notify Zoetis of:

(i) Any results of any Study, or other information that becomes known to Target, including Adverse Events or other unfavourable safety, quality or efficacy information, that would reasonably be expected to materially adversely impact the Target Products, the Target Product development, or the potential Governmental Authorisation for a Target Product to allow Target to manufacture, study, commercially market, promote, and sell such Target Product;

(ii) Any material communication, correspondence, or interaction (as defined below) with a Governmental Body or other review authority, including the European Medicines Agency, the FDA, the United States Department of Agriculture, the Health Products Regulatory Authority, the Irish Department of Agriculture, Food and the Marine or an IACUC pertaining to the Transactions, Target’s business, Target Products, Studies, or Target Product-related services being provided by a third-party. For purposes of this Clause, “material communication, correspondence, or interaction” means any oral or written communication concerning inspections, audits, meetings, material comments on any Target proposed, pending, in-process, or completed Studies; any requirement to terminate, materially modify, or otherwise suspend or place a Study on hold; any material manufacturing issues with regard to the Target Products; or any notices or other assertions of noncompliance, such as warning letters, untitled letters, cyber letters, notices of violation, regulatory letters, adverse inspectional findings, FDA Forms 483, or other notice of enforcement action, including without limitation, any suspension, consent decree, corporate integrity agreement, monitoring agreement, assurance of voluntary compliance, settlement order, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order, target or no-target letter, or other similar agreement or action relating to a Study, Target Product, such third-party’s services, the Transactions, or Target’s business; as well as any notice of the pendency, investigation, or threat of the foregoing. In the case of a meeting, inspection, or audit occurring after the date of this Agreement, Target shall, to the extent permitted by the Governmental Body or review authority, provide Zoetis with the opportunity to assist with the preparation for and to attend and participate in such meeting, inspection, or audit. In all other circumstances, prior to submitting or engaging in a communication, correspondence or interaction (whether written or oral) with a Governmental Body or review authority that would reasonably be material to Target’s business, Target Products, Studies, or Target Product-related services being provided by a third-party, Target shall provide Zoetis with the reasonable opportunity to review and comment on the proposed communication, correspondence, or interaction and will consider incorporation of such comments in good faith; or

(iii) Any reportable environmental, health or safety incident or issue at any facility owned, leased or operated by Target.

(c) Target shall provide Zoetis with all reasonably requested information and documentation concerning Target’s business, Target Products, Studies, or Target Product-related services being provided by a third-party.

8. Completion of Acquisition

8.1 Completion Date

(a) Completion shall take place at 10:00 a.m., on a date to be agreed by the Parties, being not more than three Business Days (or such shorter period of time as remains before 11:59 p.m., on the End Date) after the satisfaction or, in the sole discretion of the applicable Party, waiver (where permissible pursuant to the provisions of the Rule 2.5 Announcement and/or the Scheme Document) of all of the Conditions with the exception of Condition 2(d) (delivery and registration of the Court Order and a copy of the minute required by Section 86 of the Act) (but subject to the satisfaction of such Condition) (the “Completion Date”).

(b) Completion shall take place at the offices of Arthur Cox, Dublin.

8.2 Actions on or prior to Completion

On or prior to Completion, Target shall procure that a meeting of the Target Board (or a duly authorised committee thereof) is held at which resolutions are passed (conditional on registration of the Court Order with the Registrar of Companies occurring and effective as of the Effective Time) approving:

(a) the allotment and issue to Zoetis and/or Zoetis Bidco (and/or their nominees) in accordance with the Scheme of the number of new shares in the capital of Target provided for in the Scheme;

(b) the removal of such directors of Target or any other member of the target Group as Zoetis shall (in its sole discretion) determine; and

(c) the appointment of such persons as Zoetis may nominate as the directors of Target or any member of the Target Group.

8.3 Action on Completion

(a) On Completion, Target shall deliver to Zoetis:

(i) a certified copy of the resolutions of the Target Board referred to in Clause 8.2;

(ii) letters of resignation from the directors that are removed from Target in accordance with Clause 8.2(b) (each such letter containing an acknowledgement that such resignation is without any claim or right of action of any nature whatsoever outstanding against Target or any member of the Target Group or any of their officers or employees for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever in respect of the removal); and

(iii) a copy of the register of members certified by the registrar of Target, together with a share certificate in respect of the aggregate number of shares in the capital of Target to be issued to Zoetis and/or Zoetis Bidco (and/or its nominees) in accordance with the Scheme.

8.4 Target shall cause a copy of the Court Order and a copy of the minutes required by Section 86 of the Act to be filed with the Companies Registration Office and obtain from the Registrar of Companies a Certificate of Registration in relation to the reduction of share capital involved in the Scheme.

8.5 Payment of Consideration

Zoetis shall cause Zoetis Bidco to pay the Consideration and the Rule 15 Consideration within 14 days following the Effective Date in accordance with the terms and conditions of the Scheme, which includes paying the Consideration due to each Target Shareholder in respect of each Target Share held and the Rule 15 Consideration due each holder of Target Convertible Securities in respect of each Target Share issuable upon exercise, conversion of exchange thereof.

9. Termination

9.1 (a) This Agreement may be terminated at any time prior to the Effective Time:

(i) by either Target or Zoetis if the Scheme Meeting or the EGM shall have been completed and the Scheme Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities;

(ii) by either Target or Zoetis if the Effective Time shall not have occurred by 5:00 p.m. on the End Date, provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(ii) shall not be available to a Party whose breach of any provision of this Agreement shall have been the primary cause of the failure of the Effective Time to have occurred by such time;

(iii) by either Target or Zoetis if the High Court declines or refuses to sanction the Scheme unless the decision of the High Court shall be appealed (it being agreed that Target shall make such an appeal if requested to do so by Zoetis and the counsel appointed by Zoetis in accordance with Clause 3.3(a) advises that doing so is a reasonable course of action);

(iv) by either Target or Zoetis if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition and such injunction shall have become final and non-appealable (provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(iv) shall not be available to a Party whose breach of any provision of this Agreement shall have been the primary cause of such injunction);

(v) by Target, if any Zoetis Party shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or any of its warranties set forth in this Agreement having been inaccurate, which material breach, failure to perform or inaccuracy:

(A) would result in a failure of any Conditions; and

(B) is not reasonably capable of being cured by the End Date or, if curable, is not cured within 30 days following Target’s delivery of written notice to Zoetis of such breach, failure to perform or inaccuracy (which notice shall state Target’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(v) and the basis for such termination);

(vi) by Zoetis, if Target shall have breached or failed to perform in any material respect any of covenants or other agreements contained in this Agreement or any of its warranties set forth in this Agreement having been inaccurate , which material breach, failure to perform or inaccuracy:

(A) would result in a failure of any Conditions; and

(B) is not reasonably capable of being cured by the End Date or, if curable, is not cured within 30 days following Zoetis’ delivery of written notice to Target of such breach, failure to perform or inaccuracy (which notice shall state Zoetis’ intention to terminate this Agreement pursuant to this Clause 9.1(a)(vi) and the basis for such termination);

(vii) by Zoetis, in the event that a Target Change of Recommendation shall have occurred or the Target Board or any Committee thereof withdraws (or modifies in any manner adverse to Zoetis) or proposes publicly to withdraw (or modify in any manner adverse to Zoetis) the Scheme Recommendation;

(viii) by Target upon written notice at any time following delivery of a Final Recommendation Change Notice pursuant to and in accordance with Clause 5.2(e); or

(ix) by mutual written consent of Target and Zoetis.

(b) Termination of this Agreement in accordance with Clause 9.1 shall not give rise to any liability of the Parties except as provided in the Expenses Reimbursement Agreement, and, following such termination, no Party shall have any liability to the other Parties in connection with this Agreement or the Transactions, except as provided in the Expenses Reimbursement Agreement; provided that such termination shall not relieve any Party from liability for fraud or wilful breach of, or failure to perform, this Agreement. Clause 10 (other than Clauses 10.1 and 10.11) shall survive, and continue in full force and effect, notwithstanding the termination of this Agreement. If Zoetis or Zoetis Bidco brings a successful action against Target for liability for wilful breach of, or failure to perform, this Agreement, then all amounts (if any) paid by Target to Zoetis or Zoetis Bidco under Clause 3.3(a) of the Expenses Reimbursement Agreement which are included in any award made by a court of competent jurisdiction against Target arising from liability for wilful breach of, or failure to perform, this Agreement shall be credited against the amount of such award.

(c) Each Party understands and confirms that termination of this Agreement shall:

(i) be without prejudice to the provisions of the Expenses Reimbursement Agreement or the Zoetis Confidentiality Agreement; and

(ii) not affect the obligations of each Party to pay the costs and expenses provided in Clause 10.12.

10. General

10.1 Announcements

(a) Subject to the requirements of applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC or any Governmental Body (including the Panel), the Parties shall consult together as to the terms of, the timing of and the manner of publication of any formal public announcement which either Party may make primarily regarding the Transactions, the Scheme or this Agreement. Zoetis and Target shall give each other a reasonable opportunity to review and comment upon any such public announcement and shall not issue any such public announcement prior to such consultation, except as may be required by applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC, NASDAQ, NYSE or any Governmental Body (including the Panel). The Parties agree that the initial press release to be issued with respect to the Transactions shall be in the form of the Rule 2.5 Announcement or as otherwise agreed by the Parties.

(b) For the avoidance of doubt, the provisions of Clause 10.1(a) do not apply to any announcement, document or publication in connection with a Target Alternative Proposal or Target Superior Proposal or a change in the Scheme Recommendation, provided that Target shall have provided an advance copy of any such proposed announcement to Zoetis before release, or any amendment to the terms of the Scheme proposed by Zoetis that would effect an increase in the Consideration whether before or after a withdrawal or adverse modification of the Scheme Recommendation.

10.2 Notices

(a) Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service), by email or hand delivery to the Party to be served as follows:

(i) if to Zoetis or Zoetis Bidco, to:

Zoetis Inc.

10 Sylvan Way, Parsippany, NJ 07054, U.S.A.

Attention: General Counsel

Email: LegalNotices@zoetis.com

with copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178-0060, U.S.A

Attention: Eric Tajcher

Email: eric.tajcher@morganlewis.com

and

Arthur Cox

Ten Earlsfort Terrace

Dublin, DO2 T380

Attention: Christopher McLaughlin, John Barrett

Email: Christopher.McLaughlin@arthurcox.com

John.Barrett@arthurcox.com

(ii) if to Target, to:

Target

Unit 5, Sragh Technology Park

Tullamore, Co. Offaly, Ireland

Attention: Chief Executive Officer

Email: company.secretary@nexvet.com

with copy to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California, 94303-2214, U.S.A.

Attention: Bruce Jenett, Andrew Ledbetter

Email: Bruce.Jenett@dlapiper.com,

Andrew.Ledbetter@dlapiper.com

and

Matheson

70 Sir John Rogerson’s Quay

Dublin 2

Attention: Tim Scanlon and Madeline McDonnell

Email: Tim.Scanlon@matheson.com

Madeline.McDonnell@matheson.com

or such other postal address or email address as it may have notified to the other Party in writing in accordance with the provisions of this Clause 10.2.

(b) Any notice or document shall be deemed to have been served:

(i) if delivered by overnight delivery or by hand, at the time of delivery; or

(ii) if sent by e-mail, at the time of the sending of the e-mail (provided that any notice deemed to have been served on any day that is not a Business Day, or on any Business Day after 5:30 p.m. (addressee’s local time), shall be deemed to have been served at 9:00 a.m. (addressee’s local time) on the next Business Day).

10.3 Assignment

Neither Party shall assign all or any part of the benefit of, or rights or benefits under, this Agreement without the prior written consent of the other Party, provided that Zoetis may assign any or all of its rights and interests hereunder to one or more of its Subsidiaries, provided that prior consent in writing has been obtained from the Panel if required in respect of such assignment, but no such assignment shall relieve Zoetis of its obligations hereunder.

10.4 Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, e-mail or otherwise).

10.5 Amendment

No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each of the Parties, except that following obtainment of the Target Shareholder Approval there shall be no amendment to the provisions hereof which by Law requires further approval by the Target Shareholders without such further approval nor shall there be any amendment or change not permitted under applicable Law.

10.6 Entire Agreement

This Agreement, together with the Zoetis Confidentiality Agreement, the Expenses Reimbursement Agreement and any documents delivered by the Zoetis Parties and Target in connection herewith, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Zoetis Parties (or any of them) and Target with respect to the subject matter hereof, it being understood that the Zoetis Confidentiality Agreement shall survive the execution and delivery of this Agreement and that no action by any Party contemplated by this Agreement shall be deemed to breach the Zoetis Confidentiality Agreement.

10.7 Inadequacy of Damages

Each Party agrees that damages would not be an adequate remedy for any breach by it of this Agreement and accordingly each Party shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement.

10.8 Remedies and Waivers

No delay or omission by either Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall:

(a) affect that right, power or remedy; or

(b) operate as a waiver of it.

The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.9 Severability

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction that shall not affect or impair:

(a) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b) the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement; and

it is agreed by the Parties that a court of competent jurisdiction may sever any such invalid, illegal or unenforceable provision and should any provision of this Agreement be invalid or unenforceable, then such provision shall be deemed to have been automatically amended in such a way that, as amended, it is valid, legal and unenforceable and to the maximum extent possible carries out the original intent of the Parties as to the matter or matters in question.

10.10 No Partnership and No Agency

(a) Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between any of the Parties.

(b) Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, either Party the agent of the other Party for any purpose. No Party has, pursuant to this Agreement, any authority or power to bind or to contract in the name of the other Party.

10.11 Further Assurance

Without limitation to the provisions of this Agreement, the Parties shall, and shall procure that each member of their respective Groups shall, issue, execute or despatch such documentation in a reasonably timely fashion or take other actions as is necessary or desirable to facilitate the implementation of the Transactions or carry out the purposes of this Agreement.

10.12 Costs and Expenses

Save for the Panel’s document review fees (which shall be borne and discharged by Zoetis), each Party shall pay its own costs and expenses of and incidental to this Agreement, the Acquisition and all other Transactions, except as otherwise provided in this Agreement.

10.13 No Third-Party Rights

Subject as provided in Clauses 7.2, 10.5 and 10.14(c), no one other than a Party shall have any right to enforce any of its terms and no third party shall be a beneficiary in any way of this Agreement or have the right to rely on any provision hereof.

10.14 Governing Law and Jurisdiction

(a) Except as provided herein, this Agreement shall be governed by, and construed in accordance with, the Laws of Ireland, without regard to the conflicts of law rules of Ireland that would result in the application of the laws of any other jurisdiction.

(b) Except as provided herein, each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts in Ireland. Any proceeding, suit or action arising out of or in connection with this Agreement shall therefore be brought in the courts of Ireland.

(c) Each of the Parties hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any Action (whether at law, in equity, in contract, in tort or otherwise) arising out of, or in any way relating to, this Agreement, any of the Transactions or the performance of services thereunder or related thereto.

10.15 Non-Survival of Representations and Warranties

None of the representations and warranties in this Agreement shall survive the Effective Time or the termination of this Agreement.

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the date specified above.

Schedule 1

TARGET CONDUCT

At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, except as may be required by applicable Law, or as expressly contemplated or expressly permitted elsewhere in this Agreement or in Part B of the Target Disclosure Letter, or as expressly agreed to in writing by Zoetis (Zoetis acting reasonably at all times and such agreement not to be unreasonably withheld, conditioned or delayed), Target undertakes to and covenants with Zoetis that it:

1. shall, and shall procure that its Subsidiaries shall, take all actions described in Section 1 of Part B of the Disclosure Letter;

2. shall not, and shall procure that its Subsidiaries shall not, authorise or pay any dividends on or make any distribution with respect to the outstanding shares in its capital (whether in cash, assets, shares or other securities of any member of the Target Group);

3. shall not, and shall procure that its Subsidiaries shall not, split, combine or reclassify any of its shares of capital in issue, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital;

4. shall not, and shall procure that its Subsidiaries shall not:

(a) except pursuant to any pre-existing contractual obligations owed to any Target Associate, increase the compensation (including bonus and equity opportunities), severance or termination pay, modify the benefits payable or provided to any Target Associate or former employee, independent contractor or director of or to any member of the Target Group, other than to the extent required by the terms of a Target Benefit Plan or applicable Law; provided that, in respect of short-term incentive compensation for the year ending June 30, 2017, Target will limit its cash bonus pool to US$970,000;

(b) hire any individual or terminate the employment or service of any individual (whether as an Executive Officer, employee, independent contractor or consultant), in each case, other than in the ordinary course of business consistent with past practice;

(c) enter into any employment, consulting, change of control, severance or retention agreement or arrangement with any Target Associate or former employee, independent contractor, consultant or director of or to any member of the Target Group, other than amounts required to be paid under applicable Law or an existing Target Benefit Plan;

(d) establish, adopt, enter into, amend or terminate any Target Benefit Plan or any other plan, trust, fund, policy or arrangement for the benefit of any Target Associate or former employee, independent contractor, consultant or director of or to any member of the Target Group or any of their beneficiaries, except as required to comply with applicable Law;

(e) fund any rabbi trust or similar arrangement or otherwise take any action to fund or in any other way secure the payment of compensation or benefits under any Target Benefit Plan or other plan, policy, agreement or arrangement, except as required by applicable Law or an existing Target Benefit Plan;

(f) exercise any discretion to pay or accelerate the vesting or payment of, or otherwise increase or accelerate other rights or benefits with respect to, any compensation or benefit under any Target Benefit Plan or other plan, policy, agreement or arrangement, except as required by applicable Law or an existing Target Benefit Plan; or

(g) change any actuarial assumptions used to calculate the funding obligations with respect to any Target Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by US GAAP or applicable Law or any Target Benefit Plan in effect as of the date hereof);

5. shall not, and shall not permit any of its Subsidiaries to, make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in US GAAP, applicable Law or SEC policy;

6. shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in any joint venture arrangement, or acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations (for the purpose of this paragraph 6, each such event an “Investment”), other than (i) as expressly permitted by Clause 5.2 of the Agreement, or (ii) in respect of any Investment which relates to a minority investment by any member of the Target Group, for consideration of not more than US$150,000 for each Investment (so long as it is an Investment which results in Target’s and its Subsidiaries’ ownership being less than 20% of the equity interests of the invested entity and Target cannot consolidate such entity for financial reporting or tax purposes) and limited to no more than five such Investments;

7. shall not amend the Articles of Association or any other Organisational Documents and shall not permit any of its Subsidiaries to adopt any material amendments to its Organisational Documents;

8. shall not, and shall procure that its Subsidiaries shall not, enter into any Contract (other than (a) amendments to Contracts in the ordinary course of business, (b) any standard terms and conditions or amendments thereto, or (c) Contracts in connection with Target’s planned clinical studies for ranevetmab or frunevetmab) that would be a Material Contract if such Contract had been entered into prior to the date hereof (and where agreement to effect any of the matters set out in this paragraph 8 is sought from Zoetis, Zoetis shall have 72 hours from receipt of any written request from Target to respond in writing to such request, failing which Zoetis shall be deemed to have agreed to such action);

9. shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital, voting securities or other equity interest in any member of the Target Group or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, restricted share units, warrants or options to acquire any such shares in its capital, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock units, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise un-exercisable Target Convertible Security (except as otherwise provided by the express terms of any Target Convertible Securities outstanding on the date hereof);

10. shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, other than in relation to the valid exercise of any Target Convertible Security or as otherwise may be agreed with Zoetis;

11. shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), provided that the foregoing shall not prohibit Target and its Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practices;

12. shall not, and shall not permit any of its Subsidiaries to, acquire, lease, license or otherwise obtain any of its material properties or assets, or to sell, lease, exclusively license, transfer, exchange, swap or otherwise dispose of, or subject to any Encumbrance (other than Permitted Encumbrances), any of its material properties or assets, other than:

(a) dispositions of inventory or equipment in the ordinary course of business;

(b) non-exclusive Intellectual Property licences in connection with product development, publishing or brand licensing for the benefit of Target, or exclusive Intellectual Property licences in connection with brand licences, in each case in the ordinary course of business consistent with past practices;

(c) for transactions among Target and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries in the ordinary course of business consistent with past practices; or

(d) for transactions (excluding transactions for the purchase or sale of Intellectual Property) in the ordinary course of business consistent with past practice involving less than US$250,000 individually or in the aggregate;

13. shall not, and shall procure that its Subsidiaries shall not, enter into a new line of business that is material to the Target Group;

14. shall not, and shall procure that its Subsidiaries shall not, (A) other than in the ordinary course of business consistent with past practice, enter into any Contract pursuant to which any member of the Target Group grants to any other Person any non-competition, “most-favoured nation”, exclusive marketing or other exclusive rights (other than exclusive brand licences, and non-solicitation agreements with respect to employees) of any type or scope, or that otherwise restricts or purports on its face to restrict in a material respect any member of the Target Group from engaging or competing in any material line of business in any location; or (B) enter into any Contract that, upon completion of the Acquisition, would restrict or purport on its face to restrict Zoetis or any of its Subsidiaries (including any member of the Target Group) from engaging or competing in any line of business in any location;

15. shall not, and shall procure that its Subsidiaries shall not, adopt, approve or implement any “poison pill” or similar rights plan or related agreement;

16. shall not, and shall procure that its Subsidiaries shall not, announce, implement or effect any reduction in labour force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of Target Associates, other than, to the extent permitted by Section 3.2, routine employee terminations in the ordinary course of business consistent with past practices;

17. shall not, and shall procure that its Subsidiaries shall not, engage in any merger;

18. shall not, and shall not permit any of its Subsidiaries to, compromise or settle any material claim, litigation, investigation or proceeding, in each case made or pending against any member of the Target Group or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings where any such compromise or settlement results in the actual expense to be incurred being no greater, individually or in the aggregate, than

US$150,000; and does not impose any injunctive relief or otherwise limit any action or inaction other than the payment of monetary relief as set forth in this paragraph 18 by Target and its Subsidiaries;

19. shall not, and shall not permit any of its Subsidiaries to, (i) make, change or revoke any material Tax election, change any annual Tax accounting period or method of Tax accounting unless in each case required by applicable Law, (ii) settle or compromise any corporate income tax audit or proceeding relating to a material amount of Taxes, or material claim for refund, or enter into any closing or similar agreement with any Tax Authority other than entering into the process for claiming tax credits in the ordinary course consistent with past practice, or (iii) make, change or revoke any Tax election which results in any modification of the pass through or transparency status, or lack thereof, of any entity in any jurisdiction, and where such agreement to effect any of the matters set out in this paragraph 19 is sought from Zoetis, Zoetis will have 72 hours from receipt of any written request from Target to respond in writing to such request, failing which Zoetis will be deemed to have agreed to such action;

20. shall not, and shall not permit any of its Subsidiaries to, make any new capital expenditure, or commit to do so, except as permitted, in excess of US$250,000 in aggregate;

21. shall not, and shall not permit any of its Subsidiaries to, alter any intercompany arrangements or agreements or the ownership structure among Target and its wholly-owned Subsidiaries or among Target’s wholly-owned Subsidiaries;

22. to the extent permitted by applicable Law, shall, and shall procure that its Subsidiaries shall, upon request by Zoetis reasonably in advance, provide Zoetis with reasonable access, during normal business hours and where not unduly disruptive to Target’s business, to the Target Group’s personnel, assets, properties, offices and other facilities, and books and records, and shall furnish Zoetis and Zoetis’ Representatives with such financial, operating and other information as reasonably requested by Zoetis which is not subject to legal privilege, any confidentiality or non-disclosure provisions in favour of a third party or in relation to any Target Alternative Proposal;

23. shall, and shall procure that its Subsidiaries shall, perform obligations under all Material Contracts;

24. shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalisation or other reorganization of Target or its Subsidiaries;

25. shall, and shall procure that its Subsidiaries shall, promptly notify Zoetis orally and in writing: upon an Executive Officer becoming actually aware: (i) that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Target to comply in any material respect with any material covenant or condition of this Agreement required to be complied with by it pursuant to this Agreement; and (ii) of any material Action commenced against Target or any of its Subsidiaries; it being acknowledged and agreed by each of the Parties that one or more breaches of this paragraph 25 shall not permit Zoetis to terminate this Agreement or constitute a failure of any Condition unless the cumulative effect of such matters not disclosed would have or would reasonably be expected have a material adverse effect on the Target Group; and

26. shall, provide Zoetis as soon as reasonably practicable after receipt or delivery thereof, copies of all written correspondence and any other written material exchanged between any member of the Target Group (or any of their respective Representatives) and any Governmental Body.

Nothing contained in this Agreement shall give Zoetis or Zoetis Bidco, directly or indirectly, the right to control or direct the Target Group operations prior to the Effective Date.

Schedule 2

SEVERANCE FORMULA

Australia

a) Where a Target Employee’s employment is terminated by reason of redundancy, then the following severance entitlements shall apply as set out in the Fair Work Act 2009 (Cth) Section 119 (2).

Redundancy pay period
	Employee’s period of continuous service with the employer on termination	Redundancy pay period

1	At least 1 year but less than 2 years	4 weeks

2	At least 2 years but less than 3 years	6 weeks

3	At least 3 years but less than 4 years	7 weeks

4	At least 4 years but less than 5 years	8 weeks

5	At least 5 years but less than 6 years	10 weeks

6	At least 6 years but less than 7 years	11 weeks

7	At least 7 years but less than 8 years	13 weeks

8	At least 8 years but less than 9 years	14 weeks

9	At least 9 years but less than 10 years	16 weeks

10	At least 10 years	12 weeks

Severance pay is payable on the Target Employee’s base salary

b) Long Service leave in accordance with the Victorian (Australia) Long Service Leave Act (Vic) 1992

c) All accrued annual leave will be payable at the then current base salary rate.

d) Notice period and other benefits in accordance with Target Employee employment contract.

Ireland

a) Where a Target Employee’s employment is terminated by reason of redundancy, then the following severance entitlements shall apply in accordance with the Irish Redundancy Payments Act 1967.

An employee with 104 weeks (two years) continuous service will be eligible for two weeks’ base pay for each year of service (with a weeks’ pay being capped at EUR€600.00 gross).

b) All accrued Annual Leave will be payable at the then current base rate.

c) Notice period and other benefits in accordance with Target Employee’s employment contract.

United States

Where a Target Employee’s employment is involuntary termination then the following entitlements shall apply.

a) Notice period and other benefits in accordance with Target Employee’s employment contract.

b) All accrued Paid Time Off will be payable at the then current base salary rate.

Outplacement Program

Prior to the Effective Date the Target Group provides an Outplacement Program to terminated Target Employees as part of the severance benefit.

Schedule 3

RULE 2.5 ANNOUNCEMENT

Zoetis Inc.

By:
Name:	Juan Ramón Alaix
Title:	Chief Executive Officer

[Transaction Agreement - Signature Page]

On behalf of Zoetis Belgium S.A.

By:	/s/ Roman Trawicki
Name:	Roman Trawicki
Title:	Director

[Transaction Agreement - Signature Page]

Signed by George Gunn
Duly authorised on behalf of
NEXVET BIOPHARMA PUBLIC
LIMITED COMPANY	/s/ George Gunn
Director

[Transaction Agreement - Signature Page]

Contacts

Media Contacts

Zoetis and Zoetis Bidco

Elinore White, +1 973 443 2835

elinore.y.white@zoetis.com

Bill Price, +1 973 443 2742

william.price@zoetis.com

or

Nexvet

Mark Heffernan, +1 415 602 5587

mark.heffernan@nexvet.com

Damian Lismore, +61 417 351 272

damian.lismore@nexvet.com

or

Investor Contacts

Zoetis and Zoetis Bidco

Steve Frank, +1 973 822 7141

steve.frank@zoetis.com

or

Nexvet

Mark Heffernan, +1 415 602 5587

mark.heffernan@nexvet.com

Damian Lismore, +61 417 351 272

damian.lismore@nexvet.com

or

Financial Adviser Contacts

Zoetis and Zoetis Bidco

Goldman Sachs

Nick Harper, +44 20 7774 1000

Jo Natauri, +1 212 902 1000

or

Nexvet

Evercore

John Honts, +1 212 857 3100

Simon Elliott, +44 20 7653 6000

or

Cowen and Company

George Milstein, +1 415 646 7394

Michael Campbell, +1 415 646 7262